Exhibit 2.1

EXECUTION VERSION

THIS PLAN SPONSOR AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF VOTES WITH RESPECT TO A CHAPTER 11 PLAN OF REORGANIZATION. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.  ACCEPTANCES OR REJECTIONS WITH RESPECT TO A CHAPTER 11 PLAN OF REORGANIZATION MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT.

PLAN SPONSOR AGREEMENT

by and among

NRG ENERGY, INC.,

EDISON MISSION ENERGY AND CERTAIN OF ITS DEBTOR SUBSIDIARIES,

OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF EDISON MISSION ENERGY AND ITS AFFILIATED DEBTORS,

THE UNDERSIGNED POJO PARTIES,

and

THE UNDERSIGNED SUPPORTING NOTEHOLDERS

dated as of October 18, 2013

NRG intends to file a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer will file with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at the time of filing at www.sec.gov. Alternatively, the company will arrange to send you the prospectus after filing if you request it by calling 609-524-4500 or emailing investor.relations@nrgenergy.com.

PLAN SPONSOR AGREEMENT

This Plan Sponsor Agreement (including all exhibits annexed hereto which are incorporated by reference herein, this “Agreement”) is made and entered into as of October 18, 2013, by and among NRG Energy, Inc. and NRG Energy Holdings Inc. (together, “NRG”), the Debtors (as defined below), the Official Committee of Unsecured Creditors of the Debtors (the “Committee”), each of the undersigned supporting noteholders (each, a “Supporting Noteholder,” and collectively, the “Supporting Noteholders”), and each of the PoJo Parties (as defined in the “PoJo Term Sheet” attached hereto as Exhibit C).  Each of NRG, the Debtors, the Committee, the Supporting Noteholders, and each of the PoJo Parties is referred to as a “Party” and collectively as the “Parties.”

WHEREAS, on December 17, 2012 (the “Petition Date”), Edison Mission Energy, a Delaware corporation (“EME”) and certain of its direct and indirect subsidiaries (collectively, the “First-Filed Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Illinois (the “Bankruptcy Court”).  On May 2, 2013, Edison Mission Finance Co., EME Homer City Generation L.P., and Homer City Property Holdings, Inc. (collectively, and together with Chestnut Ridge Energy Company and Mission Energy Westside Inc., the “Homer City Debtors” and, together with the First-Filed Debtors, the “Debtors”) filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court.  The Debtors’ bankruptcy cases (the “Chapter 11 Cases”) are jointly administered under the caption In re Edison Mission Energy, Case No. 12-49219 (JPC) (Bankr. N.D. Ill.);

WHEREAS, on January 7, 2013, the United States Trustee appointed the Committee in the Chapter 11 Cases;

WHEREAS, the Supporting Noteholders hold debt securities issued by EME under: (a) that certain Indenture, dated as of June 6, 2006 (as amended, modified, waived, or supplemented, the “2006 Indenture”), providing for the issuance of 7.50% Senior Fixed Rate Notes due 2013 and 7.75% Senior Fixed Rate Notes due 2016 and (b) that certain Indenture, dated as of May 7, 2007 (as amended, modified, waived, or supplemented, the “2007 Indenture,” and with the 2006 Indenture, the “Indentures”), providing for the issuance of 7.00% Senior Fixed Rate Notes due 2017, 7.20% Senior Fixed Rate Notes due 2019, and 7.625% Senior Fixed Rate Notes due 2027 (such notes issued under the Indentures, the “Notes,” and the holders of such Notes, the “Noteholders”), by and between EME and Wells Fargo Bank, N.A., as trustee (in such capacity, the “Indenture Trustee”);

WHEREAS, in August 2000, EME, Midwest Generation, LLC, and the PoJo Parties entered into sale-leaseback transactions with respect to the Powerton electric generating facility and units 7 and 8 of the Joliet electric generating facility, the terms of which are set forth in the PoJo Leases and the other Operative Documents;

WHEREAS, the holders of, or an investment manager or advisor with discretionary authority with respect to (the “PoJo Certificateholders”), greater than sixty-four percent (64%) of currently outstanding 8.56% Series B Pass Through Certificates issued in the original aggregate principal amount of $813,500,000 pursuant to that certain Pass Through Trust Agreement B dated as of August 17, 2000 (the “Pass Through Trust Agreement”), by and among Midwest Generation, LLC and The Bank of New York Mellon, as Successor Pass Through Trustee (the “Pass Through Trustee”) have given direction to the Pass Through Trustee to enter into this Agreement solely in its capacities as the (a) Pass Through Trustee under the Pass Through Trust Agreement and (b) Lease Indenture Trustee under those certain Indentures of Trust and Security Agreements dated as of August 17, 2000, by and among certain of the PoJo Parties;

WHEREAS, NRG seeks to acquire substantially all of the assets of EME, including its ownership interest in all of its direct and indirect subsidiaries other than the Homer City Debtors (collectively, the “Company”), subject to the terms and conditions described in this Agreement and the Asset Purchase Agreement by and between NRG and EME (together with all exhibits, schedules, and attachments thereto, the “Purchase Agreement”) attached hereto as Exhibit A;

WHEREAS, all of the Parties engaged in good faith, arm’s length negotiations regarding the material terms of a restructuring of the Debtors, upon the consummation of which NRG would acquire ownership of EME’s assets (the “Restructuring”), and the Parties now desire to make certain terms binding in accordance with and subject to the terms and conditions set forth in this Agreement, including, as it relates to the Debtors and the Committee, approval by the Bankruptcy Court;

WHEREAS, subject to such approval, the Parties intend to pursue the Restructuring through a joint chapter 11 plan of reorganization in the Chapter 11 Cases (the “Plan”), in accordance with the terms reflected in the term sheet attached hereto as Exhibit B (the “Plan Term Sheet”) and the PoJo Term Sheet and pursuant to the terms and conditions of the Purchase Agreement, which Plan shall be proposed by the Debtors and supported by each of the Parties subject to the terms and conditions of this Agreement; and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the Restructuring, the Purchase Agreement, and the Plan on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

1.             Definitions.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement, the Plan Term Sheet, or the PoJo Term Sheet, as applicable.

2

2.             Interpretation.  In this Agreement, unless the context otherwise requires:

a. words importing the singular also include the plural, and references to one gender include all genders;

b. the headings in this Agreement are inserted for convenience only and do not affect the construction of this Agreement and shall not be taken into consideration in its interpretation;

c. the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

d. the words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive;

e. all financial statement accounting terms not defined in this Agreement shall have the meanings determined by United States generally accepted accounting principles as in effect on the date of this Agreement;

f. unless otherwise expressly provided in this Agreement, any agreement (including this Agreement), instrument, statute, order, or decree defined or referred to herein means such agreement, instrument, statute, order, or decree as from time to time amended, modified, supplanted, or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, proclamations, or decrees) by succession of comparable successor statutes, proclamations, or decrees;

g. all references to currency or dollars herein refer to the United States dollars; and

h. references to any governmental entity or any governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, or judicial or administrative body, in any jurisdiction shall include any successor to such entity.

3.             Effectiveness; Entire Agreement.

a. This Agreement shall become effective and binding on all Parties other than the Debtors, the Non-Debtor Subsidiaries and the Committee as of the date this agreement is executed by each of the Parties; provided that Supporting Noteholders holding at least forty-five percent (45%) of the aggregate face amount of the Notes execute this Agreement.  This Agreement shall become effective and binding on the Debtors, the Non-Debtor Subsidiaries, and the Committee as of the date of entry of the PSA Order.

b. Without limiting the rights and remedies of any Party arising from a breach of this Agreement prior to its valid termination, except as specifically provided to the contrary herein, if this Agreement or the Purchase Agreement is validly terminated pursuant to its terms, then this Agreement shall be null and void and have no further legal effect and none of the Parties shall have any liability or obligation arising under or in connection with this Agreement.

c. This Agreement (including the Purchase Agreement, the Plan Term Sheet, and the PoJo Term Sheet annexed hereto and incorporated herein by reference) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements (oral and written) and all other prior negotiations, including, without limitation, that certain Restructuring Support Agreement, dated October 2, 2013 (the “RSA”) by and between NRG and certain Supporting Noteholders.  For the avoidance of doubt, (i) upon the execution of this Agreement, NRG and the Supporting Noteholders shall suspend performance under the RSA, and (ii) upon the entry of the PSA Order, the RSA shall immediately and automatically terminate, and no Party shall have any rights or obligations under the RSA or the Summary Term Sheet, including, without limitation, any confidentiality obligations therein.  Upon the execution of this

3

Agreement, except for the Ancillary Agreements and documents contemplated by the Plan, no Party will enter into any agreement related to the transactions contemplated by this Agreement, the Purchase Agreement, or the Plan Term Sheet, unless agreed by all the Parties.

4.             The Plan Sponsor Protections.

a. Upon the Bankruptcy Court’s entry of the PSA Order, the Debtors and the Non-Debtor Subsidiaries agree to be bound by Section 4.6 of the Purchase Agreement and the Break-Up Fee and Expense Reimbursement set forth in Section 7.2(b) of the Purchase Agreement (together, the “Plan Sponsor Protections”).  The Break-Up Fee and Expense Reimbursement shall be joint and several liabilities of the Debtors and their estates, subject to the terms and conditions of the Purchase Agreement, and each of the other Parties to this Agreement hereby agrees, consents to and supports such terms, and further acknowledges and stipulates that the Plan Sponsor Protections are in consideration of the real and substantial benefits conferred by NRG upon the bankruptcy estates of the Debtors, and in consideration of the time, expense and risk associated with serving as the plan sponsor.

b. On an after December 6, 2013, the Committee and its professionals shall cease any existing discussions or negotiations with any Persons that may be ongoing with respect to any Acquisition Proposals or any proposal reasonably likely to result in an Acquisition Proposal, and the Committee and its professionals shall not directly or indirectly (A) initiate or knowingly encourage, facilitate, or assist any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue, or otherwise participate in any discussions or negotiations regarding any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or (C) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal, other than, in each case, to request information from the person making any such Acquisition Proposal or the Debtors for the sole purpose of the Committee informing themselves about the Acquisition Proposal that has been made and the person that made it or to notify any person of the Committee’s obligations hereunder.  Nothing contained in this Agreement shall be deemed to prohibit or restrict the Committee or its members from complying with their duties (including duties of candor and other fiduciary duties) to the Bankruptcy Court and to their constituency.

5.             Covenants of NRG.  Without limiting the respective rights of NRG and EME under Sections 4.6, 7.1, and 7.2 of the Purchase Agreement, for so long as this Agreement has not been validly terminated in accordance with its terms, NRG hereby agrees and covenants to:

a. use reasonable best efforts to obtain the approval by the Bankruptcy Court of (i) the Debtors’ entry into this Agreement and (ii) the Plan Sponsor Protections as soon as reasonably practicable but in any case on or before October 25, 2013;

b. use reasonable best efforts and work in good faith to negotiate, definitively document, and consummate the Restructuring and transactions contemplated hereby, and support entry of orders of the Bankruptcy Court approving the Restructuring, including approval of this Agreement and each of the other Ancillary Agreements, as soon as reasonably practicable;

c. without limiting Parties’ rights under the Plan Term Sheet, use reasonable best efforts to inform each Party, on a current basis, regarding the negotiations and status of the Plan Documents and Ancillary Agreements, including with respect to any terms thereof that affect the rights of each such Party;

d. so long as all material terms and conditions are consistent with this Agreement, not (i) object to or otherwise commence any proceeding opposing any of the terms of this Agreement, the

4

Ancillary Agreements, or the Disclosure Statement, or (ii)  commence any proceeding or prosecute, join in, or otherwise support any action to oppose, object to, or delay entry of the PSA Order, the Disclosure Statement Order, or the solicitation, confirmation, or consummation of the Plan;

e. not take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval and consummation of transactions described in, this Agreement or the Plan;

f. through and including any valid termination of this Agreement, (1) not directly or indirectly file a chapter 11 plan or support any chapter 11 plan or sale process, or cause any affiliate to file a chapter 11 plan or support any chapter 11 plan or sale process, proposed by any entity other than the Debtors, regardless of any termination of either or both of (A) the Debtors’ exclusive period, under section 1121(b) of the Bankruptcy Code, to file a chapter 11 plan (the “Exclusive Filing Period”) and (B) the Debtors’ exclusive period, under section 1121(c) of the Bankruptcy Code, to solicit votes regarding a chapter 11 plan (the “Exclusive Solicitation Period,” together with the Exclusive Filing Period, the “Exclusive Periods”), and (2) not object to or otherwise oppose any request by the Debtors’ for an extension of the Exclusive Periods (which shall request extensions of the Exclusive Periods through and including the earlier of (x) the latest dates permitted under the Bankruptcy Code and (y) 30 days after any valid termination of this Agreement; provided that, for the avoidance of doubt, nothing herein shall restrict NRG from objecting to the Debtors’ Exclusive Periods or taking any other action it deems appropriate during such 30 days);

g. to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the transactions contemplated herein, negotiate in good faith appropriate additional or alternative provisions to address any such impediment; provided that the economic outcome for the Parties, the timing of the Closing Date and other material terms of this Agreement are preserved in any such provisions;

h. except as required by law (as determined by outside counsel to NRG) and with reasonable prior written notice to the Supporting Noteholders, not and cause its subsidiaries not to (a) use the name of the Indenture Trustee or any Supporting Noteholder in any press release without such person’s prior written consent or (b) disclose to any person other than legal and financial advisors to NRG or the Debtors the principal amount or percentage of any Notes Claims (as defined herein) or any other securities of the Company or its subsidiaries held by any Supporting Noteholder;

i. comply with all of its obligations under this Agreement and the exhibits annexed hereto (which exhibits are incorporated herein by reference) unless compliance is waived in writing by each of the other Parties; and

j. duly execute and comply with all of its obligations under the Purchase Agreement, which shall be binding upon NRG as of the date of the Purchase Agreement.

6.             Covenants of the Debtors.  Without limiting the respective rights of NRG and EME under Sections 4.6, 7.1, and 7.2 of the Purchase Agreement, for so long as this Agreement has not been validly terminated in accordance with its terms, the Debtors hereby agree and covenant to:

a. use reasonable best efforts to obtain the approval by the Bankruptcy Court of (i) the Debtors’ entry into this Agreement and (ii) the Plan Sponsor Protections as soon as reasonably practicable but in any case on or before October 25, 2013;

b. use reasonable best efforts and work in good faith to negotiate, definitively document, and consummate the Restructuring and transactions contemplated hereby, and support entry of orders

5

of the Bankruptcy Court approving the Restructuring, including approval of this Agreement and each of the other Ancillary Agreements, as soon as reasonably practicable;

c. not settle or otherwise compromise any EIX Litigation Claims against any EIX Litigation Party unless the following procedure has been completed:  the Debtors shall invite Noteholders to become restricted in order to consider such proposed settlement; the Debtors shall use reasonable best efforts to agree to a confidentiality agreement with appropriate cleansing mechanisms with counsel to the Supporting Noteholders (which cleansing mechanism shall not result in dissemination of information that might be detrimental to the value of such litigation), such restriction period to last no more than seven (7) calendar days; the Debtors shall present any such proposed settlement or compromise to restricted Noteholders holding at least twenty-five percent (25%) of the aggregate face amount of the Notes (the “Restricted Noteholder Participants”) with the advisors to the Supporting Noteholders and the Committee (including the Committee members) present in any such presentation and discussion; if Noteholders holding more than fifty percent (50%) of the aggregate face amount of the Notes vote to reject such proposed settlement or compromise, then the Debtors shall not proceed with such proposed settlement, but if no such vote against the proposed settlement occurs, then the Debtors may proceed to seek approval of such settlement by appropriate motion, and any party may oppose such motion; provided that, if such approval is sought following the commencement of a solicitation of votes on the plan, such solicitation shall be supplemented by notice of such proposed settlement, and the relevant objection and voting deadlines shall be extended by the number of days that such supplemental notice follows the start of the initial solicitation;

d. without limiting Parties’ rights under the Plan Term Sheet, use reasonable best efforts to inform each Party, on a current basis, regarding the negotiations and status of the Plan Documents and Ancillary Agreements, including with respect to any terms thereof that affect the rights of each such Party;

e. not take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval and consummation of transactions described in, this Agreement or the Ancillary Agreements;

f. support, observe, and abide by the Plan Sponsor Protections;

g. to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the transactions contemplated herein, negotiate in good faith appropriate additional or alternative provisions to address any such impediment; provided that the economic outcome for the Parties, the timing of the Closing Date and other material terms of this Agreement are preserved in any such provisions;

h. except as required by law (as determined by outside counsel to the Debtors) and with reasonable prior written notice to the Supporting Noteholders, not and cause its subsidiaries not to (a) use the name of the Indenture Trustee or any Supporting Noteholder in any press release without such person’s prior written consent or (b) disclose to any person other than legal and financial advisors to NRG or the Debtors the principal amount or percentage of any Notes Claims (as defined herein) or any other securities of the Company or its subsidiaries held by any Supporting Noteholder; provided that the Debtors shall be permitted to disclose at any time the aggregate principal amount of and aggregate percentage of the Notes Claims held by the Supporting Noteholders;

i. comply with all of its obligations under this Agreement and the exhibits annexed hereto (which exhibits are incorporated herein by reference) unless compliance is waived in writing by each of the other Parties; and

6

j. duly execute and comply with all of their obligations under the Purchase Agreement, which shall be binding upon the Debtors and the Non-Debtor Subsidiaries upon entry of the PSA Order.

7.             Covenants of the Committee.  For so long as this Agreement has not been validly terminated, the Committee hereby agrees and covenants to:

a. use reasonable best efforts to obtain the approval by the Bankruptcy Court of (i) the Debtors’ entry into this Agreement and (ii) the Plan Sponsor Protections as soon as reasonably practicable but in any case on or before October 25, 2013;

b. use reasonable best efforts and work in good faith to negotiate, definitively document, and consummate the Restructuring and transactions contemplated hereby, and support entry of orders of the Bankruptcy Court approving the Restructuring, including approval of this Agreement and each of the other Ancillary Agreements, as soon as reasonably practicable;

c. recommend in a written letter included with ballots to general unsecured creditors of the Debtors, so long as their votes have been properly solicited pursuant to sections 1125 and 1126 of the Bankruptcy Code with respect to the Plan, including receipt of a Disclosure Statement and solicitation materials that have been approved by the Bankruptcy Court, that they: (i) vote all their claims to accept the Plan following commencement of the solicitation of acceptances of the Plan in accordance with sections 1125 and 1126 of the Bankruptcy Code and (ii) not change or withdraw such vote (or cause or direct such vote to be changed or withdrawn); provided, however, that recommendation may be immediately revoked and withdrawn upon valid termination of this Agreement pursuant to the terms hereof;

d. without limiting Parties’ rights under the Plan Term Sheet, use reasonable best efforts to inform each Party, on a current basis, regarding the negotiations and status of the Plan Documents and Ancillary Agreements, including with respect to any terms thereof that affect the rights of each such Party;

e. so long as all material terms and conditions are consistent with this Agreement, not (i) object to or otherwise commence any proceeding opposing any of the terms of this Agreement, the Ancillary Agreements, or the Disclosure Statement, or (ii)  commence any proceeding or prosecute, join in, or otherwise support any action to oppose, object to, or delay entry of the PSA Order, the Disclosure Statement Order, or the solicitation, confirmation, or consummation of the Plan;

f. not take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval and consummation of transactions described in, this Agreement or the Ancillary Agreements;

g. through and including any valid termination of this Agreement, (1) not directly or indirectly file a chapter 11 plan or support any chapter 11 plan or sale process, or cause any affiliate to file a chapter 11 plan or support any chapter 11 plan or sale process, proposed by any entity other than the Debtors, regardless of any termination of either or both of the Exclusive Periods and (2) not object to or otherwise oppose any request by the Debtors’ for an extension of the Exclusive Periods (which shall request extensions of the Exclusive Periods through and including the earlier of (x) the latest dates permitted under the Bankruptcy Code and (y) 30 days after any valid termination of this Agreement; provided that, for the avoidance of doubt, nothing herein shall restrict the Committee from objecting to the Debtors’ Exclusive Periods or taking any other action it deems appropriate during such 30 days);

h. support the Plan Sponsor Protections;

i. to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the transactions contemplated herein, negotiate in good faith appropriate

7

additional or alternative provisions to address any such impediment; provided that the economic outcome for the Parties, the timing of the Closing Date and other material terms of this Agreement are preserved in any such provisions; and

j. comply with all of its obligations under this Agreement and the exhibits annexed hereto (which exhibits are incorporated herein by reference) unless compliance is waived in writing by each of the other Parties.

8.             Covenants of the Supporting Noteholders.  For so long as this Agreement has not been validly terminated, each Supporting Noteholder (solely on its own behalf and not on behalf of any other Noteholder) hereto agrees and covenants severally (but not jointly) to:

a. use reasonable best efforts to obtain the approval by the Bankruptcy Court of (i) the Debtors’ entry into this Agreement and (ii) the Plan Sponsor Protections as soon as reasonably practicable but in any case on or before October 25, 2013;

b. use reasonable best efforts and work in good faith to negotiate, definitively document, and consummate the Restructuring and transactions contemplated hereby, and support entry of orders of the Bankruptcy Court approving the Restructuring, including approval of this Agreement, the Plan, a Disclosure Statement, and the Plan Sponsor Protections, as soon as reasonably practicable;

c. satisfy their obligations under Section 6.c hereof;

d. not, directly or indirectly (i) seek, solicit, support, encourage, or vote any claims for, consent to, encourage, or participate in any discussions regarding the negotiation or formulation of any Acquisition Proposal or of any restructuring for EME or any of the Acquired Companies that is in any way inconsistent with this Agreement or the Purchase Agreement in any material respect; (ii) take any other action that would delay or obstruct the approval of the transactions contemplated by this Agreement in any material respect; or (iii) otherwise support any plan or sale process that is inconsistent with this Agreement (collectively, the “Non-Solicitation Covenant”);

e. without limiting Parties’ rights under the Plan Term Sheet, use reasonable best efforts to inform each Party, on a current basis, regarding the negotiations and status of the Plan Documents and Ancillary Agreements, including with respect to any terms thereof that affect the rights of each such Party;

f. to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the transactions contemplated herein, negotiate in good faith appropriate additional or alternative provisions to address any such impediment; provided that the economic outcome for the Parties, the timing of the Closing Date and other material terms of this Agreement are preserved in any such provisions;

g. support the Plan Sponsor Protections;

h. so long as all material terms and conditions are consistent with this Agreement, not (i) object to or otherwise commence any proceeding opposing any of the terms of this Agreement, the Ancillary Agreements, or the Disclosure Statement, or (ii)  commence any proceeding or prosecute, join in, or otherwise support any action to oppose, object to, or delay entry of the PSA Order, the Disclosure Statement Order, or the solicitation, confirmation, or consummation of the Plan;

i. not take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval and consummation of transactions described in, this Agreement or the Ancillary Agreements;

8

j. through and including any valid termination of this Agreement, (1) not directly or indirectly file a chapter 11 plan or support any chapter 11 plan or sale process, or cause any affiliate to file a chapter 11 plan or support any chapter 11 plan or sale process, proposed by any entity other than the Debtors, regardless of any termination of either or both of the Exclusive Periods and (2) not object to or otherwise oppose any request by the Debtors’ for an extension of the Exclusive Periods (which shall request extensions of the Exclusive Periods through and including the earlier of (x) the latest dates permitted under the Bankruptcy Code and (y) 30 days after any valid termination of this Agreement; provided that, for the avoidance of doubt, nothing herein shall restrict the Supporting Noteholders from objecting to the Debtors’ Exclusive Periods or taking any other action it deems appropriate or taking any other action it deems appropriate during such 30 days); and

k. comply with all of its obligations under this Agreement and the exhibits annexed hereto (which exhibits are incorporated herein by reference) unless compliance is waived in writing by each of the other Parties.

9.             Covenants of the PoJo Parties.  For so long as this Agreement has not been validly terminated, each PoJo Party hereto agrees and covenants severally (but not jointly) to:

a. use reasonable best efforts to obtain the approval by the Bankruptcy Court of (i) the Debtors’ entry into this Agreement and (ii) the Plan Sponsor Protections as soon as reasonably practicable but in any case on or before October 25, 2013;

b. use reasonable best efforts and work in good faith to negotiate, definitively document, and consummate the Restructuring and transactions contemplated hereby, and support entry of orders of the Bankruptcy Court approving the Restructuring, including approval of this Agreement, the Plan, a Disclosure Statement, and the Plan Sponsor Protections, as soon as reasonably practicable;

c. observe and abide by the Non-Solicitation Covenant;

d. without limiting Parties’ rights under the Plan Term Sheet or the PoJo Term Sheet, use reasonable best efforts to inform each Party, on a current basis, regarding the negotiations and status of the Plan Documents and Ancillary Agreements, including with respect to any terms thereof that affect the rights of each such Party;

e. to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the transactions contemplated herein, negotiate in good faith appropriate additional or alternative provisions to address any such impediment; provided that the economic outcome for the Parties, the timing of the Closing Date and other material terms of this Agreement are preserved in any such provisions;

f. support the Plan Sponsor Protections;

g. so long as all material terms and conditions are consistent with this Agreement, not (i) object to or otherwise commence any proceeding opposing any of the terms of this Agreement, the Ancillary Agreements, or the Disclosure Statement, or (ii)  commence any proceeding or prosecute, join in, or otherwise support any action to oppose, object to, or delay entry of the PSA Order, the Disclosure Statement Order, or the solicitation, confirmation, or consummation of the Plan;

h. not take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval and consummation of transactions described in, this Agreement, the Ancillary Agreements, or the Plan, so long as the terms thereof are not materially inconsistent with the PoJo Parties’ treatment under this Agreement, the Plan Term Sheet, and the PoJo Term Sheet;

9

i. through and including any valid termination of this Agreement, (1) not directly or indirectly file a chapter 11 plan or support any chapter 11 plan or sale process, or cause any affiliate to file a chapter 11 plan or support any chapter 11 plan or sale process, proposed by any entity other than the Debtors, regardless of any termination of either or both of the Exclusive Periods and (2) not object to or otherwise oppose any request by the Debtors’ for an extension of the Exclusive Periods (which shall request extensions of the Exclusive Periods through and including the earlier of (x) the latest dates permitted under the Bankruptcy Code and (y) 30 days after any valid termination of this Agreement; provided that, for the avoidance of doubt, nothing herein shall restrict the PoJo Parties from objecting to the Debtors’ Exclusive Periods or taking any other action it deems appropriate during such 30 days);

j. not sell, assign, transfer, or otherwise dispose of any of the PoJo Leases and Operative Documents to which it is a party or in which it has any legal or equitable interest, other than as may be necessary to effectuate the PoJo Lease Modifications; and

k. comply with all of its obligations under this Agreement and the exhibits annexed hereto (which exhibits are incorporated herein by reference) unless compliance is waived in writing by each of the other Parties.

10.          Preservation of Participation Rights.  For the avoidance of doubt, nothing in this Agreement shall limit any rights of any Party, subject to applicable law, the Plan, and the Plan Term Sheet, to (a) appear and participate as a party in interest in any contested matter to be adjudicated in the Bankruptcy Cases; (b) initiate, prosecute, appear, or participate as a party in interest in, the EIX Litigation or any adversary proceeding in the Bankruptcy Cases, so long as, in the case of each of (a) or (b), such appearance, initiation, prosecution or participation and the positions advocated in connection therewith are not materially inconsistent with this Agreement or the Plan Term Sheet; (c) object to any motion to approve or confirm the Plan, the Disclosure Statement or to any other plan of reorganization, sale transaction, or any motions related thereto, to the extent that the terms of any such motions, documents, or other agreements are materially inconsistent with this Agreement or the Plan Term Sheet and such inconsistencies were not approved in writing by each other Party; or (d) file a copy of this Agreement (including all exhibits hereto) or a description of the matters herein with the Bankruptcy Court.

11.          Representations and Warranties by NRG.  NRG represents and warrants to each of the other Parties that, as of the date hereof:

a. it has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement and the other Ancillary Agreements, and the execution, delivery, and performance by it of this Agreement and the Ancillary Agreements will not (i) contravene any applicable provision of any law, statute, rule or regulation, or any order writ, injunction, or decree of any court or governmental instrumentality or violate any provision of its organizational documents or (ii) conflict with, or result in a breach or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it or any of its subsidiaries is a party;

b. the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part;

c. this Agreement is the legally valid and binding obligation of NRG and is enforceable against NRG in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability; and

10

except as expressly provided in this Agreement, the execution, delivery, and performance by it of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state, or other governmental authority or regulatory body other than, solely with respect to its performance under the Ancillary Agreements, the Bankruptcy Court, the SEC, FERC, the Public Utility Commission of Texas, and in relation to the HSR Act (as applicable).

12.          Representations and Warranties by the Debtors.  Each of the Debtors represents and warrants to each of the other Parties that, as of the date of entry of the PSA Order:

a. it has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement and the other Ancillary Agreements, and the execution, delivery, and performance by it of this Agreement will not (i) contravene any applicable provision of any law, statute, rule or regulation, or any order writ, injunction, or decree of any court or governmental instrumentality or violate any provision of its organizational documents or (ii) conflict with, or result in a breach or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it or any of its subsidiaries is a party;

b. the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part;

c. this Agreement is the legally valid and binding obligation of the Debtors and is enforceable against the Debtors in accordance with its terms;

d. it has no knowledge of the occurrence of any event that, due to any fiduciary or similar duty to any other person, would prevent it from taking any action required of it under this Agreement; and

e. except as expressly provided in this Agreement, the execution, delivery, and performance by it of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state, or other governmental authority or regulatory body other than, solely with respect to its performance under the Ancillary Agreements, the Bankruptcy Court, the SEC, FERC, and in relation to the HSR Act (as applicable).

13.          Representations and Warranties by the Committee.  The Committee represents and warrants to each of the other Parties that, as of the date hereof:

a. the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part;

b. this Agreement is the legally valid and binding obligation of the Committee and is enforceable against the Committee in accordance with its terms; and

c. it has no knowledge of the occurrence of any event that, due to any fiduciary or similar duty to any other person, would prevent it from taking any action required of it under this Agreement.

14.          Representations and Warranties by the Supporting Noteholders.  Each Supporting Noteholder (solely on its own behalf and not on behalf of any other Noteholder) represents and warrants on a several (but not joint) basis to each of the other Parties, as of the date hereof that:

a. such Supporting Noteholder (A) either (1) is the sole beneficial owner of the principal amount of Notes set forth in a separate letter to NRG and the Debtors delivered by counsel to the Supporting Noteholders simultaneously with this Agreement, or (2) has sole investment or

11

voting discretion with respect to the principal amount of claims under the Notes (any such claims, the “Notes Claims”) set forth in such letter and has the power and authority to bind the beneficial owner(s) of such Notes Claims to the terms of this Agreement, and (B) has full power and authority to act on behalf of, vote, and consent to matters concerning such Notes Claims and to dispose of, exchange, assign, and transfer such Notes Claims, including the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

b. such Supporting Noteholder has made no assignment, sale, participation, grant, conveyance, pledge, or other transfer of, and has not entered into any other agreement to assign, sell, use, participate, grant, convey, pledge, or otherwise transfer, in whole or in part, any portion of its right, title, or interests in any Notes Claims that are subject to this Agreement that conflict with the representations and warranties of such Supporting Noteholder herein or would render such Supporting Noteholder otherwise unable to comply with this Agreement and perform its obligations hereunder;

c. this Agreement constitutes the legally valid and binding obligation of each such Supporting Noteholder thereto, as applicable, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

d. such Supporting Noteholder is an “accredited investor” (as defined by Rule 501 of the Securities Act of 1933, as amended); and

e. such Supporting Noteholder does not have actual knowledge of the occurrence of any event that, due to any fiduciary or similar duty to any other person, would prevent it from taking any action required of it under this Agreement.

15.          Representations and Warranties by the PoJo Parties.  Each of the PoJo Parties (solely on its own behalf and not on behalf of any other PoJo Party) represents and warrants on a several (but not joint) basis to each of the other Parties, as of the date hereof that:

a. it has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement and the other Ancillary Agreements, and the execution, delivery, and performance by it of this Agreement will not (i) contravene any applicable provision of any law, statute, rule or regulation, or any order writ, injunction, or decree of any court or governmental instrumentality or violate any provision of its organizational documents or (ii) conflict with, or result in a breach or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it or any of its subsidiaries is a party;

b. the Pass Through Trustee has received direction from the PoJo Certificateholders to enter into this Agreement;

c. this Agreement is the legally valid and binding obligation of each PoJo Party and is enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability; and

d. such PoJo Party does not have actual knowledge of the occurrence of any event that, due to any fiduciary or similar duty to any other person, would prevent it from taking any action required of it under this Agreement.

12

16.          Transfer Restrictions.

Each Supporting Noteholder and any other Party to this Agreement holding Notes agrees that, so long as this Agreement has not been validly terminated in accordance with its terms, it shall not directly or indirectly (a) grant any proxies to any person in connection with its Notes Claims, or other claims against or interests in any Debtor, to vote on the Plan or any other plan in the Bankruptcy Cases or (b) sell, loan, issue, pledge, hypothecate, assign, transfer, or otherwise dispose of or grant, issue, or sell any option, right to acquire, voting, participation, or other interest in any Notes Claims or other claims or interests (including, for the avoidance of doubt, any claims or interests on behalf of any equity interests in any of the Debtors), in whole or in part, any Notes Claim, or any option thereon or any right or interest therein (each of (a) and (b), a “Transfer”), unless (x) the transferee is a Party to this Agreement or (y) if the transferee is not a Party to this Agreement prior to the effectiveness of the Transfer, such transferee delivers to the other Parties an executed signature page for, and agrees to be bound by, this Agreement, in which event the transferee shall be deemed to be a Supporting Noteholder hereunder solely with respect to the Notes Claims purchased from a Supporting Noteholder (the “Purchased Notes Claims”) and shall be subject to all obligations and covenants of the Supporting Noteholders hereunder, and the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such Purchased Notes Claims.  Each Supporting Noteholder agrees that any Transfer or purported Transfer that does not comply with this Agreement shall be deemed void ab initio and of no effect.  For the avoidance of doubt, this Agreement shall in no way be construed to preclude any holder of Notes Claims from acquiring additional Notes or Notes Claims or any other claims against or interests in any of the Debtors; provided, that any additional Notes or Notes Claims or any other claims against or interests in any of the Debtors acquired shall, upon acquisition, automatically be deemed to be subject to all the terms of this Agreement. For the avoidance of doubt, the Parties agree that credit default swaps shall not be deemed or construed to be claims or interests in the Debtors.

Notwithstanding anything herein to the contrary (a) a Supporting Noteholder may Transfer or participate any right, title, or interest in Notes Claims to an entity that is acting in its capacity as a Qualified Marketmaker without the requirement that the Qualified Marketmaker be or become a Supporting Noteholder only if such Qualified Marketmaker has purchased such Notes Claims with a view to immediate resale of such Notes Claims to a transferee that has executed and delivered an executed signature page for this Agreement as set forth in the preceding paragraph, and (b) to the extent that a Supporting Noteholder is acting in its capacity as a Qualified Marketmaker, it may Transfer or participate any right, title, or interest in any Notes that the Qualified Marketmaker acquires from a holder of the Notes who is not a Supporting Noteholder without the requirement that the transferee be or become a Supporting Noteholder.  For avoidance of doubt, a Qualified Marketmaker may purchase, transfer, or participate any claims against or interests in the Debtors other than Notes Claims without any requirement that the transferee be or become subject to this Agreement.

For purposes of this Agreement, “Qualified Marketmaker” means an entity that (a) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against EME and its affiliates (including debt securities, the Notes, or other debt) or enter with customers into long and short positions in claims against EME and its affiliates (including debt securities, the Notes, or other debt), in its capacity as a dealer or market maker in such claims against EME and its affiliates and (b) is in fact regularly

13

in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

17.          Registration of Securities.  NRG shall file a registration statement on Form S-1 with the SEC under the Securities Act registering the offer and sale of the stock consideration and its issuance and distribution pursuant to the Plan (the “Registration Statement”) on or before November 1, 2013 and shall use reasonable best efforts and work in good faith to cause the Registration Statement to become effective on or before the Closing Date.  NRG shall prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the offer and sale of the stock consideration by NRG for a period of thirty days following the Closing Date.  The Registration Statement (and all amendments and supplements thereto and the prospectus used in connection therewith) and the offer and sale of the stock consideration shall comply in all material respects with the requirements of applicable securities laws.  The Registration Statement (and all amendments and supplements thereto and the prospectus used in connection therewith) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The other Parties and their respective counsel shall be given a reasonable opportunity to review and comment on the Registration Statement (and all amendments and supplements thereto and the prospectus used in connection therewith), and NRG shall not and shall cause its respective subsidiaries to not use the name of the Indenture Trustee, the members of the Committee, any Supporting Noteholder, or any of the PoJo Parties in the Registration Statement or any amendment or supplement thereto without such person’s prior written consent, which consent shall not be unreasonably withheld.  NRG shall provide the other Parties and their respective counsel with any comments or other communications, whether written or oral, NRG or their counsel may receive from the SEC or its staff with respect to the Registration Statement (or any amendments or supplements thereto or the prospectus used in connection therewith) or the offer and sale of the stock consideration promptly after the receipt of such comments or other communications.

18.          Survival.  The foregoing representations and warranties of the Parties shall not survive the Closing Date.  After the Closing Date, there will be no liability for breach of any covenants contained in this Agreement that were to be performed prior to the Closing Date.  Notwithstanding anything herein to the contrary, the rights and obligations of NRG and the Debtors under the Purchase Agreement shall survive any termination of this Agreement, in accordance with the terms of the Purchase Agreement.

19.          Supporting Noteholder Professional Fees.  The estate of EME shall pay the fees and expenses of the professional advisors to the Supporting Noteholders (Ropes & Gray LLP, Houlihan Lokey Capital, Inc. and regulatory counsel Schiff Hardin LLP) on a current basis, with a catch-up for all invoiced fees and expenses on the date of the entry of the PSA Order and payment of all accrued and unpaid fees and expenses on the Plan Effective Date.  This payment obligation also shall be incorporated as a term and condition of the Plan.

20.          Mutual Termination.  This Agreement shall terminate, and all obligations of the Parties hereunder shall immediately terminate and be of no further force and effect, at 11:59 p.m. prevailing Eastern Time, on the date that is two (2) Business Days from the date on which the

14

respective counsel to each other Party receive written notice from any other Party of the occurrence of any of the events listed below (a “Mutual Termination Event”), unless such Mutual Termination Event is waived by the terminating Party:

a. a material breach of this Agreement or (solely with respect to the parties to the Purchase Agreement) the Purchase Agreement by any Party that has not been cured within twenty Business Days of delivery of written notice of such breach; provided, however, that any alleged breach or default shall be deemed waived if no notice of such breach or default is delivered within fifteen calendar days of the later of its alleged occurrence or the date the terminating party becomes aware thereof;

b. upon any valid termination of the Purchase Agreement by NRG or EME; or

c. NRG, the Debtors, the Committee, the Supporting Noteholders, and the PoJo Parties mutually agree in writing to terminate this Agreement.

provided that no notice of termination from a Party under this Section 20 shall be valid or enforceable if the only Mutual Termination Event is another Party’s suspension of performance under this Agreement due to such first Party’s breach of this Agreement.

21.          Termination Right of the Debtors.  The Debtors, with the consent of the Committee, may terminate this Plan Sponsor Agreement (but not the Purchase Agreement) on or after November 6, 2013 if, prior to such date, Supporting Noteholders holding at least sixty-six and two-thirds percent (66 2/3%) of the aggregate face amount of the Notes have not executed this Agreement.

22.          Termination Rights of the Committee.  Unless waived by the Committee, this Agreement shall terminate, and all obligations of the Parties hereunder shall immediately terminate and be of no further force and effect, at 11:59 p.m. prevailing Eastern Time, on the date that is two (2) Business Days from the date on which the respective counsel to each other Party receive written notice from counsel to the Committee of the occurrence of any of the events listed below (each, a “Committee Termination Event”), unless the Committee Termination Event is waived by the Committee:

a. Subject to Section 4.b hereof, at any time prior to entry of the Confirmation Order, the Committee concludes that an Acquisition Proposal, in the Committee’s good-faith judgment, after consultation with its advisors, and taking into consideration all relevant factors, including, among other things, all of the terms, conditions, impact, and all legal, financial, regulatory, and other aspects of such Acquisition Proposal and the Purchase Agreement, the litigation, the assets, and the liabilities proposed to be purchased and assumed or excluded, the identity and financial wherewithal of the third party(ies) making the Acquisition Proposal, and breakup fee and expense reimbursement provisions, (i) is reasonably likely to be consummated in accordance with its terms and (ii) if consummated, would result in a transaction or series of transactions more favorable to the Committee’s constituency than the transactions contemplated by the Purchase Agreement (after taking into account the expected timing and risk and likelihood of consummation);

b. the Purchase Agreement has been modified, amended, or supplemented in a manner that is inconsistent with this Agreement, including any modification, amendment, or supplement which materially changes the anticipated recoveries to unsecured creditors;

c. the Bankruptcy Court has not entered the PSA Order on or before November 7, 2013;

15

d. EME has not filed a motion seeking entry of the Confirmation Order and the Disclosure Statement Order on or before November 15, 2013;

e. the Bankruptcy Court has not entered the Disclosure Statement Order on or before December 19, 2013;

f. the Bankruptcy Court has not entered the Confirmation Order on or before March 31, 2014; and

g. the Closing Date has not occurred on or before July 31, 2014.

provided that no notice of termination from counsel to the Committee under this Section 22 shall be valid or enforceable if the only Committee Termination Event is another Party’s suspension of performance under this Agreement due to the Committee’s breach of this Agreement.

23.          Termination Rights of the Supporting Noteholders.  This Agreement shall terminate, and all obligations of the Parties hereunder shall immediately terminate and be of no further force and effect, at 11:59 p.m. prevailing Eastern Time, on the date that is two (2) Business Days from the date on which the respective counsel to each other Party receive written notice from counsel to the Supporting Noteholders of the occurrence of any of the events listed below (each, a “Supporting Noteholder Termination Event”), unless the Supporting Noteholder Termination Event is waived by Supporting Noteholders representing at least 75 percent of the outstanding principal amount of Notes held by all Supporting Noteholders that have executed this Agreement (the “Required Supporting Noteholders”):

a. the Purchase Agreement has been modified, amended, or supplemented in a manner that is inconsistent with this Agreement;

b. the Bankruptcy Court has not entered the PSA Order on or before November 7, 2013;

c. EME has not filed a motion seeking entry of the Confirmation Order and the Disclosure Statement Order on or before November 15, 2013;

d. the Bankruptcy Court has not entered the Disclosure Statement Order on or before December 19, 2013;

e. the Bankruptcy Court has not entered the Confirmation Order on or before March 31, 2014;

f. the Closing Date has not occurred on or before July 31, 2014;

g. any of the Chapter 11 Cases is dismissed or converted to a case under chapter 7 of the Bankruptcy Code; or

h. the Debtors file a plan that is materially inconsistent with the Plan Term Sheet.

provided that no notice of termination from counsel to the Supporting Noteholders under this Section 23 shall be valid or enforceable if the only Supporting Noteholder Termination Event is another Party’s suspension of performance under this Agreement due to the Supporting Noteholders’ breach of this Agreement.

24.          Termination Rights of the PoJo Parties.  This Agreement shall terminate, and all obligations of the Parties hereunder shall immediately terminate and be of no further force and effect, at 11:59 p.m. prevailing Eastern Time, on the date that is two (2) Business Days from the date on which the respective counsel to each other Party receive written notice from any of the PoJo Parties of the occurrence of any of the events listed below (a “PoJo Party Termination Event”), unless such PoJo Party Termination Event is waived by the PoJo Party providing such notice:

a. the Debtors file a plan that is materially inconsistent with the PoJo Term Sheet or (solely with respect to any terms thereof that affect the rights of the PoJo Parties) the Plan Term Sheet;

b. the Closing Date has not occurred on or before July 31, 2014; or

16

c. the date by which MWG must assume or reject the PoJo Leases expires without further extension and without the PoJo Leases having been assumed or rejected.

provided that no notice of termination from a PoJo Party under this Section 24 shall be valid or enforceable if the only PoJo Party Termination Event is another Party’s suspension of performance under this Agreement due to any PoJo Party’s breach of this Agreement.

25.          Termination Cause for Resolicitation.  If this Plan Sponsor Agreement is validly terminated by the Committee or the Supporting Noteholders after approval of the Disclosure Statement, such termination shall require that votes in favor of the Plan be resolicited.

26.          Remedies Under this Agreement.  Without limiting the rights, remedies, or obligations of EME and NRG with respect to monetary damages to the extent provided in the Purchase Agreement, no Party shall be liable to any other Party for money damages of any kind for a breach of this Plan Sponsor Agreement, whether direct, special, indirect, consequential, incidental, or punitive.  Without limiting the rights, remedies, or obligations of EME and NRG with respect to monetary damages to the extent provided in the Purchase Agreement, each non-breaching Party shall be entitled to specific performance of this Plan Sponsor Agreement and injunctive or other equitable relief as the sole remedy for any breach of this Plan Sponsor Agreement, without having to establish the inadequacy of damages as a remedy or any requirement to post a bond.

27.          Counterparts.  This Agreement and any amendments, waivers, consents, or supplements hereto or in connection herewith may be executed in multiple counterparts (including by means of telecopied or electronically transmitted signature pages), all of which taken together shall constitute one and the same Agreement.

28.          No Solicitation.  Notwithstanding anything to the contrary, this Agreement is not and shall not be deemed to be (a) a solicitation of consents to the Plan or any chapter 11 plan or (b) an offer for the issuance, purchase, sale exchange, hypothecation, or other transfer of securities or a solicitation of an offer to purchase or otherwise acquire securities for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended.  The acceptance of votes from holders of claims and interests, as applicable, will not be solicited until such holders have received the Disclosure Statement and related ballot, as approved by the Bankruptcy Court.

29.          Time is of the Essence.  The Parties acknowledge and agree that time is of the essence, and that they must each use best efforts to effectuate and consummate the Restructuring as soon as reasonably practicable.

30.          Third Party Beneficiaries.  Each of the Supporting Noteholders, the PoJo Parties, and the Committee shall be intended third party beneficiaries of the Purchase Agreement, and shall have the right to enforce the terms of the Purchase Agreement and this Agreement against the parties to the Purchase Agreement.

31.          Relationship Among the Parties.  Nothing herein shall be deemed or construed to create a partnership, joint venture, or other association between or among any of the Parties.

17

Each Party agrees and understands that neither this Agreement, the Plan Documents, nor the transactions contemplated hereby or thereby, creates or otherwise gives rise to any fiduciary duty or other duty of trust or confidence.

32.          Governing Law; Consent to Jurisdiction.  THIS AGREEMENT AND EACH ANCILLARY AGREEMENT (AND ANY CLAIMS, CAUSES OF ACTION, ACTIONS, CONTROVERSIES OR DISPUTES THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE HERETO OR THERETO, TO THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, TO THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF, OR TO THE INDUCEMENT OF ANY PARTY TO ENTER HEREIN AND THEREIN, WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE AND WHETHER PREDICATED ON COMMON LAW, STATUTE OR OTHERWISE) SHALL IN ALL RESPECTS BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE (WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, AND WITHOUT THE REQUIREMENT TO ESTABLISH COMMERCIAL NEXUS IN A NEW YORK COUNTY), EXCEPT TO THE EXTENT THAT THE LAWS OF SUCH STATE ARE SUPERSEDED BY THE BANKRUPTCY CODE.  FOR SO LONG AS EME IS OR MAY BE SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT, THE PARTIES HERETO IRREVOCABLY ELECT AS THE SOLE JUDICIAL FORUM FOR THE ADJUDICATION OF ANY MATTERS ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT AND EACH ANCILLARY AGREEMENT (AND ANY CLAIMS, CAUSES OF ACTION, ACTIONS, CONTROVERSIES OR DISPUTES THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE HERETO OR THERETO, TO THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, TO THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF, OR TO THE INDUCEMENT OF ANY PARTY TO ENTER HEREIN AND THEREIN, WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE AND WHETHER PREDICATED ON COMMON LAW, STATUTE OR OTHERWISE), AND CONSENT TO THE EXCLUSIVE JURISDICTION OF, THE BANKRUPTCY COURT. ALL DISPUTES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS SHALL BE SUBMITTED TO THE BANKRUPTCY COURT (UNLESS THE ANCILLARY AGREEMENTS SPECIFY TO THE CONTRARY) AS LONG AS EME IS OR MAY BE SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT.  IN THAT CONTEXT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, UPON THE ENTRY OF THE PSA ORDER EACH OF EME AND PURCHASER BY THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY:  (1) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION SHALL BE HEARD AND DETERMINED IN THE BANKRUPTCY COURT; (2) CONSENTS THAT ANY SUCH ACTION MAY AND SHALL BE BROUGHT IN SUCH COURT AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OR JURISDICTION OF ANY SUCH ACTION IN ANY SUCH COURT OR

18

THAT SUCH ACTION WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME; (3) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION MAY BE EFFECTED BY MAILING A COPY OF SUCH PROCESS BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH SERVICE AGENT (AS DEFINED BELOW) ON BEHALF OF PURCHASER AT SERVICE AGENT’S ADDRESS PROVIDED BELOW; AND (4) AGREES THAT NOTHING IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY THE LAWS OF THE STATE OF NEW YORK.

33.          Independent Analysis.  Each Party hereby confirms that it has made its own decision to execute this Agreement based upon its own independent assessment of documents and information available to it, as it has deemed appropriate.

34.          Notices.  All notices hereunder shall be deemed given if in writing and delivered, if sent by facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice):

If to NRG, to:

NRG Energy, Inc.

211 Carnegie Center

Princeton, NJ 08540-6213

Attn.:  Brian Curci

Fax: 609.524.4501

with a copy to:

Baker Botts L.L.P.

1299 Pennsylvania Avenue, NW

Washington, DC 20004-2400

Attn.: Elaine M. Walsh

Fax:   202.585.1042

-and-

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, Texas 75201

Attn.: C. Luckey McDowell

Fax:   214.661.4571

If to the Company or any of the Debtors, to:

Kirkland & Ellis LLP

300 North LaSalle

19

Chicago, Illinois 60654

Attn:  James H.M. Sprayregen, P.C. and David R. Seligman, P.C.

Fax:  (312) 862-2200

-and-

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn:  Joshua A. Sussberg

Fax:  (212) 446-4900

If to the Committee, to

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

Bank of America Tower

New York, NY 10036-6745

Attn.:  Ira S. Dizengoff

Fax:  (212) 872-1002

-and-

Akin Gump Strauss Hauer & Feld LLP

1333 New Hampshire Avenue, N.W.

Washington, DC 20036-1564

Attn.:  James Savin

Fax:  (202) 877-4288

If to any Supporting Noteholder, the address set forth in the separate letter to each other Party delivered by counsel to the Supporting Noteholders simultaneously with this Agreement.

If to the counsel for the ad hoc committee of Noteholders, to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attn.:  Keith Wofford

Fax:  212.596.9090

-and-

Ropes & Gray LLP

800 Boylston Street

Boston, Massachusetts 02199

Attn.:  Stephen Moeller-Sally

20

Fax:  617.951.7050

If to the Nesbitt Asset Recovery Owner Lessors, to:

Nesbitt Asset Recovery Series J-1

Nesbitt Asset Recovery Series P-1

c/o U.S. Bank National Association, as Owner Trustee

U.S. Bank Corporate Trust Services

300 Delaware Avenue, 9th Floor

Mail Code: EXDE-WDAW

Attn.: Mildred Smith

Wilmington, Delaware 19801

Telephone: (302) 576-3703

Email: milly.smith@usbank.com

with a copy to:

Jenner & Block LLP

Attn.: Daniel R. Murray & Melissa M. Hinds

353 North Clark Street

Chicago, Illinois 60654

Telephone: (312) 222-9350

Fax: (312) 527-0484

Email: dmurray@jenner.com

mhinds@jenner.com

If to the Nesbitt Asset Recovery Owner Participants, to:

Nesbitt Asset Recovery Series LLC, J-1

Nesbitt Asset Recovery Series LLC, P-1

c/o U.S. Bank National Association, as Owner Trustee

U.S. Bank Corporate Trust Services

300 Delaware Avenue, 9th Floor

Mail Code: EXDE-WDAW

Attn.: Mildred Smith

Wilmington, Delaware 19801

Telephone: (302) 576-3703

Email: milly.smith@usbank.com

with a copy to:

Jenner & Block LLP

Attn.: Daniel R. Murray & Melissa M. Hinds

353 N. Clark Street

Chicago, Illinois 60654

Telephone: (312) 222-9350

21

Fax: (312) 527-0484

Email: dmurray@jenner.com

mhinds@jenner.com

If to the Citibank Owner Lessors, to:

Joliet Trust II

Powerton Trust II

c/o Wilmington Trust Company, as Owner Trustee

Rodney Square North

1100 North Market Street

Attn.: Corporate Trust Administration, Robert Hines

Wilmington, Delaware 19890-0001

Telephone: (302) 636-6197

Fax: (302) 636-4140

Email: rhines@wilmingtontrust.com

with a copy to:

Michael F. Collins

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Telephone: (302) 651-7502

Fax: (302) 498-7502

Email: MFCollins@rlf.com

If to the Citibank Owner Participants, to:

Powerton Generation II, LLC

c/o Associates Capital Investments, L.L.C.

c/o Citigroup Global Markets Inc.

Attn.: Sugam Mehta & Brian Whalen

388 Greenwich Street, 21st  Floor

New York, New York 10013

Telephone: (212) 816-1620

Fax: To be advised

Email: Sugam.mehta@citi.com

Brian.whalen@citi.com

with a copy to:

Milbank, Tweed, Hadley & McCloy LLP

Attn.: William Bice & Tyson Lomazow

1 Chase Manhattan Plaza

New York, New York 10005

22

Telephone: (212) 530-5000

Fax: (212) 530-5219

Email: wbice@milbank.com

tlomazow@milbank.com

If to Bank of New York Mellon as Successor Lease Indenture Trustee or as Successor Pass Through Trustee, to:

The Bank of New York Mellon

525 William Penn Plaza, 38th Floor

Attn.:  Bridget Schessler, Vice President

Pittsburgh, Pennsylvania  15259

with a copy to:

O’Melveny & Myers, LLP

Attn.: George Davis

7 Times Square

New York, New York 10036-6524

Telephone:  (212) 326-2062

Email:  gdavis@omm.com

Any notice given by delivery, mail or courier shall be effective when received at the address provided in this Section 34.  Any notice given by facsimile shall be effective upon oral or machine confirmation of transmission.

35.          Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision survives to the extent it is not so declared, and all of the other provisions of this Agreement remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

36.          Mutual Drafting.  This Agreement is the result of the Parties’ joint efforts, and each of them and their respective counsel have reviewed this Agreement and each provision hereof has been subject to the mutual consultation, negotiation, and agreement of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and therefore there shall be no construction against either Party based on any presumption of that Party’s involvement in the drafting thereof.

37.          Headings.  The headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit,

23

characterize, or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no headings had been used in this Agreement.

38.          Amendments.  Except as otherwise provided herein, this Agreement may not be modified, amended, or supplemented without prior written agreement signed by (a) NRG, (b) the Debtors, (c) the Committee, (d) the Required Supporting Noteholders, and (e) the PoJo Parties.

[Signature Pages Follow]

24

The undersigned Parties hereby execute this Agreement as of the date first set forth above:

THE SPONSOR:

NRG ENERGY, INC.

By:	/s/ Christopher S. Sotos
Name:	Christopher S. Sotos
Title:	SVP – Strategy and M&A

NRG ENERGY HOLDINGS INC.

By:	/s/ Christopher S. Sotos
Name:	Christopher S. Sotos
Title:	Vice President

[signature page to Plan Sponsor Agreement]

THE DEBTORS:

EDISON MISSION ENERGY

By:	/s/ Pedro Pizarro
Name:	Pedro Pizarro
Title:	President

EDISON MISSION ENERGY FUEL SERVICES, LLC
EDISON MISSION FUEL RESOURCES, INC.
EDISON MISSION FUEL TRANSPORTATION, INC.
EDISON MISSION HOLDINGS CO.
EDISON MISSION MIDWEST HOLDINGS CO.
MIDWEST GENERATION EME, LLC
MIDWEST GENERATION, LLC
MIDWEST GENERATION PROCUREMENT SERVICES, LLC

By:	/s/ Maria Rigatti
Name:	Maria Rigatti
Title:	Vice President and Chief Financial Officer

CAMINO ENERGY COMPANY
MIDWEST FINANCE CORP.
MIDWEST PEAKER HOLDINGS, INC.
SAN JOAQUIN ENERGY COMPANY
SOUTHERN SIERRA ENERGY COMPANY
WESTERN SIERRA ENERGY COMPANY

By:	/s/ Maria Rigatti
Name:	Maria Rigatti
Title:	Vice President and Chief Financial Officer

[signature page to Plan Sponsor Agreement]

THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS

By:	/s/ Ira S. Dizengoff
/s/ James R. Savin
Ira S. Dizengoff
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
Bank of America Tower
New York, NY 10036-6745

James R. Savin
Akin Gump Strauss Hauer & Feld LLP
1333 New Hampshire Avenue, N.W.
Washington, D.C. 20036

Counsel to the Official Committee of Unsecured Creditors

[signature page to Plan Sponsor Agreement]

THE SUPPORTING NOTEHOLDERS:

AVENUE INVESTMENTS L.P.

By:	/s/ Sonia Gardner
Name:	Sonia Gardner
Title:	Member

[signature page to Plan Sponsor Agreement]

BLUEMOUNTAIN CREDIT ALTERNATIVES MASTER FUND L.P.
By: BlueMountain Capital Management, LLC, its investment manager

By:	/s/ David M. O’Mara
Name:	David M. O’Mara
Title:	Assistant General Counsel & Vice President

BLUEMOUNTAIN DISTRESSED MASTER FUND L.P.
By: BlueMountain Capital Management, LLC, its investment manager

By:	/s/ David M. O’Mara
Name:	David M. O’Mara
Title:	Assistant General Counsel & Vice President

BLUEMOUNTAIN TIMBERLINE, LTD.
By: BlueMountain Capital Management, LLC, its investment manager

By:	/s/ David M. O’Mara
Name:	David M. O’Mara
Title:	Assistant General Counsel & Vice President

BLUEMOUNTAIN STRATEGIC CREDIT MASTER FUND L.P.
By: BlueMountain Capital Management, LLC, its investment manager

By:	/s/ David M. O’Mara
Name:	David M. O’Mara
Title:	Assistant General Counsel & Vice President

BLUEMOUNTAIN LONG/SHORT CREDIT MASTER FUND L.P.
By: BlueMountain Capital Management, LLC, its investment manager

By:	/s/ David M. O’Mara
Name:	David M. O’Mara
Title:	Assistant General Counsel & Vice President

[signature page to Plan Sponsor Agreement]

BLUEMOUNTAIN CREDIT OPPORTUNITIES MASTER FUND I L.P.
By: BlueMountain Capital Management, LLC, its investment manager

By:	/s/ David M. O’Mara
Name:	David M. O’Mara
Title:	Assistant General Counsel & Vice President

BLUEMOUNTAIN KICKING HORSE FUND L.P.
By: BlueMountain Capital Management, LLC, its investment manager

By:	/s/ David M. O’Mara
Name:	David M. O’Mara
Title:	Assistant General Counsel & Vice President

BLUEMOUNTAIN MONTENVERS MASTER FUND SCA SICAV-SIF
By: BlueMountain Capital Management, LLC, its investment manager

By:	/s/ David M. O’Mara
Name:	David M. O’Mara
Title:	Assistant General Counsel & Vice President

BLUEMOUNTAIN LONG/SHORT CREDIT AND DISTRESSED
REFLECTION FUND P.L.C., a sub-fund of AAI BLUEMOUNTAIN FUND P.L.C.
By: BlueMountain Capital Management, LLC, its investment manager

By:	/s/ David M. O’Mara
Name:	David M. O’Mara
Title:	Assistant General Counsel & Vice President

[signature page to Plan Sponsor Agreement]

P. SCHOENFELD ASSET MANAGEMENT LP,
an investment manager on behalf of its affiliated investment funds

By:	/s/ Dhanpai
Name:	Dhanpai
Title:	CFO

[signature page to Plan Sponsor Agreement]

STRATEGIC VALUE MASTER FUND, LTD.
By: Strategic Value Partners, LLC, its Investment Manager

By:	/s/ Lewis Schwartz
Name:	Lewis Schwartz
Title:	Chief Financial Officer

STRATEGIC VALUE SPECIAL SITUATIONS MASTER FUND II, LP
By: SVP Special Situations II, LLC, its Investment Manager

By:	/s/ Lewis Schwartz
Name:	Lewis Schwartz
Title:	Chief Financial Officer

STRATEGIC VALUE SPECIAL SITUATIONS OFFSHORE FUND II-A, LP
By: SVP Special Situations II, LLC, its Investment Manager

By:	/s/ Lewis Schwartz
Name:	Lewis Schwartz
Title:	Chief Financial Officer

[signature page to Plan Sponsor Agreement]

YORK CAPITAL MANAGEMENT GLOBAL ADVISORS, LLC,
on behalf of funds and/or accounts managed or advised by it or its affiliates

By:	/s/ John J. Fosina
Name:	John J. Fosina
Title:	Chief Financial Officer

[signature page to Plan Sponsor Agreement]

THE POJO PARTIES

NESBITT ASSET RECOVERY LLC

By:	/s/ Scott Jennings
Name:	Scott Jennings
Title:	President

[signature page to Plan Sponsor Agreement]

NESBITT ASSET RECOVERY SERIES J-1 (f/k/a JOLIET TRUST I)

By: U.S. Bank Trust National Association as successor trustee to Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee

By:	/s/ David A. Jason
Name:	David A. Jason
Title:	Vice President

NESBITT ASSET RECOVERY SERIES P-1 (f/k/a POWERTON TRUST I)

By: U.S. Bank Trust National Association as successor trustee to Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee

By:	/s/ David A. Jason
Name:	David A. Jason
Title:	Vice President

[signature page to Plan Sponsor Agreement]

NESBITT ASSET RECOVERY LLC, SERIES J-1 (as successor to JOLIET GENERATION I, LLC)

By: U.S. Bank Trust National Association as successor trustee to Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee

By:	/s/ David A. Jason
Name:	David A. Jason
Title:	Vice President

NESBITT ASSET RECOVERY LLC, SERIES P-1 (as successor to POWERTON GENERATION I, LLC)

By: U.S. Bank Trust National Association as successor trustee to Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee

By:	/s/ David A. Jason
Name:	David A. Jason
Title:	Vice President

[signature page to Plan Sponsor Agreement]

ASSOCIATES CAPITAL INVESTMENTS, L.L.C., as Equity Investor

By:	/s/ Brian J. Whalen
Name:	Brian J. Whalen
Title:	Vice President

[signature page to Plan Sponsor Agreement]

POWERTON TRUST II, as Owner Lessor

By: Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee

By:	/s/ Robert P. Hines
Name:	Robert P. Hines
Title:	Assistant Vice President

JOLIET TRUST II, as Owner Lessor

By: Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee

By:	/s/ Robert P. Hines
Name:	Robert P. Hines
Title:	Assistant Vice President

[signature page to Plan Sponsor Agreement]

POWERTON GENERATION II, LLC,
as Owner Participant

By:	/s/ Brian J. Whalen
Name:	Brian J. Whalen
Title:	Vice President

JOLIET GENERATION II, LLC,
as Owner Participant

By:	/s/ Brian J. Whalen
Name:	Brian J. Whalen
Title:	Vice President

[signature page to Plan Sponsor Agreement]

THE BANK OF NEW YORK MELLON, as successor Pass Through Trustee for the Pass Through Trust Agreement B, dated as of August 17, 2000, by and among Midwest Generation, LLC and The Bank of New York Mellon, as successor Pass Through Trustee

By:	/s/ Bridget Schessler
Name:	Bridget Schessler
Title:	Authorized Officer

[signature page to Plan Sponsor Agreement]

THE BANK OF NEW YORK MELLON, as successor Lease Indenture Trustee for the Indenture of Trust and Security Agreement dated as of August 17, 2000, by and among Powerton Trust I and The Bank of New York Mellon, as successor Lease Indenture Trustee

By:	/s/ Bridget Schessler
Name:	Bridget Schessler
Title:	Authorized Officer

[signature page to Plan Sponsor Agreement]

THE BANK OF NEW YORK MELLON, as successor Lease Indenture Trustee for the Indenture of Trust and Security Agreement dated as of August 17, 2000, by and among Powerton Trust II and The Bank of New York Mellon, as successor Lease Indenture Trustee

By:	/s/ Bridget Schessler
Name:	Bridget Schessler
Title:	Authorized Officer

[signature page to Plan Sponsor Agreement]

THE BANK OF NEW YORK MELLON, as successor Lease Indenture Trustee for the Indenture of Trust and Security Agreement dated as of August 17, 2000, by and among Joliet Trust I and The Bank of New York Mellon, as successor Lease Indenture Trustee

By:	/s/ Bridget Schessler
Name:	Bridget Schessler
Title:	Authorized Officer

[signature page to Plan Sponsor Agreement]

Exhibit A

Purchase Agreement

ASSET PURCHASE AGREEMENT

by and among

EDISON MISSION ENERGY

NRG ENERGY HOLDINGS INC.

and

NRG ENERGY, INC.

October 18, 2013

i

5.4	Representations and Warranties Regarding the Acquired Companies	24

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES		26
6.1	Organization and Corporate Power	26
6.2	Authorization; No Breach	26
6.3	Board and Shareholder Approvals	26
6.4	Certain Arrangements	26
6.5	Financing; Availability of Funds	27
6.6	Investment Experience; Information	27
6.7	Adequate Assurance of Future Performance	27
6.8	Status of Purchaser	27

ARTICLE 7 TERMINATION		27
7.1	Termination	27
7.2	Effect of Termination	30

ARTICLE 8 BANKRUPTCY PROCEDURES		31
8.1	Bankruptcy Actions	31
8.2	Approval	32

ARTICLE 9 ADDITIONAL AGREEMENTS		32
9.1	Survival	32
9.2	Press Release and Public Announcements	33
9.3	Confidentiality	33
9.4	Consents	34
9.5	Tax Matters	35
9.6	Employee Benefits and Employment Matters	36
9.7	Directors’ and Officers’ Indemnification	40
9.8	Expenses	40
9.9	Support Obligations	40
9.10	Litigation Support	41
9.11	Cancellation of Intercompany Accounts	42
9.12	Post-Closing Record Retention and Access	42
9.13	Insurance	42
9.14	Use of Name and Trademarks	43
9.15	Certain Arrangements	43
9.16	Parent Guarantee	43
9.17	Non-Solicitation and No-Hire	43

ARTICLE 10 MISCELLANEOUS		44
10.1	Amendment and Waiver	44
10.2	Notices	44
10.3	Assignment	46

ii

10.4	Severability	46
10.5	Mutual Drafting	46
10.6	Captions	47
10.7	Complete Agreement	47
10.8	Schedules	47
10.9	No Additional Representations; Disclaimer	47
10.10	Counterparts	48
10.11	GOVERNING LAW; CONSENT TO JURISDICTION; ARBITRATION	48
10.12	Payments Under Agreement	49
10.13	Third-Party Beneficiaries and Obligations	49
10.14	Waiver of Bulk Sales Laws	50
10.15	WAIVER OF JURY TRIAL	50
10.16	Relationship of Parties	50
10.17	Specific Performance	50
10.18	Usage	51

Exhibits

Exhibit A — Bill of Sale

Exhibit B — Assignment and Assumption Agreement

Exhibit C — Governmental Approvals

Exhibit D — PoJo Term Sheet

Exhibit E — PoJo Leases and Documents

Exhibit F — Agreed PoJo Cure Amount

Schedules

Schedule of Partially-Owned Companies

Schedule of Purchased Interests

Schedule of Wholly-Owned Companies

Schedule 1.5 — Excluded Assets

Schedule 1.6 — EME Assumed Liabilities

Schedule 4.4 - Conduct of EME and the Acquired Companies

Schedule 5.2(b) - No Breach

Schedule 5.4(a) - Good Standing

Schedule 5.4(b) - Capitalization

Schedule 5.4(d) - No Conflicts

Schedule 6.2(b) - Purchaser No Breach

Schedule 6.5 - Available Credit Facilities

Schedule 9.6(a) — Eligible Employees

Schedule 9.6(f) - Severance

Schedule 9.9 - Support Obligations

Schedule 9.14 - Edison Marks

Schedule 9.17 - Non-Solicitation and No Hire Employees

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of October 18, 2013, by and among Edison Mission Energy, a Delaware corporation (as in existence on the date hereof, as a debtor-in-possession in the Chapter 11 Cases, “EME”), NRG Energy, Inc., a Delaware corporation (“Parent”), and NRG Energy Holdings Inc., a Delaware corporation (“Purchaser” and together with Parent, the “Purchaser Parties”).  Purchaser, Parent and EME are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS, EME, directly or indirectly through one or more other Persons, owns, licenses and leases assets used in the operation of the Business;

WHEREAS, on December 17, 2012 (the “Petition Date”), EME and the Debtor Subsidiaries filed voluntary petitions for relief (the “Chapter 11 Cases”) under the Bankruptcy Code in the Bankruptcy Court;

WHEREAS, EME owns, directly or indirectly, all of the outstanding equity interests (the “Wholly-Owned Equity Interests”) of the Subsidiaries set forth on the Schedule of Wholly-Owned Companies attached hereto (the “Wholly-Owned Companies”);

WHEREAS, EME owns, directly or indirectly, the equity interests (the “Partially-Owned Equity Interests” and collectively, with the Wholly-Owned Equity Interests, the “Target Equity Interests”) of the Subsidiaries and other Persons set forth on the Schedule of Partially-Owned Companies attached hereto (the “Partially-Owned Companies” and collectively, with the Wholly-Owned Companies, the “Acquired Companies”);

WHEREAS, EME owns the Target Assets;

WHEREAS, EME intends to effect (a) the transfer of the Acquired Companies and the Target Assets to Purchaser (including, such that the assets and liabilities of the Acquired Companies shall, other than the Excluded Assets and Excluded Liabilities or as otherwise provided herein, remain assets and liabilities of the Acquired Companies from and after the Closing) and (b) the assignment and assumption of certain Assumed Liabilities by Purchaser and, where applicable, by the Acquired Companies, by (i) the transfer of the Target Equity Interests of the Acquired Companies listed on the Schedule of Purchased Interests attached hereto (such Target Equity Interests, the “Purchased Interests” and together with the Target Assets, the “Target Holdings”)) and (ii) the transfer of Target Assets to Purchaser, in each case on the terms and subject to the conditions specified herein and in accordance with a plan of reorganization under Chapter 11 of the Bankruptcy Code, containing terms substantially consistent with, and other terms not materially inconsistent with, those set forth on that certain plan term sheet attached as an exhibit to the Plan Sponsor Agreement (the “Plan Term Sheet”) (such plan of reorganization, the “Plan”);

WHEREAS, the Transaction (as defined below) is subject to the authorization of the Bankruptcy Court pursuant to, inter alia, Section 1129 of the Bankruptcy Code and is expected to be consummated on or after the date on which the Plan becomes effective (the “Plan Effective Date”);

WHEREAS, the board of directors of EME has approved this Agreement and the transactions contemplated hereby (including the Transaction (as defined below)) and by the Ancillary Agreements (as defined below) upon the terms and conditions set forth herein and therein;

WHEREAS, the board of directors of each Purchaser Party has approved this Agreement and the transactions contemplated hereby (including the Transaction) and by the Ancillary Agreements upon the terms and conditions set forth herein and therein; and

WHEREAS, the Parties, the official committee of unsecured creditors appointed in the Chapter 11 Cases (the “UCC”) and certain holders of Notes issued by EME (the “Supporting Noteholders”) have agreed to support the transactions contemplated hereby in accordance with the terms of that certain Plan Sponsor Agreement executed contemporaneously herewith and to which this Agreement is attached as an exhibit (the “Plan Sponsor Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants herein contained, and intending to be legally bound, the Parties hereto hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE OF THE TARGET HOLDINGS

1.1          Purchase and Sale of the Target Holdings.  On the terms and conditions set forth in this Agreement, the Plan and the Confirmation Order, at, and effective as of, the Closing, Purchaser shall (a) purchase from EME, and EME shall sell to Purchaser, all of its right, title and interest in and to the Purchased Interests and the Target Assets, (b) pay to EME the Stock Purchase Price and the Estimated Cash Purchase Price, (c) assume from EME, and EME shall assign to Purchaser, all of the EME Assumed Liabilities, and (d) cause each Debtor Subsidiary that is an Acquired Company to assume all of the Debtor Subsidiary Assumed Liabilities (collectively, the “Transaction”).

1.2          Purchase Price.

(a)           When used herein, (i) the “Adjusted Base Purchase Price” means the result equal to (w) the Base Purchase Price, minus (x) the Permitted Asset Disposal Purchase Price, minus (y) the Excess Loss Amount, plus (z) the Agreed Incremental Tax Attribute Value (if any), (ii) the “Base Purchase Price” means $2,635,000,000 (TWO BILLION SIX HUNDRED THIRTY FIVE MILLION DOLLARS), (iii) the “Cash Purchase Price” means the result equal to (v) the Adjusted Base Purchase Price minus the Stock Purchase Price Numerator, plus (w) the amount (if any) by which Closing Cash exceeds the Cash Target, minus (x) the amount (if any) by which the Cash Target exceeds Closing Cash, plus (y) the amount (if any) by which the Debt Target exceeds Closing Debt, minus (z) the amount (if any) by which Closing Debt exceeds the Debt Target, (iv) the “Stock Purchase Price Numerator” means $350,000,000 (THREE HUNDRED FIFTY MILLION DOLLARS), being the aggregate portion of the Adjusted Base Purchase Price to be paid in Parent Common Stock, and (v) the “Stock Purchase Price” means 12,671,977 (TWELVE MILLION SIX HUNDRED SEVENTY-ONE THOUSAND NINE HUNDRED SEVENTY SEVEN) shares of Parent Common Stock, which number of shares the Parties agree was initially determined by dividing (A) the Stock Purchase Price Numerator, by (B) $27.62, being the volume-weighted average trading price for the Parent Common Stock during the 20 trading days immediately preceding the date of this Agreement and as such number of shares of Parent Common Stock is equitably adjusted after the date hereof to reflect any split, combination, merger, recapitalization, extraordinary dividend or other transaction affecting the Parent Common Stock or the value thereof on or after the date hereof.  For the avoidance of doubt, all obligations of the Purchaser Parties in respect of the PoJo Leases and Documents hereunder are in addition to, and not in full or partial satisfaction of, payment of the Adjusted Base Purchase Price.

(b)           Not later than three (3) Business Days prior to the Closing, EME shall deliver to Purchaser its reasonable and good faith estimate of the amount of Closing Cash (the “Estimated Closing Cash”) and the amount of Closing Debt (the “Estimated Closing Debt”), together with any estimated adjustments to the Cash Target (as so adjusted, the “Estimated Cash Target”), the Debt Target (as so adjusted, the “Estimated Debt Target”) and the Adjusted Base Purchase Price (the “Estimated Adjusted Base Purchase Price”) necessitated in accordance with the definitions thereof and on the basis thereof and other facts known to happen after delivery thereof, EME’s calculation of the Estimated Cash Purchase Price, together with recent bank screen shots, recent statements or other reasonable documentation providing back-up for such Estimated Closing Cash and Estimated Closing Debt calculations.  When used herein, the “Estimated Cash Purchase Price” means the result equal to (i) the Estimated Adjusted Base Purchase Price minus the Stock Purchase Price Numerator, plus (ii) the amount (if any) by which Estimated Closing Cash exceeds the Estimated Cash Target, minus (iii) the amount (if any) by which the Estimated Cash Target exceeds Estimated Closing Cash, plus (iv) the amount (if any) by which the Estimated Debt Target exceeds Estimated Closing Debt, minus (v) the amount (if any) by which Estimated Closing Debt exceeds the Estimated Debt Target.

1.3          True-Up on Estimated Purchase Price.

(a)           On or prior to the 20th Business Day after the Closing, Purchaser shall deliver to EME a statement (the “True-Up Statement”) setting forth its good faith calculation of Closing Cash, Closing Debt, the Cash Target, the Debt Target and the Adjusted Base Purchase Price, together with reasonable back-up therefor and in each case calculated in accordance with the terms of this Agreement, and on the basis thereof, its calculation of the Cash Purchase Price.  During the twenty Business Day period immediately following delivery of the True-Up Statement (the “Review Period”), EME and its Related Persons shall be permitted to review the information utilized by Purchaser in the preparation of the True-Up Statement and otherwise shall be provided with reasonable access during normal business hours to the books, records and employees of Purchaser and its Affiliates (including Transferred Employees) for such purpose and to assist in the review of the True-Up Statement and any Notice of Disagreement, and otherwise in connection with the matters contemplated by this Section 1.3 (including any dispute relating to the True-Up Statement and/or any of the calculations set forth on any of the foregoing).

(b)           The True-Up Statement and the resulting calculation of the Cash Purchase Price therefrom and the components thereof shall become final and binding upon the Parties on the second Business Day following the Review Period unless EME provides written notice of its disagreement (a “Notice of Disagreement”) to Purchaser prior thereto.  Any Notice of Disagreement shall (x) specify the nature and amount of any disagreement so asserted, and (y) only include disagreements based on mathematical errors or based on the True-Up Statement and/or the calculations reflected and/or derived therefrom not being calculated in accordance with this Agreement.  If a timely Notice of Disagreement is received by Purchaser, then the calculation of Cash Purchase Price and the components thereof (as revised in accordance with clause (1) or (2) below) shall become final and binding upon the Parties on the earlier of (1) the date EME and Purchaser resolve in writing any and all differences they have with respect to any and all matters specified in any and all Notice of Disagreements and (2) the date any and all matters properly in dispute are finally resolved in writing by the Bankruptcy Court (with it being understood and agreed that if all such differences are not resolved on or prior to the 10th Business Day after delivery of the Notice of Disagreement (or such later date as agreed between Purchaser and EME), then either Party may petition the Bankruptcy Court for resolution of all such disputes.  When used herein, the “Final Cash Purchase Price” shall mean the Cash Purchase Price, as finally determined in accordance with this Section 1.3(b).

(c)           If the Estimated Cash Purchase Price is less than the Final Cash Purchase Price (such shortfall, the “Shortfall Amount”), Purchaser shall, within five (5) Business Days after the Final Cash Purchase Price becomes final and binding on the Parties under this Section 1.3, deliver the Shortfall Amount to EME, by wire transfer of immediately available funds to the account where the Estimated

Cash Purchase Price was sent (or such other bank account as may have been designated in writing by EME).  If the Estimated Cash Purchase Price is greater than the Final Cash Purchase Price (such excess, the “Excess Amount”), EME shall, within five (5) Business Days after the Final Cash Purchase Price becomes final and binding on the Parties under this Section 1.3, deliver the Excess Amount to Purchaser, by wire transfer of immediately available funds to an account designated in writing by Purchaser.

1.4          Target Assets.  In addition to the transfer of the Purchased Interests (and thereby EME’s direct and indirect interests in other Acquired Companies and the Acquired Companies’ interests in their respective assets (other than Excluded Assets)), without duplication of its obligations under Section 1.1 of this Agreement, on the terms and subject to the conditions specified in this Agreement, at the Closing, EME shall transfer, convey and assign to Purchaser, and Purchaser shall accept from EME, the transfer, conveyance and assignment of all EME’s right, title and interest in and to all (i) Cash of EME, (ii) other assets of EME (including Available Contracts), used in the operation of the Business, as conducted as of the date hereof, in the ordinary course of business consistent with past practice and (iii) such other of EME’s assets that are identified as, and agreed in writing by the Parties to be, “Target Assets”; provided that, in no event shall the Target Assets include the Excluded Assets.  If at any time after the Closing, EME is in possession of any Target Asset or receives any payment, refund, reimbursement, credit or set-off from any Person in respect of any Target Asset, or otherwise acquires or possesses any rights, entitlements or assets in respect of the Target Assets, such payments, refunds, reimbursements, credits or set-offs as applicable (or any savings therefrom), shall be held by EME in trust for the benefit of Purchaser and, promptly following the receipt thereof, EME shall pay over any such amounts to Purchaser without set-off or deduction of any kind and/or shall, at Purchaser’s cost, execute and deliver any instruments of transfer or assignment that are necessary to transfer and assign to Purchaser or its designee, or otherwise vest Purchaser or its designee with title to, such assets, payments, refunds, reimbursements credits or set-offs (or any savings therefrom).

1.5          Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, Purchaser is not purchasing any assets of the Homer City Debtors or any of the following assets of EME (collectively, the “Excluded Assets”):

(a)           the Intercompany Accounts;

(b)           any bank accounts of EME and the Homer City Debtors; provided that EME is nevertheless responsible for transferring EME Cash to Purchaser as required in Section 1.4;

(c)           the Rejected Contracts and each other contract or agreement rejected by EME or any Debtor Subsidiary prior to the date hereof;

(d)           the Employee Benefit Plans set forth on Schedule 1.5 (the “Excluded Employee Benefit Plans”) and any assets related to any Excluded Employee Benefit Plan;

(e)           the EIX Litigation Claims;

(f)            all rights under insurance policies and all claims, refunds, adjustments, proceeds and recoveries, and any other rights and benefits, under such policies (other than rights of the Acquired Companies with respect to the Transferred Policies (subject to the rights of EME and Subsidiaries that are not transferred to Purchaser to make claims against such Transferred Policies in accordance with the terms hereof));

(g)           all Retained Books and Records;

(h)           all Claims, refunds, adjustments, proceeds and recoveries, and any other rights of and benefits to, EME and any Acquired Company under or with respect to any Excluded Asset;

(i)            every asset of EME that would constitute a Target Asset (if owned immediately prior to the Closing) to the extent conveyed or otherwise disposed of during the period from the date hereof until the Closing Date (i) in the ordinary course of business, (ii) at the direction of the Bankruptcy Court or (iii) as otherwise permitted by the terms of this Agreement;

(j)            except to the extent otherwise transferred or conveyed to Purchaser pursuant to a Tax Attributes Agreement, if any, all Tax losses, Tax loss carry forwards, Tax credits and rights to receive Tax refunds or credits, Tax refunds and credits from net operating loss carry backs (excluding Tax refunds and credits of the Acquired Companies relating to carry backs from taxable periods, or portions of taxable periods, ending after the Closing Date), or other similar Tax assets, in all cases, with respect to any and all Taxes of EME, any Homer City Debtor or Taxes of the Acquired Companies for taxable periods or portions thereof ending on or before the Closing Date, including interest receivable with respect to any of the foregoing, and all rights to the foregoing under any Tax sharing agreements with EIX or any Non-EME Subsidiary (collectively, the “Tax Attributes”);

(k)           all claims or other rights of, or benefits to, EME and the Debtor Subsidiaries arising out of or relating in any way to the Chapter 11 Cases or any of the transactions contemplated thereby or entered into as a consequence thereof; provided, however, that the Plan shall provide that all Claims and causes of action arising under chapter 5 of the Bankruptcy Code, other than any such Claims and causes of action against any of the EIX Litigation Parties, shall be released as of the Plan Effective Date; provided further, that with the prior written consent of the Parent, which consent shall not be unreasonably withheld, the proponents of the Plan (other than Parent) may identify additional Persons in a schedule to the Plan Supplement that shall not be released of any Liability in relation to such Claims and causes of action.

(l)            any other obligations of or with respect to or associated with EIX Litigation Parties, including, receivables from EIX, shared services, Tax sharing payments and rights under insurance policies of EIX Litigation Parties;

(m)          all shares of capital stock or other equity interests issued by any of the Homer City Debtors;

(n)           all assets of the Homer City Debtors;

(o)           all claims or other rights of, or benefits to, EME arising under this Agreement and the Ancillary Agreements;

(p)           all claims or other rights of, or benefits to, EME, whether arising out of events occurring prior to, on or after the Closing Date, including any rights under or pursuant to all warranties, representations, indemnities, agreements to hold harmless and guarantees made by any Person but, in each of the foregoing cases of this clause (p), only to the extent they relate to either Excluded Liabilities or Excluded Assets;

(q)           all claims or other rights of, or benefits to, EME against or with respect to any director, officer, stockholder or other Related Person of, or any former director, officer, stockholder or other Related Person of, EME (whether or not asserted prior to the Closing Date), including any claims or other rights of, or benefits to, EME against any such Person or any third party for indemnification, contribution, subrogation or reimbursement for expenses advanced or indemnification provided to any director, officer, stockholder or other Related Person of, or any former director, officer, stockholder or other Related Person of, EME;

(r)            all contracts and agreements with EIX Litigation Parties not necessary for the operation of the Business; and

(s)            all other assets set forth on Schedule 1.5.

If at any time after the Closing, Purchaser or any Acquired Company is in possession of any Tax Attribute or Excluded Asset or receives any payment, refund, reimbursement, credit or set-off from any Person in respect of any Tax Attribute or other Excluded Asset, or otherwise acquires or possesses any rights, entitlements or assets in respect of the Tax Attributes or other Excluded Assets, such payments, refunds, reimbursements, credits or set-offs as applicable (or any savings therefrom), shall be held by Purchaser or such Acquired Company, as applicable, in trust for the benefit of EME and, promptly following the receipt thereof, Purchaser or such Acquired Company, as applicable, shall pay over any such amounts to EME without set-off or deduction of any kind and/or shall, at EME’s cost, execute and deliver any instruments of transfer or assignment that are necessary to transfer and assign to EME or its designee, or otherwise vest EME or its designee with title to, such assets, payments, refunds, reimbursements credits or set-offs (or any savings therefrom).  If, however, the rights of Purchaser or an Acquired Company to a Tax Attribute or other Excluded Asset subsequently is denied or disallowed, EME promptly will reimburse Purchaser or the Acquired Company for the monetary amount of such denial or disallowance.

1.6          Assumed Liabilities.

(a)           At, and effective as of, the Closing, and on the terms and conditions set forth in this Agreement, the Plan and the Confirmation Order, in addition to the payment of the Stock Purchase Price plus the Estimated Cash Purchase Price by Purchaser in accordance with Section 1.1 and as additional consideration for the Target Holdings, (i) Purchaser shall, and Parent shall cause Purchaser to, irrevocably assume and agree to faithfully pay, perform, discharge and fulfill, and if applicable, comply with, in each case when due or required, all of the EME Assumed Liabilities in accordance with their respective terms and (ii) Purchaser shall cause each Debtor Subsidiary that is an Acquired Company to irrevocably assume and agree to faithfully pay, perform, discharge and fulfill and, if applicable, comply with, in each case when due or required, all of such Debtor Subsidiary’s respective Debtor Subsidiary Assumed Liabilities. Without limiting the foregoing, Purchaser shall, and Parent shall cause Purchaser to, pay, perform and discharge all EME Assumed Rejection Liabilities and all Debtor Subsidiary Assumed Rejection Liabilities on the date on which such liability becomes Allowed.  Each of Parent and Purchaser, on behalf of itself and each of the Acquired Companies, waives all rights of contribution, indemnification, reimbursement, subrogation or other rights against EME and the Homer City Debtors with respect to the Assumed Liabilities.

(b)           When used herein, “EME Assumed Liabilities” means the following Liabilities of EME:

(i)            all trade and vendor accounts payable and accrued liabilities arising from or out of the operation of the Business prior to the Closing (including prior to the Petition Date);

(ii)           all Liabilities of EME under the PoJo Leases and Documents, as modified pursuant to Section 9.4(b) hereof, including any Tax indemnity agreements and guarantees associated therewith and as more fully described in the Support Obligations;

(iii)          all Cure Amounts and other Liabilities with respect to Assumed Contracts, other than the Agreed PoJo Cure Amount;

(iv)          all Liabilities arising from the rejection of the Rejected Contracts (the “EME Assumed Rejection Liabilities”); provided that the “EME Assumed Rejection Liabilities” shall not include the Excluded Rejection Liabilities;

(v)           all Liabilities agreed to be assumed by Purchaser or for which Purchaser has agreed to be, or to cause the Acquired Companies to be responsible, in accordance with this Agreement (including as provided in Article 9 hereof) and the Ancillary Agreements;

(vi)          all Liabilities with respect to the ownership or operation of the Acquired Companies and the Target Assets from and after the Closing;

(vii)         all Liabilities relating to any Legal Proceedings or Claims for which EME is liable relating to a Liability, Legal Proceeding or Claim asserted against any Acquired Company (except to the extent that such Liabilities of such Acquired Company are Excluded Liabilities or to the extent that EME is a primary obligor for such Liability or has Liability as a result of acts separate and apart from what is alleged in the Legal Proceeding or Claim against the Acquired Company);

(viii)        all Liabilities of EME or the Acquired Companies with respect to the Legal Proceedings set forth on Schedule 1.6; and

(ix)          other Liabilities set forth on Schedule 1.6.

(c)           When used herein, “Debtor Subsidiary Assumed Liabilities” means the following Liabilities:

(i)            subject to the discharge, release, and injunction provisions of the Plan, all Liabilities of the Debtor Subsidiaries that are Acquired Companies for Claims that are Allowed; provided that nothing herein shall include any Excluded Liabilities;

(ii)           all Cure Amounts and other Liabilities of the Debtor Subsidiaries that are Acquired Companies with respect to Assumed Contracts, other than the Agreed PoJo Cure Amount;

(iii)          all Liabilities of the Debtor Subsidiaries that are Acquired Companies related to the rejection of the Rejected Contracts (the “Debtor Subsidiary Assumed Rejection Liabilities”); provided that the “Assumed Rejection Liabilities” shall not include the Excluded Rejection Liabilities;

(iv)          all Liabilities of the Debtor Subsidiaries that are Acquired Companies agreed to be assumed by Purchaser or for which Purchaser has agreed to be, or to cause the Debtor Subsidiaries that are Acquired Companies or the Acquired Companies generally, to be responsible, in accordance with this Agreement (including Section 9.6 hereof) and the Ancillary Agreements; and

(v)           all Liabilities of the Debtor Subsidiaries that are Acquired Companies with respect to the ownership or operation of the Acquired Companies and the Target Assets from and after the Closing.

(d)           Without limiting the other provisions of this Agreement, it is acknowledged and agreed that, subject to the terms of any release and injunction with respect to Excluded Liabilities contained in the Plan, as approved by the Confirmation Order, each Acquired Company that is not a Debtor Subsidiary shall, from and after the Closing, pay and remain responsible for the timely discharge and payment of its Liabilities.

1.7          Excluded Liabilities.  Notwithstanding Section 1.6, neither Purchaser nor Parent nor any Acquired Company shall assume or be liable or responsible for, and EME (or, in the case of Section 1.7(i), the Homer City Debtors) shall retain and be responsible for, in accordance with the Plan, the Excluded Liabilities.  Furthermore, neither the Purchaser Parties nor any Acquired Company shall, as provided in the Plan, from and after the Closing, be liable or responsible for the Excluded Liabilities.  When used herein, the “Excluded Liabilities” means the following Liabilities of EME, the Homer City Debtors, and the Wholly-Owned Companies:

(a)           all Liabilities of EME that are not EME Assumed Liabilities;

(b)           all Liabilities under the Notes;

(c)           all Excluded Employee Liabilities or Liabilities under any Replicated Plans (other than the EME Severance Plans and other Employee Benefit Plans for which Purchaser or an Acquired Company is responsible in accordance with Section 9.6);

(d)           all Liabilities for rejection damages arising from the rejection of executory contracts or unexpired leases of EME or any Debtor Subsidiaries on or before the date of this Agreement or any rejection of such agreements after the date of this Agreement without the prior written consent of Purchaser (the “Excluded Rejection Liabilities”);

(e)           all Liabilities asserted by EIX or other intercompany Liabilities to the extent they are not between Acquired Companies, other than Liabilities under ordinary course shared services and other operating arrangements;

(f)            the Agreed PoJo Cure Amount;

(g)           other than the EME Assumed Rejection Liabilities and the Debtor Assumed Rejection Liabilities, all Liabilities arising from or related to the Excluded Assets;

(h)           the Excluded Tax Liabilities;

(i)            all Liabilities of and relating to the Homer City Debtors or the Chapter 11 Cases relating to the Homer City Debtors or relating to or arising from the 1,884 MW Homer City coal-fired generation facility and associated facilities located in Indiana County, Pennsylvania;

(j)            all Liabilities and obligations incurred by the UCC, the Supporting Noteholders, EME or any of its Subsidiaries relating to legal services, accounting services, financial advisory services, investment banking services or any other professional services to the extent performed in furtherance of the Transaction or the Chapter 11 Cases; and

(k)           other Liabilities for which EME has agreed to remain responsible in accordance with this Agreement and the Plan, including professional and administrative fees and expenses for which EME has agreed to be responsible pursuant to the Plan.

1.8          Contribution of Certain Excluded Assets and Excluded Liabilities.  At the Closing, and upon the terms and conditions set forth in this Agreement, the Plan and the Confirmation Order EME shall cause the Wholly-Owned Companies to, transfer, convey and assign to EME, all of their right, title and interest in and to all of the Excluded Assets, to EME, and EME shall accept the transfer, conveyance and assignment from the Wholly-Owned Companies to EME of the Excluded Assets (the “Excluded Assets Contribution”).  EME shall be responsible for all Taxes and other costs associated with the transactions taken pursuant to this Section 1.8.

1.9          The Closing.  Unless this Agreement shall have been terminated prior thereto pursuant to Article 7, the consummation of the Transaction will be effected (the “Closing”) and shall occur at the offices of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois 60654, at 9:00 a.m. local time on the Plan Effective Date (assuming the satisfaction or waiver by the appropriate Party of all the conditions contained in Article 3 (other than conditions which by their terms or their nature are to be performed or measured as of the Closing Date (provided such conditions are satisfied at the Closing or waived by the applicable Party))) and the Closing shall be effective as of 12:01 a.m. local time on the Closing Date.  The date on which the Closing occurs is sometimes referred to as the “Closing Date”.  Each Party will, and will cause its Affiliates to, at the Closing execute and deliver the agreements, documents, certificates and other deliveries (including the Ancillary Agreements) required hereunder to be executed and/or delivered at the Closing by such Party and/or such Affiliates of such Party or for which such execution and/or delivery is a condition to another Party’s obligations to consummate the Closing.

ARTICLE 2
CLOSING ACTIONS AND DELIVERIES

2.1          EME Deliveries.  At the Closing, EME shall, or, if applicable, shall cause one of its Subsidiaries to, deliver the following documents, consistent with the terms of this Agreement:

(a)           a bill of sale with respect to the Target Assets, duly executed by EME, in the form of Exhibit A attached hereto;

(b)           an assignment and assumption agreement with respect to the EME Assumed Liabilities, duly executed by EME, in the form of Exhibit B attached hereto;

(c)           to the extent any of the Purchased Interests are certificated, the certificates evidencing such Purchased Interests (but in the case of certificates representing Purchased Interests for Viento Funding II, Inc., only if the pledge thereon has been released), together with an assignment separate from certificate or other instrument reasonably acceptable to the Parties as may necessary to cause the assignment or transfer of the Purchased Interests;

(d)           certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent agreed by EME and Purchaser to be necessary to evidence the transfer, conveyance and assignment to Purchaser of EME’s right, title and interest in and to the Target Assets (collectively, the “Additional Conveyance Documents”);

(e)           such assignments of Contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption by Purchaser of the Assumed Liabilities (collectively, the “Additional Liabilities Assumption Documents”);

(f)            such bills of sale, assignment and assumption and other conveyance documents as may be determined by the Parties to be necessary to executed to effectuate the Excluded Assets Contribution; and

(g)           an affidavit of non-foreign status from EME that complies with Section 1445 of the Code.

2.2          Purchaser Parties’ Deliveries.  At the Closing, the Purchaser shall (and Parent shall cause Purchaser to) deliver the following items, consistent with the terms of this Agreement:

(a)           an amount equal to the Estimated Cash Purchase Price by wire transfer of immediately available funds into an account to be specified in the Confirmation Order (the “EME Account”);

(b)           the Stock Purchase Price;

(c)           an assignment and assumption agreement with regard to the Assumed Liabilities, duly executed by Purchaser, in the form of Exhibit B attached hereto;

(d)           each of the Additional Conveyance Documents and Additional Liabilities Assumption Documents; and

(e)           such bills of sale, assignment and assumption and other conveyance documents as may be determined by the Parties to be necessary to executed to effectuate the Excluded Assets Contribution.

ARTICLE 3
CONDITIONS TO CLOSING

3.1          Conditions to Parties’ Obligations.  The obligation of the Purchaser Parties, on the one hand, and EME, on the other hand, to consummate the Closing is subject to the satisfaction or, to the extent such waiver is permitted by Law, waiver by the Parties, on or prior to the Closing Date, of the following conditions as of immediately prior to the Closing:

(a)           No Violation of Order.  No Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority with jurisdiction over the transactions contemplated by this Agreement which prohibits or seeks to prohibit the consummation of the transactions contemplated by this Agreement.

(b)           Plan and Confirmation Order.  The Plan shall have become effective pursuant to the Confirmation Order, and such Confirmation Order shall not then be subject to a stay.

(c)           Governmental Approvals.

(i)            The waiting period (and any extension thereof), or any necessary approval, as applicable, related to the transactions contemplated by this Agreement under the HSR Act shall have been received, terminated or shall have expired, as applicable; and

(ii)           any required approval of FERC under Section 203 of the Federal Power Act shall have been obtained; and

(iii)          all other authorizations, consents, Orders or approvals of, or expiration of waiting periods imposed by, any Governmental Authority and set forth on Exhibit C shall have been obtained from the appropriate Governmental Authorities (such approvals set forth in subsections (i) through (iii), collectively, the “Governmental Approvals”); provided that, for the avoidance of doubt, in no event shall the Governmental Approvals include relief or other authorization, consent, Order or approval of IPCB, any other environmental regulatory agency or any other Governmental Authority for variances or waivers with respect to the coal-fired facilities owned by MWG or otherwise with respect to the Target Assets or any assets of any Acquired Companies.

(d)           Effectiveness of Form S-1.  The Form S-1 shall have become effective under the Securities Act and shall not be subject to any actual or threatened Legal Proceeding or Order that limits or suspends such effectiveness.

(e)           No Termination of Agreement.  This Agreement shall not have been terminated in accordance with Section 7.1.

Any condition specified in this Section 3.1 may be waived prior to Closing only by a written instrument signed by EME and Purchaser.

3.2          Conditions to Purchaser Parties’ Obligations.  The obligation of the Purchaser Parties to consummate the Closing is subject to the satisfaction or waiver by Purchaser of each of the following additional conditions, as of immediately prior to the Closing:

(a)           EME Performance of Covenants.  The covenants and agreements of EME to be performed as of or prior to the Closing shall have, in the aggregate, been performed in all material respects, except to the extent of changes or developments contemplated by the terms of this Agreement.

(b)           Collective Bargaining Agreements.  EME shall not have renewed or extended any Collective Bargaining Agreement other than on terms previously disclosed to Purchaser and/or its legal counsel in writing and otherwise on terms materially consistent with the existing Collective Bargaining Agreements and in no event shall the term of any such renewed or extended Collective Bargaining Agreement expire or terminate after December 31, 2014.

(c)           EME Material Adverse Effect.  Since the date of this Agreement, no EME Material Adverse Effect shall have occurred and be continuing.

(d)           Event of Loss or Taking.  Since the date of this Agreement, (i) no Walnut Creek Loss shall have occurred and be continuing and (ii) no Event of Loss shall have occurred and be continuing that, either individually or in the aggregate, after the application of any insurance proceeds and/or condemnation awards to the extent received, involves aggregate Restoration Costs and Condemnation Value as of the Closing Date in excess of twenty percent (20%) of the Stipulated Transaction Value.

(e)           EME Closing Deliveries.  EME shall have delivered those documents, agreements, instruments and all other deliverables set forth in Section 2.1 above.

(f)            Absence of Leverage Event.  Since the date of this Agreement, neither EME nor any of its Subsidiaries shall have increased the principal amount of its respective Debt, whether recourse or non-recourse, or otherwise materially restructured any of its debt obligations (collectively, a “Leverage Event”) without the express written consent of Purchaser; provided, however, that a Leverage Event may occur without the consent of Purchaser and without failure of this condition to the extent (i) such Debt is an Excluded Liability, (ii) such Debt is MWG Permitted Debt, (iii) capitalization of interest to principal in accordance with the governing documents for such Debt, or (iv) EME reasonably determines in good faith that such Leverage Event is in the best interests of or necessary for the continued ordinary course operation of EME or such Subsidiary.

(g)           Consent of the PoJo Parties.  Since the date of this Agreement, there have been no defaults or events of default under the PoJo Leases and Documents other than those waived under the PoJo Term Sheet and there has been no rejection of the PoJo Leases and Documents.

Any condition specified in this Section 3.2 may be waived prior to Closing only by a written instrument signed by Purchaser.

3.3          Conditions to EME’s Obligations.  The obligation of EME to consummate the Closing is subject to the satisfaction or waiver by EME of each of the following additional conditions as of immediately prior to the Closing:

(a)           Purchaser Parties’ Performance of Covenants.  The covenants and agreements of the Purchaser Parties to be performed as of or prior to the Closing shall have, in the aggregate, been performed in all material respects, except to the extent of changes or developments contemplated by the terms of this Agreement.

(b)           Purchaser Parties’ Closing Deliveries.  The Purchaser Parties shall have delivered those documents, agreements, instruments and all other deliverables set forth in Section 2.2 above.

(c)           Listing of Parent Common Stock.  The Parent Common Stock being issued as the Stock Purchase Price shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

Any condition specified in this Section 3.3 may be waived prior to Closing only by a written instrument signed by EME.

3.4          Waiver of Condition; Frustration of Closing Conditions.  All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing.  Neither Purchaser or Parent nor EME may rely on the failure of any condition set forth in this Article 3 to be satisfied if such failure was caused by such Party or such Party’s failure to use, as required by this Agreement, its reasonable best efforts to consummate the Transaction.

3.5          No Other Conditions.  For the avoidance of doubt, except as set forth in Sections 3.1, 3.2 and 3.3 of this Agreement, there are no other conditions precedent to Closing for any Party, including conditions precedent relating to due diligence, environmental contingencies, financing, or Legal Proceedings (including the Chevron Litigation).

ARTICLE 4
COVENANTS

4.1          General.

(a)           Subject to the terms and conditions of this Agreement, except to the extent that a different standard is specified herein (in which case such standard shall apply with respect to the covenant so specified), each of the Parties will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and by the Ancillary Agreements as promptly as practicable (including satisfaction, but not waiver, of the conditions to Closing set forth in

Article 3 and approval of the Orders and the Plan contemplated hereby).  Nothing herein shall obligate any Party to take any action to the extent such Party is prohibited from doing so by Law or Order prior to the entry of the PSA Order or the Confirmation Order (as applicable).

(b)           Without limiting the generality of the Purchaser Parties’ obligations under Section 4.1(a), the Purchaser Parties shall (i) all times after the date hereof, maintain sufficient cash on hand and available undrawn commitments under the Available Credit Facilities in order to satisfy, and for the purpose of satisfying, their obligations hereunder when required, and (ii) satisfy on a timely basis all conditions for drawing that are within its control applicable to the Purchaser Parties under the Applicable Credit Facilities.  The Purchaser Parties may not (A) replace or amend any Available Credit Facility if such replacements or amendments, individually or in the aggregate, would prevent, delay or impair the availability of the borrowings thereunder or the consummation of the Transaction when required by this Agreement or (B) terminate or materially reduce commitments under any Available Credit Facility.  Notwithstanding anything in this Section 4.1(b) or elsewhere in this Agreement to the contrary, each of the Purchaser Parties affirms that it is not a condition to the Closing or to any of its obligations under this Agreement that the Purchaser Parties obtain debt or other financing for or related to any of the transactions contemplated by this Agreement.

4.2          Access.  After the date hereof and until the earlier of the Closing and the date that this Agreement is terminated in accordance with its terms, EME shall (in its reasonable discretion) grant or cause to be granted to Purchaser and its authorized representatives reasonable access, during normal business hours and upon reasonable notice, to the personnel and facilities of EME and the other Acquired Companies solely for purposes of transition planning.  In the event that EME elects to provide such access, the Parties shall cooperate so that (a) such access does not unreasonably interfere with the normal operations of EME or any of the Acquired Companies; (b) such access occurs in such a manner as EME reasonably determines to be appropriate to protect the confidentiality of the information sought; (c) all requests for access to EME and/or any of the Acquired Companies are directed to Maria Rigatti and/or Daniel McDevitt (the “EME Designated Contacts”), or such individuals as EME may designate in writing from time to time; (d) such access and disclosure is provided in such a manner and subject to such additional agreements as EME reasonably determines to protect against significant competitive harm to EME and/or any of the Acquired Companies if the transactions contemplated by this Agreement are not consummated, to avoid the breach of any third party agreement by EME or any of the Acquired Companies or to protect against in the loss of attorney-client privilege for any information so disclosed; and (e) neither Purchaser nor its Related Persons is provided access to or receives any information if such access or disclosure is restricted pursuant to and/or prohibited by any applicable Laws or any Governmental Authority (including the HSR Act and other Antitrust Laws, FERC, or Laws regarding employee rights of privacy); provided that if EME reasonably determines that certain information to be provided is commercially sensitive, EME may require that such information be provided pursuant to a mutually acceptable and reasonable “clean team” arrangement (whereby no one who serves on the clean team has been or will be involved in any manner in decision-making competitive to the Business prior to Closing and whereby members of the clean team will be permitted to convey results to their superiors and other parties subject to reasonable constraints on the conveyance of specific marketing, selling or pricing information).  Other than the EME Designated Contacts or as expressly provided in this Section 4.2, Purchaser is not authorized to and shall not (and shall cause its Related Persons not to) contact any officer, director, employee, supplier, lessee, lessor, licensee, licensor, distributor, lender, customer or other material business relation of EME or any of the Acquired Companies regarding this Agreement or the Transaction prior to the Closing without the prior written consent of EME, such consent not to be unreasonably withheld, conditioned, or delayed, and shall not seek any variances or waivers with respect to any Acquired Company from the IPCB or any other Governmental Authority prior to the Closing.  Parent shall, and shall cause Purchaser and Purchaser’s Related Persons and its Related Persons to, abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to it, the Purchaser or their respective Related Persons pursuant to this Section 4.2.

4.3          Sales of Excluded Assets; Permitted Asset Disposals; Non-Core Assets.  As a material inducement to EME to execute and deliver this Agreement, it is expressly acknowledged and agreed that EME may, without breach of this Agreement, (a) market the Excluded Assets, the Non-Core Assets and the assets included in Permitted Asset Disposals, for sale, transfer, and conveyance, (b) provide information for third parties with respect thereto, and (c) sell, transfer and/or convey, and otherwise take acts with respect thereto that (but for this Section 4.3 and Section 4.6(e)) would be a breach of this Agreement if not consented to by Purchaser.  In the event that EME executes a definitive agreement for the sale, transfer or conveyance of any Excluded Assets, Non-Core Assets or other assets included in a Permitted Asset Disposal, or to the extent that EME or any Acquired Company is required to sell, transfer or convey any assets as a result of any Order of a Governmental Authority in connection with the Chevron Litigation, such sale, transfer and conveyance shall have the effects provided for in this Agreement, such assets shall no longer be subject to the provisions of this Agreement and any Acquired Company sold, transferred or conveyed shall no longer be an “Acquired Company” for purposes of this Agreement.  All liabilities of EME or any Acquired Company with respect to such Excluded Assets and Non-Core Assets or assets included in a Permitted Asset Disposal transferred to third party buyers and all Liabilities of any Acquired Company transferred to a third party as a result of any Order of a Governmental Authority in connection with the Chevron Litigation, whether by Law, Contract or otherwise, in connection with such transaction shall, pursuant to this Agreement, become “Excluded Liabilities.”  In furtherance of the foregoing, each Party shall cooperate and execute such amendments or waivers to this Agreement and additional filings or amendments to filings with Governmental Authorities as are reasonably requested by the other Parties with respect to such sale, transfer or conveyance.

4.4          Conduct of EME and the Acquired Companies.  Except as otherwise agreed in writing by the Parties or as required with respect to EME or the Debtor Subsidiaries by an Order of the Bankruptcy Court, without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed) and, if required, the authorization of the Bankruptcy Court (after notice and a hearing), from the date hereof until the earlier to occur of (x) the Closing or (y) the date this Agreement is terminated in accordance with its terms, EME shall not, and shall cause its Subsidiaries to not, except as required or expressly permitted pursuant to the terms hereof or as set forth on Schedule 4.4:

(a)           materially change the accounting, billing, cash management, inventory, and spare parts practices used by EME and its Subsidiaries (including with respect to the timing and frequency of collection of receivables and payment of payables) from present practices;

(b)           except as provided in Section 4.8 or to the extent that such action in the aggregate would not require payment by Purchaser or any Acquired Company after the Closing in excess of $500,000, (i) make, revoke, or change any Tax election, (ii) amend any Tax return or file a claim for a Tax refund, (iii) settle or compromise any assessment or deficiency of Taxes, (iv) initiate or conclude any Tax administrative or judicial proceeding involving Taxes or (v) change any method of Tax accounting or any Tax policy;

(c)           except (x) as necessary to substantially mirror or replicate any Employee Benefit Plan (other than any “employee benefit pension plan” as defined in Section 3(2) or ERISA) that is intended to be qualified under Section 401(a) of the Code) sponsored and maintained by EIX or any Non-EME Subsidiaries under which EME or any Acquired Company is required to cease participation effective as of January 1, 2014 (collectively, the “Replicated Plans”), (y) to the extent the same would be Excluded Liabilities, or (z) as set forth or permitted under Section 9.6, (i) increase the compensation or other benefits (including the granting of discretionary bonuses) payable or provided to directors, officers or employees other than in the ordinary course consistent with past practice or required under the terms of any Employee Benefit Plan or applicable Law; (ii) enter into, adopt, amend modify (including acceleration of vesting), or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, or other employee benefit agreement, trust plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, other than in the ordinary course consistent with past practice or required under the terms of any Employee Benefit Plan or applicable law; or (iii) enter into or amend any Collective Bargaining Agreement except as provided in Section 3.2(b);

(d)           except as permitted under Section 4.8, amend or otherwise make any changes to the Organizational Documents;

(e)           materially increase the VaR limits, notional limits or other risk limits;

(f)            waive, release, assign, settle or compromise any material Claims of EME or any of the Acquired Companies against a third party outside the ordinary course of business to the extent such Claim is a Target Asset hereunder or requires material payment by Purchaser or any Acquired Company after the Closing or materially impedes the operation of the Business after the Closing; provided, for the avoidance of doubt that nothing in this Section 4.4(f) shall limit the rights of EME or its Subsidiaries to bring, file, prosecute, waive, release, assign, settle or compromise any of the EIX Litigation Claims or any other Excluded Asset or Non-Core Asset to the extent such Non-Core Asset is sold, transferred or conveyed prior to the Closing Date in accordance with this Agreement and no such consent of Purchaser shall be required if the subject matter of the Claim is a commercially sensitive matter; or

(g)           cause any assets or Liabilities of the Homer City Debtors to be sold, transferred, assigned, conveyed or assumed by EME or any Acquired Company.

4.5          Assumed Contracts and Cure Amounts.

(a)           Not later than twenty (20) Business Days prior to the filing of the Plan Supplement, EME shall assemble and deliver to Purchaser a comprehensive list of all executory contracts, collective bargaining agreements, unexpired leases of real and personal property and other contracts which are assumable and assignable in connection with the Plan to which EME and the Debtor Subsidiaries that are Acquired Companies are party (the “Available Contracts”), together with proposed Cure Amounts (“Proposed Cure Amounts”) related thereto (the “Available Contract List”).

(b)           Contemporaneously with the delivery of the Available Contract List to Purchaser, EME shall provide notice (the “Available Contracts Notice”) to all counterparties to the Available Contracts of (i) the Proposed Cure Amounts (if any), (ii) the identity of the party to which Available Contracts may be assumed and/or assigned, as applicable, (which shall be Purchaser in the case of Available Contracts to which EME is a party and the Acquired Company party thereto in the case of the other Available Contracts), (iii) the procedures for filing objections to the Proposed Cure Amounts, and (iv) the process by which related disputes will be resolved by the Bankruptcy Court.  The Available Contracts Notice shall serve as notice of the potential assumption and/or assignment of the Available Contracts listed therein, along with the potential assignment of such Available Contracts to the assignees listed therein (where applicable), and the Proposed Cure Amounts.  The deadline for non-Debtor counterparties to all Available Contracts to object to the Proposed Cure Amounts shall be on or before the date that is ten (10) Business Days prior to the Plan Confirmation Hearing (the “Cure Amount Objection Deadline”).

(c)           Not later than ten (10) Business Days prior to the deadline for entities entitled to vote on the Plan to submit votes to accept or reject the Plan, Purchaser shall deliver to EME, and EME shall file promptly thereafter, (i) the list of Available Contracts that EME shall seek to assume and assign to Purchaser and that the Debtor Subsidiaries that are Acquired Companies shall seek to assume (the “Assumed Contracts,” and the list related thereto, the “Assumed Contracts List”), in each case as part of the Schedule of Assumed Executory Contracts and Unexpired Leases (as defined in the Plan) and (ii) the list of Available Contracts that EME and the Debtor Subsidiaries that are Acquired Companies shall seek to reject (the “Rejected Contracts,” and the list related thereto, the “Rejected Contracts List”), as part of the Schedule of Rejected Executory Contracts and Unexpired Leases (as defined in the Plan).  For the avoidance of doubt, the Assumed Contract List for the Acquired Companies shall include the Non-Rejectable Contracts and shall become incorporated into and shall be, and shall be deemed to be, included within the Schedule of Assumed Executory Contracts and Unexpired Leases (as defined in the Plan) for all purposes.  Any executory contract or unexpired lease that is not expressly listed on the Assumed Contracts List shall be deemed rejected unless and until the Purchaser Parties amend the Assumed Contracts List consistent with Section 4.5(e).

(d)           In the Plan and Confirmation Order, subject to the Bankruptcy Code, applicable Law and Bankruptcy Court approval, EME and the Debtor Subsidiaries shall seek authorization for:

(i)            EME to assume and assign to Purchaser the Assumed Contracts to which EME is party;

(ii)           the Debtor Subsidiaries that are Acquired Companies to assume the Assumed Contracts to which any Debtor Subsidiary that is an Acquired Company is party; and

(iii)          EME and the Debtor Subsidiaries that are Acquired Companies to reject the Rejected Contracts,

in each case pursuant to and in accordance with Section 365 of the Bankruptcy Code.

(e)           Purchaser shall have the right to amend the Assumed Contracts List at any time prior to the Confirmation Hearing to remove any Available Contract (other than the Non-Rejectable Contracts) from the Assumed Contracts List, and, without limiting the obligations of the Purchaser Parties hereunder and under the Plan with respect to Rejection Liabilities, any Available Contracts so removed shall be Excluded Assets for purposes of this Agreement and shall be included in the Excluded Asset Contribution and the Rejected Contracts List and the Schedule of Rejected Executory Contracts and Unexpired Leases (as defined in the Plan); provided that Purchaser may not remove any Non-Rejectable Contract from the Assumed Contracts List.  EME shall promptly amend the Schedule of Assumed Executory Contracts and Unexpired Leases (as defined in the Plan) to reflect the changes made by Purchaser to the Assumed Contracts List in accordance with this Section 4.5(e).

(f)            If any objection to the assumption or assignment of any Assumed Contracts or to any Cure Amount is timely filed, the Bankruptcy Court may hold a hearing with respect to such objection either at (i) the Confirmation Hearing, or (ii) at such other date as the Bankruptcy Court shall designate prior to the Closing Date (unless otherwise agreed by EME and Purchaser).  If any such objection relating to a Cure Amount is not resolved prior to Closing, the Purchaser Parties shall have the right to challenge such objection with the Bankruptcy Court and the Purchaser shall pay the amount as finally resolved by the Bankruptcy Court.

(g)           At or prior to the Closing, to the extent required by applicable Law, each of the Purchaser Parties shall provide adequate assurance of the future performance of each Assumed Contract.

Without limiting the generality of the foregoing, on the Plan Effective Date, as adequate assurance of future performance under the PoJo Leases and Documents, unless otherwise agreed by the Purchaser Parties and the PoJo Parties, Purchaser shall deliver to each Owner Lessor a guarantee in substantially the form of the existing guarantee executed by EME in favor of such parties and shall execute a Tax indemnity agreement substantially in the form of the Tax indemnity agreement executed by EME as part of the PoJo Leases and Documents or, in each case, in a form otherwise agreed to by the Purchaser Parties and the PoJo Parties.

(h)           Purchaser shall, and Parent shall cause Purchaser to, on or prior to the assumption and assignment by EME to Purchaser or the assumption by any Acquired Company of any Assumed Contract and in any event not later than the Closing, cure any and all defaults under such Assumed Contract that are required to be cured under the Bankruptcy Code, so that such Contracts may be assumed and assigned by EME to Purchaser or assumed by any other Acquired Company, as applicable, in accordance with the provisions of Section 365 of the Bankruptcy Code; provided that, notwithstanding anything herein to the contrary, EME shall (or shall cause MWG to) pay (and Purchaser shall have no responsibility for payment of) the Agreed PoJo Cure Amount when required in accordance with the Plan.

4.6          Solicitation.

(a)           Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until the Solicitation Period End-Date, EME and its Related Persons shall have the right, directly or indirectly, to (i) solicit, initiate, facilitate or encourage any inquiries regarding, or the making of any proposal or offer that constitutes, an Acquisition Proposal, including by way of providing access to the directors, officers, employees, agents, properties, books and records of EME and its Subsidiaries and information and (ii) continue, enter into and maintain discussions or negotiations with respect to Acquisition Proposals or other proposals that could lead to Acquisition Proposals, or otherwise cooperate with or assist or participate in, or facilitate any such discussions or negotiations.  For purposes of this Agreement, “Solicitation Period End-Date” means 11:59 p.m. (CST) on December 6, 2013.  Purchaser shall not, and shall cause each of Affiliates not to, actively interfere with or prevent the participation of any Person, including any officer or director of EME or any of its Subsidiaries or other Target Companies and any bank, investment bank or other potential provider of debt or equity financing, in the making of any Acquisition Proposal or any negotiations or discussions permitted by this Section 4.6.

(b)           EME shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its Related Persons to, promptly after the Solicitation Period End-Date, cease any existing solicitations, discussions or negotiations with any Persons that may be ongoing with respect to any Acquisition Proposals or any proposal reasonably likely to result in an Acquisition Proposal and cause any physical or virtual data room to no longer be accessible to or by any Person.  From the Solicitation Period End-Date until the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms, EME and its Subsidiaries shall not, and EME shall use its reasonable best efforts to cause its Related Persons not to, directly or indirectly, (A) initiate, solicit or knowingly encourage, facilitate or assist any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or provide any non-public information or data to any Person relating to EME or any of its Subsidiaries, or afford to any Person access to the business, properties, assets or personnel of EME or any of its Subsidiaries, (C) except as otherwise provided in Section 4.6(d), enter into any other acquisition agreement, merger agreement or similar definitive agreement, letter of intent or agreement in principle with respect thereto or any other agreement relating to an Acquisition Proposal (an “Alternative Acquisition Agreement”), or (D) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal, other than, in each case, to request information from the Person making any such Acquisition Proposal for the sole purpose of EME’s board of directors and Related Persons informing themselves about the Acquisition Proposal that has been made and the Person that made it or to notify any Person of EME’s obligations under this Section 4.6.

(c)           From and after the date of this Agreement, EME shall provide the Purchaser, as promptly as reasonably practicable, and in no event later than two (2) Business Days after receipt thereof by EME or its Related Persons, a copy of each bona fide written Acquisition Proposal.  Purchaser shall, and shall cause its Related Persons to, keep such Acquisition Proposal (and the terms thereof and identity of the proponent thereof) confidential in accordance with the Confidentiality Agreement.

(d)           Subject to the requirements of Section 4.6(b), prior to the time the Confirmation Order is entered, EME may terminate this Agreement pursuant to Section 7.1(c)(i) and enter into an Alternative Acquisition Agreement if EME receives one or more Acquisition Proposals that is a, or are, binding, written offer(s) capable of acceptance that EME, acting through its board of directors, concludes in good faith, after consultation with its independent financial advisors and outside legal counsel, individually or taken together, constitute(s) a Superior Proposal; provided that, in order to terminate this Agreement to enter into a definitive agreement with respect to such Acquisition Proposal(s) that, individually or in the aggregate, constitute a Superior Proposal:

(i)            EME, acting through its board of directors, must determine in good faith, after consultation with its independent financial advisors and outside legal counsel, that failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the board of directors of EME under applicable Law and EME shall not have breached its obligations under this Section 4.6 in any material respect;

(ii)           EME shall have provided prior written notice to Purchaser, at least five (5) Business Days in advance of such termination (such period, the “Notice Period”), advising Purchaser of the intention to terminate this Agreement pursuant to Section 7.1(c)(i) in favor of one or more of the Acquisition Proposals for which notice had been provided in accordance with Section 4.6(c);

(iii)          during the Notice Period, (i) EME shall have reviewed with Purchaser any changes to the terms and conditions of this Agreement or the Transaction proposed by Purchaser (or as to other proposals made by Purchaser) and with respect to which Purchaser has proposed to give irrevocable binding effect and (ii) not make public disclosure regarding any Acquisition Proposal(s) or seek Bankruptcy Court approval thereof; and

(iv)          the board of directors of EME shall have considered in good faith the changes to this Agreement and the Transaction offered by Purchaser (or other proposals made by Purchaser), and shall have concluded, after consultation with its independent financial advisor(s) and outside legal counsel that the Acquisition Proposal(s) constituting such Superior Proposal would continue to constitute a Superior Proposal even if such changes or other proposals in accordance with the immediately foregoing clause (iii) were to be given effect; provided that, if any material amendment or material revision is made to the Acquisition Proposal(s) that EME, acting through its board of directors, has determined to be a Superior Proposal, EME shall be required to deliver a new written notice to Purchaser with respect to each successive material amendment or material revision and to comply with the requirements of this Section 4.6 with respect to such new written notice, and the Notice Period shall recommence (except that, without limiting or amending the provisions of Section 4.6(b), the Notice Period shall be reduced from five (5) Business Days to two (2) Business Days).

(e)           Nothing contained in this Section 4.6 or otherwise in this Agreement shall be deemed to prohibit or restrict EME, its board of directors or any committee thereof or any of their respective Related Persons from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, (ii) complying with its disclosure obligations if, in the good faith judgment of the board of directors of EME, after consultation with outside legal counsel, failure to disclose would reasonably be expected to be inconsistent with its obligations under applicable Law, (iii) complying with its duties (including duties of candor and other fiduciary duties) to the Bankruptcy Court and to its stakeholders, (iv) waiving any “standstill” or “non-collusion” provision or other provision of any confidentiality agreement to which EME or any of its Subsidiaries is party to the extent that EME determines such waiver would assist in the making of an Acquisition Proposal, or (v) taking any other action otherwise prohibited or restricted by this Section 4.6 with any Person with respect to any of the Non-Core Assets, assets being sold as part of the Permitted Asset Disposals or the Excluded Assets or any assets that EME or any Subsidiary is required to sell, transfer or convey as a result of any Order of a Governmental Authority in connection with the Chevron Litigation.

4.7          HSR; Antitrust Laws; Governmental Approvals; Actions In Connection with Receipt of Certain Governmental Approvals.

(a)           Each Party hereto agrees to use reasonable best efforts to prepare and file, as promptly as reasonably practicable (and in any event within ten (10) Business Days after the date hereof; provided that if the applicable Governmental Authorities are not open on such date, the filings shall be made on the first Business Day such Governmental Authorities are open for business to accept such filings thereafter), all filings (or portion thereof that such Party is responsible for) necessary or desirable to obtain the Governmental Approvals (including filing of a Notification and Report Form pursuant to the HSR Act and making other required filings pursuant to other Antitrust Laws and the filings and applications required by FERC as described on Schedule 5.2(b) (the “FERC Filings”)) and the Purchaser Parties shall bear the cost of all such filing fees.  Each Party shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to or in connection with the HSR Act, the FERC Filings or otherwise in connection with the Governmental Approvals and shall use reasonable best efforts to take and diligently pursue such actions as may be required by Governmental Authorities as a condition to securing the Governmental Approvals as soon as reasonably practicable.  Without limiting the generality of the foregoing, each of EME and Purchaser shall hold separate or divest all such assets of EME or Purchaser, as applicable, and shall take such other actions as may be necessary to obtain the agreement or consent of any Governmental Authority to the Transactions, in each case, on such terms as may be required by such Government Entity, subject to Section 4.7(e) of this Agreement.  The Parties shall work together in good faith to cause the EMRA Approval to be granted prior to Closing, but in the event that the EMRA Approval is not obtained prior to the Closing Date, such interests requiring approval for transfer shall not be transferred at Closing but shall be transferred as soon as practicable upon receipt of the EMRA Approval.

(b)           Subject to all applicable confidentiality requirements and all applicable Laws, the Parties shall, in connection with the efforts referenced in this Section 4.7 to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Legal Proceeding initiated by a private party; (ii) keep the other Parties reasonably informed of any communication received by such Party from, or given by such Party to any applicable U.S. or foreign Governmental Authority (in each case to the extent permitted by such Governmental Authority), and of any communication received or given in connection with any Legal Proceeding by a private party, in each case regarding any of the transactions contemplated hereby and thereby; (iii) permit the other Parties a reasonable opportunity to review (except with regard to personal-identifying information) any communication before providing it to a Governmental Authority; and (iv) consult with each other in advance of any meeting or conference with, any such Governmental Authority or, in connection with any Legal Proceeding with any other Person, and to the extent permitted by such applicable Governmental Authority or other Person, give the other Parties the opportunity to have a representative attend and participate in such meetings and conferences; provided, however, that a Party hereto may request entry into a joint defense agreement as a condition to providing any such materials and that, upon receipt of that request, the Parties shall work in good faith to enter into a joint defense agreement to create and preserve attorney client privilege in a form and substance mutually acceptable to the Parties as promptly as practicable.

(c)           If any objections are asserted, concerns are raised, or any suit is instituted (including by a private party) with respect to the transactions contemplated hereby in connection with the approvals referenced in Section 4.7(a), each Party shall use reasonable best efforts to resolve such objections, concerns or challenges as such Governmental Authority or private party may have to such transactions, including to vacate, lift, reverse or overturn any Order, whether temporary, preliminary or permanent, so as to permit consummation of the transactions contemplated by this Agreement as promptly as practicable and shall otherwise use reasonable best efforts to obtain the Governmental Approvals.

(d)           Each Purchaser Party further agrees that, prior to the Closing Date, it and its Affiliates will not enter into any other contract or agreement to acquire or market or control the output of, nor acquire or market or control the output of, electric generation facilities or uncommitted generation capacity, if the proposed acquisition or the ability to market or control output of such additional electric generation facilities or uncommitted generation capacity could reasonably be expected to increase the market power attributable to such Purchaser Party and its Affiliates in a manner materially adverse to approval of the Transaction or which would otherwise prevent or materially interfere with or materially delay the consummation of the Transaction.

(e)           Notwithstanding anything to the contrary contained in this Section 4.7, neither EME nor either Purchaser Party shall be required to sell or hold separate and neither EME nor either Purchaser Party shall (without the consent of the other) sell or hold separate any of its businesses, products and assets to the extent such results in an EME Material Adverse Effect or a material adverse effect on the Parent and its Subsidiaries, taken as a whole.

(f)            In the event that this Agreement is terminated in accordance with Article 7, the Parties shall use reasonable best efforts to withdraw promptly all pending filings with respect to the Governmental Approvals.

4.8          Pre-Closing Reorganizations.  Prior to the Closing Date and upon no less than ten (10) Business Days’ notice to Purchaser regarding the same, EME, any of its Subsidiaries and any of their respective Affiliates may, and may permit any Subsidiary to, make such other organizational and structural changes and enter into such transactions with any other Subsidiary or Affiliate of EME, in each case, as may be reasonably required or desirable to consummate or expedite the transactions contemplated by this Agreement, a Tax Attributes Agreement, if any, or the Plan, or to satisfy the requirements of applicable Law, including conversion or merger of corporations to or with limited liability companies or limited partnerships, transferring assets of the Subsidiaries to newly-formed entities, making particular Tax elections, and/or incorporating new entities and making contributions in exchange for share capital thereof (the “Pre-Closing Reorganizations”); provided that EME and its Subsidiaries (i) shall use reasonable best efforts to minimize Taxes and other Liabilities to the extent payable as a result of any Pre-

Closing Reorganizations and (ii) may not implement the Pre-Closing Reorganizations without the prior written consent of Purchaser to the extent that such Pre-Closing Reorganizations will result in Taxes or other Liabilities in excess of $500,000 for which EME is not responsible.  Except as provided in Section 9.5(c), EME shall bear all Taxes and other costs related to the Pre-Closing Reorganizations.

4.9          Casualty Loss.  Except as otherwise provided in this Section 4.9, from the date of this Agreement through the Closing, all risk of loss or damage to the property of EME and the Acquired Companies shall be borne as provided in this Section 4.9.  If during the period from the date of this Agreement through the Closing, any property or asset of EME or any of the Acquired Companies suffers any damage, destruction, or unavailability or unsuitability for the intended purpose by fire, weather conditions, or other casualty (each such event, an “Event of Loss”), or are taken by a Governmental Authority by exercise of the power of eminent domain (each, a “Taking”), then the following provisions of this Section 4.9 shall apply:

(a)           If the sum of all Restoration Costs and Condemnation Value, in the aggregate, is less than or equal to ten percent (10%) of the Stipulated Transaction Value, the Event of Loss or Taking shall have no effect on the transactions contemplated hereby (e.g., there shall be no adjustment to the Base Purchase Price or delay in the Closing).

(b)           Without limiting any applicable termination rights of the Parties hereunder, upon the occurrence of any one or more Events of Loss and/or Takings involving aggregate Restoration Costs and Condemnation Value in excess of ten percent (10%) of the Stipulated Transaction Value (a “Major Loss”), EME shall, as soon as is practicable, provide written notice of such Major Loss.  Purchaser shall have, in the case of a Major Loss relating to one or more Events of Loss, the option, exercised by notice to EME, to direct EME to restore, repair or replace, or to direct EME to cause the applicable Acquired Company to restore, repair or replace, the damaged property or assets prior to Closing to a condition reasonably comparable to their prior condition or to exercise its rights under Section 4.9(c).  If Purchaser elects to have such property or assets so restored, repaired or replaced, which election shall be made by notice to EME prior to the Closing Date and as soon as practicable following receipt of notice of the Major Loss, EME will complete or cause to be completed the repair, replacement or restoration of the damaged property or assets prior to the Closing and the Closing Date shall be postponed for the amount of time reasonably necessary to complete the restoration, repair or replacement of such property or assets as reasonably agreed among Purchaser and EME (including, if necessary, the extension of the Termination Date for a period not to exceed sixty (60) days to allow for the restoration, repair or replacement of such property or assets); provided that EME shall have no responsibility to cause such repair, replacement or restoration unless the costs thereof are covered by insurance or Purchaser.  If Purchaser elects not to cause the restoration, repair or replacement of the property or assets affected by a Major Loss, or such Major Loss is the result in whole or in part of one or more Takings or is otherwise not capable of being restored, repaired or replaced, the provisions of Section 4.9(c) will apply.

(c)           In the event that Purchaser provides written notice to EME that it has elected not to request the restoration, repair or replacement of a Major Loss, or in the event that EME fails to complete the restoration, repair or replacement within the period of time agreed upon by the Parties pursuant to Section 4.9(b), or in the event that a Major Loss is the result in whole or in part of one or more Takings or is otherwise not capable of being restored, repaired or replaced, then, if the Closing occurs, the Adjusted Base Purchase Price shall be adjusted in accordance with Section 1.2 to provide Purchaser the benefit of any Excess Loss Amount.

4.10        Registration and Listing of Parent Common Stock.

(a)           As promptly as reasonably practicable (but in any event not later than the fifth (5th) Business Day) following the date of this Agreement, Parent shall prepare and file with the SEC a registration statement on Form S-1 to be filed with the SEC by Parent in connection with the offering and issuance of Parent Common Stock at the Closing and the distribution of the Parent Common Stock (including the prospectus used in connection therewith and any amendments or supplements to such registration statement and such prospectus, the “Form S-1”).  None of the information provided by Parent or its Subsidiaries (other than, for the avoidance of doubt, the portion thereof based on information supplied by EME for inclusion or incorporation by reference therein, with respect to which no representation is made by Parent or any of its Subsidiaries) for inclusion or incorporation by reference in the Form S-1 will, at the time the Form S-1 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  The Form S-1 (other than the portion thereof based on information supplied by EME for inclusion or incorporation by reference therein, with respect to which no representation is made by Parent or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder.  Parent shall use reasonable best efforts to cause the SEC to declare the Form S-1 effective under the Securities Act as promptly as reasonably practicable after such filing (and in any event not later than the Plan Effective Date) and shall take such actions as necessary (including by the filing of such amendments or supplements thereto) to keep the Form S-1 effective and compliant with the Securities Act with respect to the disposition of all Parent Common Stock covered by the Form S-1 until at least the thirtieth (30th) day after the Plan Effective Date and shall take such other actions as is necessary to ensure that the Parent Common Stock will be, when issued and for such thirty (30) day period, unrestricted and freely transferable.  Parent shall also take any action required to be taken under any applicable state securities Laws in connection with the issuance and reservation of shares of Parent Common Stock at the Closing.

(b)           No filing of, or amendment or supplement to, the Form S-1 and no responses to any oral or written request by the SEC with respect to the Form S-1, will be made by Parent, without providing EME (and its Related Persons) a reasonable opportunity to review and comment thereon (and Parent shall consider all such comments in good faith).  Parent will advise EME promptly after it receives oral or written notice of the time when the Form S-1 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Transactions for offering or sale in any jurisdiction, or any oral or written request by the SEC with respect to the Form S-1 or comments thereon or requests by the SEC for additional information, and will promptly provide EME with copies of any written communication from the SEC or any state securities commission and will use reasonable best efforts to promptly respond to any such request or comments by the SEC (subject to this Section 4.10(b)).  If at any time prior to the Effective Time any information relating to Parent or EME, or any of their respective Affiliates, officers or directors, is discovered by Purchaser, Parent or EME which should be set forth in an amendment or supplement to any of the Form S-1, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC.

(c)           Parent shall, at all times from and after the date hereof, reserve out of its authorized, but unissued, shares of capital stock a sufficient number of shares of Parent Common Stock for the issuance of the Stock Purchase Price at the Closing.  Parent shall cause all shares of Parent Common Stock when issued to be (i) duly authorized, validly issued, fully paid and non-assessable, (ii)

issued free and clear of all Liens and preemptive rights, and (iii) unrestricted and freely transferable, and shall take any actions necessary so that no rights under any rights plan or state takeover Law or similar arrangement or Law shall be triggered by the issuance or distribution of the Parent Common Stock hereunder and in accordance with the Plan.

(d)           Parent shall cause the Parent Common Stock being issued as the Stock Purchase Price to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, on the Plan Effective Date.

4.11        Retained Chapter 5 Causes of Action.

(a)           Not later than the date on which a motion seeking approval of the Disclosure Statement is filed with the Bankruptcy Court, EME shall assemble and deliver to Purchaser a comprehensive list of all Persons which EME intends to include in the Plan Supplement as provided in Section 1.5(k).

(b)           Purchaser shall notify EME no less than fifteen (15) Business Days prior to the deadline for entities entitled to vote on the Plan to submit votes to accept or reject the Plan if Purchaser does not consent to the inclusion of any Person that would otherwise be identified in the Plan Supplement as provided in Section 1.5(k).

4.12        Updates on Available Cash.  From time to time after the date hereof, after the reasonable request of the Purchaser, EME shall provide Purchaser with an update on the amount of Cash as of a recent date that is unrestricted cash or cash equivalents of EME and its Wholly-Owned Subsidiaries that is not subject to restrictions on dividend or distribution (whether under Law, Contract or otherwise).  To the extent permitted by Law, the Plan, the Confirmation Order and the terms of Contracts to which EME and its Wholly-Owned Subsidiaries, nothing herein shall limit Purchaser’s right to use, from and after the Closing, such unrestricted cash to the extent included in Closing Cash; provided that nothing herein shall be construed to require that there be a minimum amount of such unrestricted cash included in Closing Cash or to otherwise limit the Purchaser Parties’ representations, warranties, covenants or agreements hereunder.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF EME

EME hereby represents and warrants to Purchaser that, as of the date of this Agreement and except in all cases as Deemed Disclosed or as set forth in the Schedules:

5.1          Organization and Corporate Power.  EME is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  EME is qualified to do business in each jurisdiction in which the failure to so qualify would have an EME Material Adverse Effect.  Subject to any necessary authority from the Bankruptcy Court, EME has all requisite corporate power and authority necessary to own and operate its properties and to carry on its business as now conducted, and, subject to the Bankruptcy Court’s entry of the PSA Order and the Confirmation Order and the receipt of the Governmental Approvals set forth in Schedule 5.2(b), to enter into this Agreement and consummate the transactions contemplated hereby.

5.2          Authorization; No Breach.

(a)           This Agreement has been duly executed and delivered by EME and, subject to the Bankruptcy Court’s entry of the PSA Order and the Confirmation Order, constitutes a valid and binding obligation of EME, enforceable in accordance with its terms, except as limited by the application of the Remedies Exceptions.  Subject to the Bankruptcy Court’s entry of the PSA Order and the Confirmation Order, each Ancillary Agreement to which EME or any Subsidiary is a party, when executed and delivered by EME or such Subsidiary, shall have been duly executed and delivered by EME or such Subsidiary, and shall constitute a valid and binding obligation of EME or such Subsidiary, enforceable in accordance with its terms, except as limited by the application of the Remedies Exceptions.

(b)           Assuming receipt of the Governmental Approvals set forth on Schedule 5.2(b) and the Bankruptcy Court’s entry of the PSA Order and the Confirmation Order, EME’s execution, delivery and performance of this Agreement and EME’s and the other Subsidiary’s execution, delivery and performance of each Ancillary Agreement to which EME and/or any other Subsidiary is a party, and the consummation of the transactions contemplated hereby and thereby, will not, except as set forth on Schedule 5.2(b):

(i)            violate or conflict with any provision of the certificate of organization or incorporation, as applicable, or the bylaws or operating agreements (or equivalent organizational documents) (collectively, the “Organizational Documents”) of EME and/or any Subsidiary;

(ii)           violate, result in any material breach of, or constitute (with or without due notice or lapse of time or both) a default under any material power purchase agreement, material long-term fuel supply agreement, material transportation agreement, material turbine and major equipment service agreement, or project finance credit agreement to which EME and/or Subsidiary is a party;

(iii)          violate, result in any material breach of, or constitute (with or without due notice or lapse of time or both) a default under any other Contract to which EME and/or any Subsidiary is a party, other than any violation, breach or default as would not reasonably be expected to have an EME Material Adverse Effect; or

(iv)          violate any Law or Order applicable to EME and/or any Subsidiary;

except in each case as would be cured, remedied or discharged without any Liability to Purchaser or the Wholly-Owned Companies and the Partially Owned Companies that are Subsidiaries (except as contemplated by the terms of this Agreement), pursuant to the Plan, the PSA Order or the Confirmation Order, and subject to the assumption and rejection process set forth in Section 4.5 with regard to Available Contracts.

5.3          Board Approvals.  The board of directors of EME, by resolutions duly adopted at a meeting duly called and held, has approved the transactions contemplated by this Agreement and by the Ancillary Agreements, including the Transaction, and has declared the advisability of the Transaction and approved this Agreement and the Ancillary Agreements.  Subject to the Bankruptcy Court’s entry of the PSA Order and the Confirmation Order, no approval of the shareholder of EME nor any other corporate approvals are required for EME, and no other corporate proceedings on the part of EME are necessary, to authorize, execute or deliver this Agreement or the Ancillary Agreements or consummate the transactions contemplated hereby or thereby.

5.4          Representations and Warranties Regarding the Acquired Companies.

(a)           Organization; Good Standing; Qualification.  Except as set forth on Schedule 5.4(a), each of the Acquired Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation.  Each of the Acquired Companies is qualified to do business in each jurisdiction in which the failure to so qualify would have an EME Material Adverse Effect.  Subject to any necessary authority from the Bankruptcy Court, each of the Wholly-Owned Companies and the Partially-Owned Companies that are Subsidiaries, and, to the Knowledge of EME, the other Partially-Owned Companies that are not Subsidiaries of EME has all requisite corporate power and authority necessary to own and operate its properties and to carry on its business as now conducted.

(b)           Capitalization.  The Wholly-Owned Equity Interests and the Partially-Owned Equity Interests of Subsidiaries of EME have been, and to the Knowledge of EME, the other Partially-Owned Equity Interests of Persons that are not Subsidiaries of EME have been, validly issued and are fully paid and non-assessable.  All of the Wholly-Owned Equity Interests and the Partially-Owned Equity Interests of Subsidiaries of EME have been, and to the Knowledge of EME, the other Partially-Owned Equity Interests of Persons that are not Subsidiaries of EME have been, duly authorized and were not issued in violation of any preemptive rights.  Except as set forth on Schedule 5.4(b) (to the extent applicable), there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or similar rights with respect to the Wholly-Owned Equity Interests or the Partially-Owned Equity Interests of Subsidiaries of EME or, to the Knowledge of EME, the other Partially-Owned Equity Interests of Persons that are not Subsidiaries of EME.

(c)           Authorization, etc.               Subject to the Bankruptcy Court’s entry of the PSA Order and the Confirmation Order, each Ancillary Agreement to which a Partially-Owned Company that is not a Subsidiary of EME is a party, when executed and delivered by such Partially-Owned Company, shall, to the Knowledge of EME, have been duly executed and delivered by such Partially-Owned Company and shall constitute a valid and binding obligation of such Partially-Owned Company, enforceable in accordance with its terms, except as limited by the application of the Remedies Exceptions.

(d)           No Conflicts.        Assuming receipt of the Governmental Approvals set forth on Schedule 5.2(b) and the Bankruptcy Court’s entry of the PSA Order and the Confirmation Order, the execution, delivery and performance of this Agreement by any Partially-Owned Company that is not a Subsidiary of EME and such Partially-Owned Company’s  execution, delivery and performance of each Ancillary Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not, to the Knowledge of  EME and except as set forth on Schedule 5.4(d):

(i)            violate or conflict with any provision of the Organizational Documents of such Partially-Owned Company;

(i)            violate, result in any material breach of, or constitute (with or without due notice or lapse of time or both) a default under any material power purchase agreement, material long-term fuel supply agreement, material transportation agreement, material turbine and major equipment service agreement or project finance credit agreement to which such Partially-Owned Company is a party;

(ii)           violate, result in any material breach of, or constitute (with or without due notice or lapse of time or both) a default under any other Contract to which such Partially-Owned Company is a party, other than any violation, breach or default as would not reasonably be expected to have an EME Material Adverse Effect; or

(iii)          violate any Law or Order applicable to any Partially-Owned Company;

except in each case as would be cured, remedied or discharged without any Liability to Purchaser or the Partially Owned Companies that are not Subsidiaries of EME (except as contemplated by the terms of this Agreement), pursuant to the Plan, the PSA Order or the Confirmation Order, and subject to the assumption and rejection process set forth in Section 4.5 with regard to Available Contracts.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES

As an inducement to EME to enter into this Agreement, the Purchaser Parties hereby represents and warrants that as of the date of this Agreement and, except as previously disclosed to EME in writing:

6.1          Organization and Corporate Power.  Each of Purchaser and Parent is a corporation, validly existing and in good standing under the Laws of Delaware and is qualified to do business in each jurisdiction in which the failure to so qualify would have a material adverse effect on Purchaser and its Subsidiaries, taken as a whole.  Each of Purchaser and Parent has all requisite corporate or other organizational power and authority necessary to own, lease and operate its properties and assets and to carry on its business as now conducted and to enter into this Agreement and consummate the transactions contemplated hereby.

6.2          Authorization; No Breach.

(a)           This Agreement has been duly executed and delivered by the Purchaser Parties and constitutes a valid and binding obligation of the Purchaser Parties, enforceable in accordance with its terms, except as limited by the application of the Remedies Exceptions.  Each Ancillary Agreement to which any Purchaser Party is a party, when executed and delivered by such Purchaser Party, shall constitute a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as limited by the application of the Remedies Exceptions.

(b)           Assuming receipt of the Governmental Approvals set forth on Schedule 6.2(b), Purchaser Parties’ execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Purchaser Party is a party, and the consummation of the transactions contemplated hereby and thereby, will not: (i) violate or conflict with any provision of the Organizational Documents of Purchaser or Parent, (ii) violate, result in any material breach of, constitute (with or without due notice or lapse of time or both) a default under any material Contract to which a Purchaser Party is a party, by which it is bound or to which any of its properties or assets is subject, other than any violation, breach or default as would not reasonably be expected to have a material adverse effect on Purchaser and its Subsidiaries, taken as a whole; or (iii) violate any Law or any Order applicable to such Purchaser Party.

6.3          Board and Shareholder Approvals.  The board of directors of Parent and Purchaser, by resolutions duly adopted, has approved the transactions contemplated by this Agreement and by the Ancillary Agreements, including the Transaction, has unanimously declared the advisability of the Transaction and approved this Agreement and the Ancillary Agreements.  No approval of the shareholders of the Parent nor any other corporate approvals are required for the Purchaser Parties, and no other corporate proceedings on the part of the Purchaser Parties are necessary, to authorize, execute or deliver this Agreement or the Ancillary Agreements or consummate the transactions contemplated hereby or thereby.

6.4          Certain Arrangements.  As of the date hereof, other than the Plan Sponsor Agreement, the Restructuring Support Agreement dated October 2, 2013 and the associated term sheets (which is being superseded and terminated in its entirety by the Plan Sponsor Agreement), any non-disclosure agreements with the parties to the Plan Sponsor Agreement (which are being superseded and terminated in their entirety by the Plan Sponsor Agreement), and Parent’s arrangements with Barclay’s and Deutsche Bank in connection with this Transaction, there are no Contracts, undertakings, commitments, agreements or obligations, whether written or oral, between a Purchaser Party or any of its Affiliates or any of its or their Related Persons, on the one hand, and any member of the management of EME or any of the Acquired Companies or the board or directors of EME, any holder of equity or debt securities of EME or the Acquired Companies, or any lender or creditor of EME or the Acquired Companies, on the other hand, (a) relating in any way to the acquisition of the Target Holdings or the transactions contemplated by this Agreement or (b) that would be reasonably likely to prevent, restrict, impede or affect adversely the ability of EME to entertain, negotiate or participate in any Acquisition Proposal.

6.5          Financing; Availability of Funds.  On the date hereof, Parent, on a consolidated basis, has, and at all times after the date hereof will have (and will cause Purchaser to have at Closing) sufficient cash on hand and available undrawn commitments under the credit facilities to which Parent is party listed on Schedule 6.5 (the “Available Credit Facilities”) in order to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder (including the payment of all amounts hereunder when required) and no such undrawn commitments under the Available Credit Facilities are scheduled to terminate before the Termination Date.  True and correct copies of the Available Credit Facilities have been made available to EME.  Drawdowns under the Available Credit Facilities are not subject to any conditions other than as set forth in the Available Credit Facilities and, as of the date hereof, Parent reasonably believes that all conditions to drawdown under the Available Credit Facilities, to the extent within Parent’s or its Affiliates’ control, will be satisfied when required in order to allow the Purchaser Parties to satisfy their obligations when required hereunder. Immediately after giving effect to the transactions contemplated hereby, each of the Purchaser Parties will be able to pay its and, cause the Acquired Companies’ to pay their, debts as they become due and the fair saleable value of the assets of the Purchaser Parties and the Acquired Companies, taken as a whole, will exceed the liabilities (including contingent liabilities) of the Purchaser Parties and the Acquired Companies, taken as a whole.  Immediately after giving effect to the transactions contemplated hereby, each of the Purchaser Parties will have adequate capital to carry on its businesses.

6.6          Investment Experience; Information.  Purchaser is an “accredited investor” within the meaning of the Securities Act and acknowledges that it can bear the economic risk of its investment in the Purchased Interests, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Target Assets and the Acquired Companies on the terms contemplated hereby.

6.7          Adequate Assurance of Future Performance.  Purchaser has provided and/or Parent will cause Purchaser to be able to provide, at or prior to the Closing Date, adequate assurance of its future performance under each Assumed Contract to the parties thereto (other than EME or its Affiliates, as applicable) in satisfaction of Section 365(f)(2)(B) of the Bankruptcy Code.

6.8          Status of Purchaser.  100% of the issued and outstanding capital stock of Purchaser is (and at Closing will be) owned by NRG Acquisition Holdings Inc., a Delaware corporation and 100% of the issued and outstanding capital stock of NRG Acquisition Holdings Inc. is (and at Closing will be) owned by Parent.  Parent is not in control of Purchaser for purposes of Section 368 of the Code.

ARTICLE 7
TERMINATION

7.1          Termination.  Notwithstanding anything to the contrary contained herein, except for a termination pursuant to Section 7.1(a)(i), this Agreement may be terminated only by written notice to the other Parties when permitted in this Article 7.  As part of any such termination notice, the terminating Party shall specify the provision pursuant to which the Agreement is being terminated.

(a)           Mutual Termination Right.  This Agreement may be terminated at any time prior to Closing as follows:

(i)            by mutual written consent of each of EME, on the one hand, and the Purchaser Parties, on the other hand;

(ii)           by the Purchaser Parties or EME:

(1)           on or after April 1, 2014, unless prior to such termination, the Confirmation Order has been entered by the Bankruptcy Court;

(2)           on or after the first (1st) Business Day following the date on which the Bankruptcy Court enters an order denying the confirmation of the Plan;

(3)           on or after the first (1st) Business Day following the Termination Date;

(4)           if any Governmental Authority shall (x) enter a Final Order denying, or otherwise deny in any final and non-appealable manner, any Governmental Approval or (y) enter a Final Order enjoining or declaring illegal the consummation of the transactions contemplated hereby;

(5)           on any date after the Bankruptcy Court, upon motion thereof in accordance with Section 9.4(b) hereof, (i) makes a determination that the Cure Amounts under the PoJo Leases and Documents is greater than the Agreed PoJo Cure Amount, (ii) fails to approve the modifications to the PoJo Leases and Documents set forth in Section 9.4(b) or alternative terms agreed to in writing by the Parties, or (iii) fails to grant any other relief necessary to effectuate the terms and conditions with respect to the PoJo Leases and Documents contemplated hereby or alternative terms and conditions agreed to in writing by the Parties;

(6)           upon termination of the Plan Support Agreement pursuant to Section 21 thereof; or

(7)           on any date after one of the conditions precedent to either Party’s obligations under Article 3 shall have become impossible of fulfillment unless, prior to such termination the Party or Parties entitled to waive the applicable condition precedent has or have, as applicable, irrevocably waived such condition in writing.

Notwithstanding the foregoing, no right of termination shall be available to any Party pursuant to Section 7.1(a)(ii) if the right to terminate arises from such Party’s material breach of this Agreement.

(b)           Termination by the Purchaser Parties.  This Agreement may be terminated by the Purchaser Parties prior to Closing as follows:

(i)            after the date hereof, unless prior to such termination, EME has filed a motion seeking entry of the PSA Order and seeking an expedited hearing on such motion to occur on or before October 25, 2013;

(ii)           on or after November 8, 2013, unless prior to such termination, the PSA Order has been entered by the Bankruptcy Court;

(iii)          on or after November 16, 2013, unless prior to such termination, EME has filed the Plan, the Disclosure Statement and a motion seeking entry of the Confirmation Order and the Disclosure Statement Order;

(iv)          on or after December 20, 2013, unless prior to such termination, the Bankruptcy Court has entered the Disclosure Statement Order;

(v)           after such date as the Bankruptcy Court approves a plan of reorganization for EME and the Debtor Subsidiaries that does not provide for approval of the Transaction;

(vi)          after such date as EME or any Subsidiary has entered into one or more definitive agreements or sought Bankruptcy Court approval to sell, convey or otherwise transfer any asset(s) for consideration in excess of $25,000,000 individually or $50,000,000 in the aggregate outside of the ordinary course of business and other than as part of a Permitted Asset Disposal or the sale of an Excluded Asset or Non-Core Asset or the sale, transfer or conveyance of any assets by EME or any Subsidiary as a result of any Order of a Governmental Authority in connection with the Chevron Litigation;

(vii)         after such date as the Bankruptcy Court has entered an Order authorizing the rejection of the PoJo Leases and Documents; and

(viii)        if there has been one or more violations or breaches by EME of any covenant or agreement of EME contained in this Agreement and (a) such violation or breach has not been waived by the Purchaser Parties and (b) such violation or breach is not capable of being cured (and the Parties acknowledge and agree that failure to consummate the Transaction when required shall not be deemed not capable of being cured) or, if capable of being cured, shall not have been cured prior to the earlier of (x) the Termination Date and (y) 20 Business Days after written notice of such violation or breach from Purchaser to EME; provided that the right of termination pursuant to this Section 7.1(b)(ix) shall not be available to the Purchaser Parties (x) unless the Purchaser Parties have delivered written notice to EME of such breach or violation within 15 calendar days of the later of (A) its alleged occurrence or (B) the date on which the Purchaser Parties become aware thereof (and, in which case, the alleged breach or violation shall be deemed waived) or (y) at any time that the Purchaser Parties have violated or is in breach of any covenant or agreement hereunder if such breach has prevented satisfaction of any of EME’s conditions to Closing hereunder and has not been waived by EME or, if capable of being cured, has not been cured by the Purchaser Parties.

Notwithstanding the foregoing, no right of termination shall be available to Purchaser pursuant to clauses (ii), (iii) or (iv) of this Section 7.1(b) if the right to terminate arises from Purchaser’s material breach of this Agreement.

(c)           Termination by EME.  This Agreement may be terminated by EME at any time before Closing:

(i)            at any time prior to entry of the Confirmation Order, if EME, acting through its board of directors, determines that there is a Superior Proposal (as long as EME is not then in breach of its obligations under Section 4.6); or

(ii)           if there has been one or more violations or breaches by the Purchaser Parties of any covenant or agreement of the Purchaser Parties contained in this Agreement and (a) such violation or breach has not been waived by EME and (b) such violation or breach is not capable of being cured (and the Parties acknowledge and agree that failure to consummate the Transaction when required shall not be deemed not capable of being cured) or, if capable of being cured, shall not have been cured prior to the earlier of (x) the Termination Date and (y) 20 Business Days after written notice of such violation or breach from EME to the Purchaser Parties; provided that the right of termination pursuant to this Section 7.1(c)(ii) shall not be available to EME (x) unless it has delivered written notice to the Purchaser Parties of such breach or violation within 15 calendar days of the later of its alleged occurrence or the date EME becomes aware thereof (and, in which case, the alleged breach or violation shall be deemed waived) or (y) at any time that EME has violated or is in breach of any covenant or agreement hereunder if such breach has prevented satisfaction of any of Purchaser’s conditions to Closing hereunder and has not been waived by the Purchaser Parties or, if capable of cure, has not been cured by EME.

7.2          Effect of Termination.

(a)           Effect of Termination.  If this Agreement is validly terminated pursuant to Section 7.1, then this Agreement shall be null and void and have no further legal effect (except for this Section 7.2, Section 4.7(f), Section 9.3, Section 9.8, Section 9.17 and Article 10 (each, a “Surviving Provision”), each of which shall survive termination), and none of Purchaser, Parent, EME, or any of their respective Related Persons shall have any liability or obligation arising under or in connection with this Agreement; provided that no such termination shall affect or limit any rights or remedies of (i) the Purchaser Parties against EME for the Break-Up and Expense Reimbursement as and when provided in Section 7.2(b), (ii) EME against the Purchaser Parties for Losses suffered from any breach by the Purchaser Parties arising prior to such termination or (iii) the Purchaser Parties or EME for breach of a Surviving Provision after termination.  Notwithstanding anything to the contrary contained herein, if the Bankruptcy Court denies EME’s motion for entry of the PSA Order, this Agreement shall automatically terminate and be of no further force or effect without liability to any Party hereto.

(b)           Break-Up Fee; Expense Reimbursement.  If, and only if, this Agreement is terminated by the Purchaser Parties pursuant to Section 7.1(a)(ii)(6), Section 7.1(b)(v), Section 7.1(b)(vi), or Section 7.1(b)(viii) or EME pursuant to Section 7.1(a)(ii)(1), Section 7.1(a)(ii)(6) or Section 7.1(c)(i) then EME shall pay to Purchaser, as and when required by this Section 7.2(b), by wire transfer of immediately available funds, a cash fee equal to the sum of (x) $65,000,000 (the “Break-Up Fee”), plus (y) an amount equal to Purchaser’s reasonable, documented out-of-pocket expenses (other than fees to the extent triggered, in whole or in part, as a result of payment of the Break-Up Fee) incurred prior to the termination of this Agreement (the “Expense Reimbursement”), with such Break-Up Fee and Expense Reimbursement to be paid upon the closing of a transaction (including an alternative plan of reorganization) involving a material portion of the assets of EME and the Acquired Companies and such Break-Up Fee and Expense Reimbursement shall constitute an administrative expense of EME in the Chapter 11 Cases.  EME acknowledges that the Break-Up Fee and Expense Reimbursement are in consideration of the real and substantial benefits conferred by Purchaser upon the bankruptcy estates of

EME and the Debtor Subsidiaries by providing a minimum floor upon which EME and its Debtor Subsidiaries and their creditors were able to rely, and in consideration of the time, expense and risks associated with serving as such a purchaser, including legal fees and expenses and other expenses related to the negotiation and preparation of this Agreement and of all related transactional documentation.  EME and the Purchaser Parties agree and stipulate that the Purchaser Parties have provided a mutual benefit to the estates of EME and the Debtor Subsidiaries by increasing the likelihood that the best possible price for the Target Holdings shall be received and that the Break-Up Fee and Expense Reimbursement are reasonable and appropriate in light of the size and nature of the proposed sale transactions and comparable transactions, the commitments that have been made and the efforts that have and shall be expended by the Purchaser Parties and were necessary to induce the Purchaser Parties to pursue the transactions contemplated hereby under the terms of this Agreement.  The Parties acknowledge and agree that the Break-Up Fee and Expense Reimbursement constitute liquidated damages and not a penalty and are the sole and exclusive remedy of the Purchaser Parties and their Affiliates for monetary damages against EME or any Related Person under this Agreement or otherwise related to the Transaction.  Without limiting its rights against EME under Section 10.17 of this Agreement, the Purchaser Parties shall not, and shall cause each of its Affiliates not to, bring any claim, right or cause of action for monetary damages against or seek any other remedy from, EME or any of its Related Persons (other than for payment of the Break-Up Fee and Expense Reimbursement when payable hereunder), whether at equity or in Law, for breach of contract, in tort or otherwise, in connection with the transactions contemplated hereby, and any claim, right or cause of action for monetary damages (other than for payment Break-Up Fee and Expense Reimbursement when due and payable hereunder) by the Purchaser Parties or any other Person against EME or any of its Related Persons is expressly waived and disclaimed by EME.

(c)           Acknowledgments.  Each of the Parties acknowledge that the covenants and agreements in this Section 7.2 are an integral part of the transactions contemplated hereby and without such covenants and agreements, neither Party would have entered into this Agreement.

ARTICLE 8
BANKRUPTCY PROCEDURES

8.1          Bankruptcy Actions.

(a)           EME shall use reasonable best efforts to obtain entry by the Bankruptcy Court of (i) an Order approving entry by EME into the Plan Sponsor Agreement and this Agreement providing that: (1) EME’s obligations under this Agreement and the Ancillary Agreements in respect of the Break-Up Fee and Expense Reimbursement shall survive confirmation of any chapter 11 plan in the Chapter 11 Cases; and (2) EME shall not be permitted to amend, modify, reject or otherwise terminate its obligations in respect of the Break-Up Fee and Expense Reimbursement under this Agreement (such Order, the “PSA Order”) on an expedited basis and (ii) if the PSA Order has been entered, an Order, acceptable to Parent in its reasonable discretion, confirming the Plan (such Order, the “Confirmation Order”).  EME shall (A) file all pleadings with the Bankruptcy Court as are necessary or appropriate to secure entry of the PSA Order and (B) serve such pleadings on all parties known to EME to be potentially entitled to notice of such pleadings under applicable provisions of the Bankruptcy Code and related rules, and shall diligently pursue the obtaining of such orders.

(b)           Subject to entry of the PSA Order, EME shall (i) use reasonable best efforts to obtain an order (the “Disclosure Statement Order”) approving the disclosure statement related to the Plan (the “Disclosure Statement”) (which Disclosure Statement and Disclosure Statement Order may not contain any provisions which are inconsistent in any material respect with this Agreement), (ii)

commence solicitation on the Plan, and (iii) subject to the provisions of Section 4.6 and use reasonable best efforts to (A) facilitate the solicitation, confirmation and consummation of the Plan and the transactions contemplated hereby and by the Ancillary Agreements, (B) obtain the Confirmation Order and (C) consummate the Plan.

(c)           Each Purchaser Party shall promptly take all actions as are reasonably requested by EME to assist in obtaining the Bankruptcy Court’s entry of the PSA Order and, as applicable, the Plan, the Disclosure Statement, the Confirmation Order, the Disclosure Statement Order or any other Order reasonably necessary in connection with the transactions contemplated by this Agreement and by the Ancillary Agreements as promptly as practicable, including furnishing affidavits, financial information or other documents or information for filing with the Bankruptcy Court and making such Purchaser’s Party’s employees and representatives available to testify before the Bankruptcy Court for the purposes of, among other things providing necessary assurances of performance by the Purchaser Parties under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code, as well as demonstrating Purchaser’s ability to pay and perform or otherwise satisfy the liabilities and obligations of the Acquired Companies following the Closing.  In the event that the entry of the PSA Order or, as applicable, the Plan, the Disclosure Statement, the Confirmation Order, the Disclosure Statement Order or any other Order reasonably necessary in connection with the transactions contemplated by this Agreement is appealed, EME shall use its reasonable best efforts to defend against such appeal and the Purchaser Parties shall use their best efforts to cooperate with EME in such appeal.

8.2          Approval.  Notwithstanding anything in this Agreement to the contrary, each Purchaser Party acknowledges and agrees that no obligations of EME hereunder shall be enforceable against EME or the Debtor Subsidiaries or any of their respective Related Persons until the entry of the PSA Order.  EME’s obligations under this Agreement and the Ancillary Agreements and in connection with the transactions contemplated hereby and thereby are subject to entry of and, to the extent entered, the Orders of the Bankruptcy Court in the Chapter 11 Cases (including entry of the PSA Order, the Disclosure Statement Order and the Confirmation Order).  Nothing in this Agreement shall require EME or its Related Persons to give testimony to or submit a motion to the Bankruptcy Court that is untruthful or to violate any duty of candor or other fiduciary duty to the Bankruptcy Court or its stakeholders.

ARTICLE 9
ADDITIONAL AGREEMENTS

9.1          Survival.

(a)           The representations and warranties and covenants and agreements set forth in this Agreement, any Ancillary Agreement or in any certificate, agreement or other document delivered in connection with this Agreement to the extent contemplating or requiring performance prior to the Closing, shall terminate effective as of immediately prior to the Closing such that no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at Law or equity) may be brought after the Closing, and each covenant and agreement of EME and Purchaser to the extent contemplating or requiring performance prior to the Closing shall terminate effective immediately as of the Closing such that no claim for breach or non-performance of any such covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at Law or equity) may be brought after the Closing.  Any covenant or agreement of any Party in this Agreement that requires performance at or after the Closing shall survive the Closing until the expiration of the statute of limitations for breach of contract with respect to such covenant or agreement and nothing in this Agreement shall be deemed to limit any rights or remedies of any person for breach of any such covenant or agreement (with it being understood that nothing herein shall limit or affect Purchaser’s or any of its Affiliates’ liability for the failure to pay the Stock Purchase Price or Cash Purchase Price or

other amounts when required hereunder, assume the Assumed Liabilities or pay other amounts as required under this Agreement).  Each Party waives the right to seek rescission of the Transactions or to have the Transactions contemplated hereby rescinded.

(b)           Each Purchaser Party (on its behalf and on behalf of its Related Persons) acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against EME, any Homer City Debtor or their respective Affiliates or their respective Related Persons relating to the operation of EME or its Subsidiaries or the Business or relating to the subject matter of this Agreement, the Ancillary Agreements and the Schedules and the transactions contemplated hereby and thereby, whether arising under or based upon any Law or Order (including any right, whether arising at Law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law or other Law), except to the extent provided herein with respect to Excluded Liabilities, are hereby waived.  Furthermore, without limiting the generality of this Section 9.1, no claim shall be brought or maintained by or on behalf of Parent, Purchaser or any of their respective Affiliates or their or their respective Related Persons against EME, any Homer City Debtor or any of their Affiliates or their respective Related Persons, and no recourse shall be sought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of EME or any other Person set forth or contained in this Agreement, the Ancillary Agreements, any certificate, agreement or other documents delivered hereunder, the subject matter of this Agreement, the Business, the ownership, operation, management, use or control of the businesses of EME, its Affiliates or any of the Subsidiaries, any of their assets, any of the transactions contemplated hereby or any actions or omissions at or prior to the Closing, except in the case of fraud.

(c)           Furthermore, without limiting the generality of this Section 9.1, each Purchaser Party hereby waives, on behalf of itself and its Affiliates and its or their Related Persons (including, after the Closing, the Acquired Companies), any right, whether arising at Law or in equity, to seek contribution, cost recovery, damages, or any other recourse or remedy from EME and the Homer City Debtors and each of their Affiliates and their respective Related Persons, and hereby releases each such Person from any claim, demand or liability, with respect to any environmental, health, or safety matter (including any matter arising under any Law).

9.2          Press Release and Public Announcements.  Except as contemplated by this Agreement, no Party shall make any press release or public announcement concerning the transactions contemplated by this Agreement without the prior written approval of the other Parties, unless a press release or public announcement is required by Law or Order of the Bankruptcy Court.  If any such announcement or other disclosure is required by Law or Order of the Bankruptcy Court, the disclosing Party shall (to the extent practicable) give the non-disclosing Party prior notice of, and a reasonable opportunity to comment on, the proposed disclosure.  The Parties acknowledge that EME will file this Agreement with the Bankruptcy Court in connection with obtaining the PSA Order.  Notwithstanding anything to the contrary contained herein, nothing contained herein or in any Ancillary Agreement shall prevent, or otherwise limit, EME or the Acquired Companies from communicating with customers, vendors and other third-party business relations in connection with the Chapter 11 Cases and in furtherance of the transactions contemplated hereby and by the Ancillary Agreements.

9.3          Confidentiality.  Each Party acknowledges that certain information provided to such Party or its Related Persons in connection with the Transaction is subject to the terms of the Confidentiality Agreement, dated as of September 30, 2013, by and between Parent and EME (as amended from time to time in accordance with its terms, the “Confidentiality Agreement”), the terms of which are hereby incorporated herein by reference.  Insofar as the Confidentiality Agreement may have limited either Party from disclosing or using the terms of this Agreement or the discussions between the

Parties in respect thereof, each Party acknowledges and agrees that the Confidentiality Agreement is waived to allow disclosure of such terms and discussions for the matters described in Section 9.2 and other matters contemplated by this Agreement.

9.4          Consents.

(a)           The Purchaser Parties acknowledge that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts, leases, licenses or other agreements to which EME and/or its Subsidiaries are party (including the Permits and the Assigned Contracts) and such consents have not been obtained and may not be obtained.  EME shall, and shall cause its Subsidiaries to, cooperate as reasonably requested by the Purchaser Parties in Purchaser Parties’ efforts to obtain such consents; provided that (i) no such cooperation shall require EME or any other Person to expend any money, grant any concession or institute any Legal Proceeding, and (ii) receipt of any consent shall not be a condition to Closing for the Purchaser Parties and nor shall the Purchaser Parties be entitled to delay the Closing while awaiting any consent.  The Purchaser Parties agree that neither EME (nor any assignee of its rights hereunder) nor any of its Affiliates nor any of their respective Related Persons shall have any liability whatsoever to Purchaser, Parent and/or any of their respective Subsidiaries or their respective Affiliates or their or their respective Related Persons (and neither Purchaser or Parent nor any of their respective Subsidiaries nor their respective Affiliates nor their respective Related Persons shall be entitled to assert any claims against EME (nor any assignee of its rights hereunder) or its Affiliates or its or their Related Persons) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of or loss of right any such contract, lease, license or other agreement as a result thereof.

(b)           On the date hereof, Parent and various PoJo Parties have executed the agreements attached hereto as Exhibit D (the “PoJo Term Sheet”) setting forth certain agreements regarding, and modifications and amendments to, the PoJo Leases and Documents (the “PoJo Lease Modifications”) and providing for the other matters set forth in the PoJo Term Sheet.  Each of the Purchaser Parties and EME hereby agree to satisfy such provisions of the PoJo Term Sheet and other provisions of this Agreement with respect to the PoJo Leases and Documents as are within their respective control and covenant and agree to use, and to cause their respective Subsidiaries to use, reasonable best efforts to negotiate, execute and deliver such amendments and other modifications to the PoJo Leases and Documents as may be reasonably necessary to implement the PoJo Lease Modifications, in each case as promptly as practicable after the date hereof.  Each party shall seek the approval of each other PoJo Party as necessary to implement the PoJo Lease Modifications and satisfy the other provisions hereof with respect to the PoJo Leases and Documents and shall seek to obtain such approvals of the Bankruptcy Court as may be reasonably necessary such that no Party will have a termination right pursuant to Section 7.1(a)(ii)(5) of this Agreement and that the conditions set forth in Article 3 hereof regarding the PoJo Leases and Documents are satisfied.

(c)           EME has informed the Purchaser that it has pledged the Purchased Interests in Viento Funding II, Inc. (the “Viento Shares”) to support certain borrowings of Viento II Funding, Inc. (the “Viento Holdco Debt”).  Prior to Closing, EME shall use reasonable best efforts to deliver to the Purchaser a pay-off letter in customary form from the agent with respect to the Viento Holdco Debt.  Purchaser shall have the right, but not the obligation, to repay the Viento Holdco Debt or cause the Viento Holdco Debt to be repaid promptly at or after Closing and EME shall cooperate to cause the delivery of the certificate representing the Viento Shares promptly after repayment of the Viento Holdco Debt on the terms and subject to the conditions of the pay-off letter; provided that, without limiting the adjustment for Closing Debt provided in Article 1 of this Agreement, there shall be no purchase price adjustment or obligation of EME to repay the Viento Holdco Debt or cause the Viento Holdco Debt to be repaid at or prior to the Closing.

9.5          Tax Matters.

(a)           Tax-Sharing Agreements. Any Tax-sharing and similar agreements between EME (or any of its Affiliates) and any of the Acquired Companies shall be terminated prior to the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

(b)           Returns for Periods Through the Closing Date. EME shall include the income of the Business on EME’s consolidated federal and state Income Tax Returns for all periods through the end of the Closing Date and pay any federal or state Income Taxes attributable to such income. Purchaser shall reimburse EME for any Taxes attributable to such income, and shall otherwise be responsible for Taxes, that are not Excluded Tax Liabilities.  Purchaser and the Acquired Companies shall furnish Tax information reasonably requested by EME for inclusion in EME’s federal and state consolidated Income Tax Return for the period that includes the Closing Date in accordance with the Acquired Companies’ past custom and practice. The income of the Business shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Business as of the end of the Closing Date.

(c)           Taxable Sale of Assets. Except to the extent otherwise agreed to pursuant to any Tax Attributes Agreement, the transfer of the Target Holdings is, subject to the remaining provisions of this Section 9.5(c), intended to be treated for all federal and state Income Tax purposes as the taxable sale of the Target Assets, the assets of each of the Wholly-Owned Companies, and EME’s direct or indirect share of the assets of each of the Partially-Owned Companies (the “Asset Sale Treatment”), and EME intends to retain all of the existing Tax Attributes that constitute Excluded Assets. In order to accomplish this, EME will, use its commercially reasonable efforts to seek any third party consent required under any material Contract to which it is party and, subject to receipt of such third party consent, (i) convert (including by merger, if necessary) each of the Wholly-Owned Companies to a limited liability company disregarded as an entity separate from its owner or a limited partnership that is not separately taxed, (ii) take such other actions within its control to cause each Partially-Owned Company that is treated as a partnership for tax purposes, and each Wholly-Owned Company that is converted to a limited partnership under clause (i), to have in place an election under Section 754 of the Code, and (iii) undertake any other transactions contemplated pursuant Section 4.8 of this Agreement that may help to achieve the results contemplated by the immediately foregoing sentence, in each case insofar as relates to Acquired Companies organized under the Laws of a jurisdiction other than the United States or a Subsidiary of a Person organized under the Laws of a jurisdiction other than the United States, to the extent practicable and commercially reasonable; provided that in no event shall EME be required to take any action if such action would result in Taxes, fees and costs being paid by EME or, prior to the Closing, any Acquired Company in excess of $500,000 unless the Purchaser agrees to pay and be responsible for such excess Taxes, fees and costs; provided that EME shall be responsible for payment of such excess Taxes, fees or costs to the extent (A) the amount of such excess Taxes, fees or costs were triggered because of other Pre-Closing Reorganizations or (B) on or prior to the 10th Business Day referred to in Section 4.8, the Purchaser delivers written notice to EME objecting to all or any portion of the Pre-Closing Reorganizations related to the Asset Sale Treatment (in which case, EME may to the extent permitted by the last sentence of Section 4.8, but shall not be required to, implement the portion so objected to as long it is responsible for and pays all Taxes, fees other costs related to the conversion of the Wholly-Owned Companies or the Asset Sale Treatment with respect to the portion so objected to).  Notwithstanding the foregoing, EME shall not be required to take any action that would it cause it or any Acquired Company to breach any material Contract to which it is a party unless the Purchaser has agreed to be responsible for

any resulting Liabilities arising therefrom.   Except to the extent otherwise agreed to pursuant to any Tax Attributes Agreement, the Purchaser Parties (1) covenant that Purchaser will not be controlled by Parent for purposes of Section 368 of the Code on the Closing Date and will not become controlled by Purchaser during the two-year period following the Closing Date, (2) agree that the Stock Purchase Price and Estimated Cash Purchase and other cash consideration owing to EME hereunder shall be contributed by Parent, to NRG Acquisition Holdings Inc. and then by NRG Acquisition Holdings Inc. to Purchaser and then paid by Purchaser to EME, (3) agree that the Target Holdings are being purchased directly by Purchaser and are not being transferred to Purchaser on behalf of any other party, and (4) agree to report the purchase of the Target Assets by Purchaser as a taxable asset purchase for all federal and state Income Tax purposes.

(d)           Indemnification for Post-Closing Transactions.  The Purchaser Parties agree to indemnify EME for any additional Tax owed by EME (including Tax owed by EME due to this indemnification payment) resulting from any transaction engaged in by the Acquired Companies not in the ordinary course of business occurring on the Closing Date after Purchaser’s purchase of Target Equity Interests.

9.6          Employee Benefits and Employment Matters.

(a)           Schedule 9.6(a) identifies, as of the date hereof, each Eligible Employee, on a no-name basis, including job title, personnel area, work location, and company name.  Prior to the Closing Date, EME shall provide Parent with an updated Schedule 9.6(a) as changes to the list occur from time to time, but no more than seven (7) Business Days following the change. Parent shall evaluate its personnel needs and shall consider offering employment (but shall not be required to offer employment) to Eligible Employees on a case by case basis.  Not less than fifteen (15) Business Days prior to the anticipated Closing Date, Parent shall provide to EME a list of Eligible Employees (the “Selected Employees”) to whom, after entry of the Disclosure Statement Order, Purchaser or one of Parent’s Affiliates shall offer employment, which offers of employment shall be contingent upon and effective as of the Closing Date.  All offers of employment by Parent or by an Affiliate of Parent to Selected Employees shall be subject to successful completion of Parent’s or its Affiliate’s drug screening, testing and background check requirements or other reasonable procedures and receipt from EME of a completed Form I-9 proving eligibility for employment in the United States on the Closing Date (the “Purchaser Employment Conditions”).  Selected Employees offered employment shall have not less than seven (7) Business Days to accept or reject the offer in writing with the seventh (7th) Business Day of such period to occur prior to the Closing Date.  Each Selected Employee who accepts Parent’s or Parent’s Affiliate’s offer of employment and who satisfies the Purchaser Employment Conditions shall, effective as of the Closing Date, commence employment with Parent or Parent’s Affiliate’s on terms and conditions substantially comparable in the aggregate to those terms and conditions of similarly situated employees of Parent or Parent’s Affiliate.  Any Eligible Employee who is not offered employment by Parent or Parent’s Affiliate prior to the Closing Date, who does not accept such offer of employment, or who is not hired due to the failure to satisfy the Purchaser Employment Conditions is hereinafter referred to as an “Excluded Employee.” Nothing in this Agreement shall require or be construed or interpreted as requiring Parent, the Acquired Companies or any of their Affiliates to continue the employment of any of the Eligible Employees following the Closing Date or prevent Parent, Purchaser, the Acquired Companies or any of their Affiliates from changing the terms and conditions of employment of any Transferred Employees following the Closing Date. All employment offers made by Parent or any of its Affiliates to any Selected Employee shall be contingent on the Closing.  In the event that this Agreement is terminated or the Closing does not occur, all such employment offers shall be null and void.

(b)           Except as provided in Section 9.6(f) of this Agreement, EME shall be solely responsible for any severance, change in control payments or parachute payments owed to Business

Employees (including any Excluded Employees) which are payable solely as a result of the consummation of the Transaction pursuant to the terms of any agreements, plans or programs entered into or sponsored by EME or any of its Subsidiaries prior to the Closing with any such Business Employees.

(c)           With respect to such Transferred Employees who are covered by a Collective Bargaining Agreement (collectively, “Union Employees”), Parent shall (or cause its Affiliates to, as appropriate) otherwise assume and thereafter be bound by and comply with each Collective Bargaining Agreement presently applying to the Union Employees, and such employees shall be credited with their period of service with EME and the other Acquired Companies and their respective predecessors for all purposes of the Collective Bargaining Agreements.

(d)           During the period beginning on the Closing Date and ending on the first anniversary of the Closing Date (the “Benefit Period”), Parent shall, or shall cause any Acquired Company or an Affiliate to provide each Transferred Employee who continues to be employed with the Parent, an Acquired Company or an Affiliate with (A) base salaries and wage rates and cash bonus opportunities on a comparable basis and (B) benefit plans, programs and arrangements (other than equity based compensation, retiree medical and defined benefit plans) which are substantially similar in the aggregate to those provided by Parent or its Affiliates to its similarly situated employees during the Benefit Period; provided, however, that the Parties agree that Parent shall or shall cause an Acquired Company or one of its Affiliates to provide each Union Employee with compensation and benefits (including vacation benefits) in accordance with the terms of any Collective Bargaining Agreement.

(e)           Except as otherwise provided in this Section 9.6 or otherwise specifically assumed in this Agreement, neither Parent, Purchaser nor any Affiliate of Parent or Purchaser shall assume any Employee Benefit Plan or any other plan, program or arrangement of EME or any Affiliate of EME (other than the Acquired Companies) that provides any compensation or benefits to current or former employees or current or former independent contractors or consultants of EME or any Affiliate of EME (other than the Acquired Companies).  None of Parent, Purchaser, any Affiliate of Parent or Purchaser nor any Acquired Company shall be responsible with respect to any Excluded Employee Liabilities nor shall have any responsibility for, and EME shall retain all responsibility related to, any and all employment or employee benefit-related matters, obligations, liabilities or commitments of EME (other than (x) any such obligations, liabilities or commitments of EME as the Purchaser Parties have expressly agreed to assume hereunder and (y) for the avoidance of doubt, any such obligations, liabilities, and commitments of the Acquired Companies other than Excluded Employee Liabilities).

(f)            Other than with respect to an Eligible Employee listed in Schedule 9.6(f), (i) if any Transferred Employee that is not a Union Employee (x) is terminated without Cause (as defined in the EME Severance Plan) at any time after the date hereof and ending on the one (1) year period following the Closing Date or (y) resigns his employment at any time after accepting the Offered Terms and prior to the one (1) year anniversary of the Closing Date because Purchaser or one of its Related Persons imposes, proposes or attempts to make adverse changes to the Offered Terms or (ii) with respect to any Excluded Employee who is involuntarily terminated by EME or any Affiliate of EME on or after the Closing Date (regardless of whether such Excluded Employee (A) was not offered employment pursuant to Section 9.6(a), (B) rejects an offer of employment from Parent or Parent’s Affiliate; provided, however, that an Eligible Employee that rejects an offer of employment that contains substantially similar terms as such Eligible Employee’s current employment terms (including principal location of employment not further than 50 miles from such Eligible Employee’s principal place of employment as of the Closing Date and substantially similar base salary and wages) (the “Offered Terms”), shall not be included under this clause (B), or (C) fails to satisfy the Purchaser Employment Conditions and thus does not become a Transferred Employee), Parent shall, or shall cause one of its Affiliates to, pay severance compensation to such employee that is at least as much as the maximum cash severance and other compensation such employee would have received under the EME Severance Plan based on such employee’s (1) base salary immediately prior to the date hereof or, if greater, such employee’s base salary as of the date of termination and (2) aggregate service (taking service recognized under severance programs of EME and the Acquired Companies or any of their Affiliates and post-Closing service with Parent and such Acquired Companies into account)) as of the date of termination, and such other amount as may be required under applicable Law.

(g)           Parent agrees that from and after the Closing Date, Parent will, or will cause one of the Acquired Companies to, grant to all Transferred Employees credit for any service with EME and the Acquired Companies (or any of their Affiliates) and its predecessors earned prior to the Closing Date for purposes of (A) eligibility and vesting and (B) post-Closing paid time off accrual and determination of severance amounts under any benefit plan, program or arrangement established or maintained by Parent, Purchaser, the Acquired Companies or their respective Affiliates for the benefit of the Transferred Employees (the “Purchaser Plans”).  In addition, Parent hereby agrees that Parent, Purchaser, the Acquired Companies and their respective Affiliates shall use commercially reasonable efforts to (x) waive for Transferred Employees who are not Union Employees all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Purchaser Plans that are Employee Welfare Benefit Plans; provided that, in the case of life insurance benefits, evidence of insurability requirements shall only be waived with respect to the same level of coverage the Transferred Employees had in effect immediately prior to the Closing date, and (y) shall cause any deductibles, co-insurance and out-of-pocket covered expenses incurred on or before the Closing Date by any Transferred Employee or Acquired Company Employee (or dependent or beneficiary thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any Purchaser Plan that is an Employee Welfare Benefit Plan.  Prior to the Closing, EME and the Acquired Companies shall cause the Transferred Employees to provide all cooperation reasonably necessary for Parent to satisfy its obligations under this Section 9.6(g).  Notwithstanding anything to the contrary in the foregoing, with respect to the issues set forth in this subsection (g), Transferred Employees who are Union Employees shall be treated in accordance with the terms of their applicable Collective Bargaining Agreement.

(h)           Parent shall recognize and credit each Transferred Employee with up to a maximum of 40 hours for any vacation time accrued but not yet used prior to the Closing Date (the “Days Off Accrual”); provided, however, that the Parties agree that on or immediately preceding the Closing Date, EME or any applicable Affiliate shall pay out  all amounts of accrued but unused vacation for each Transferred Employee in an amount equal to the greater of, (i) the amount required to the paid out as required by Law or applicable Collective Bargaining Agreement or (ii) the amount necessary to reduce each such Transferred Employee’s accrued but unused vacation balance to 40 hours (collectively, the “Paid Vacation Liability”); provided further that to the extent the terms of any Collective Bargaining Agreement and this Section 9.6(h) are inconsistent, the terms of the Collective Bargaining Agreement shall dictate how accrued vacation is treated with respect to the Union Employees.  As of the Closing Date or as soon as administratively practical following the Closing Date, the Parent shall reimburse EME, in cash, for all Paid Vacation Liabilities.  The respective Transferred Employees shall be entitled to either use the Days Off Accrual on terms substantially similar to those in effect under the applicable Collective Bargaining Agreement or paid time off policy of Parent or, consistent with such applicable Collective Bargaining Agreement or paid time off policy, receive payment in respect of such Days Off Accrual upon the Transferred Employee’s termination of employment with Parent or such Acquired Company.

(i)            Except as provided in Sections 9.6(j) and (k), effective as of the date of this Agreement through the Closing Date, EME shall not establish or adopt any employee benefit plan intended to be qualified under Section 401(a) of the Code without obtaining prior written authorization from Parent.

(j)            The Parties agree that between the date hereof and December 31, 2013, EME shall establish and adopt a “defined contribution plan” (as such term is defined in Section 3(34) of ERISA) which is intended to be qualified under Section 401(a) of the Code (the “EME 401(k) Plan”), which shall be similar to the Edison 401(k) Savings Plan (the “EIX 401(k) Plan”); provided, however, that any modifications to the EME 401(k) Plan that are different from the terms of the EIX 401(k) Plan shall be limited to such changes as would not result in a material increase in cost or Liability to the Acquired Companies.  As soon as is reasonably practicable following January 1, 2014, EIX (or its applicable Affiliate) shall cause the trustee of the EIX 401(k) Plan to transfer account balances related to the Business Employees (including any outstanding loans) from the EIX 401(k) Plan to the EME 401(k) Plan in accordance with the requirements of Sections 411(d)(6) and 414(l) of the Code.  Effective as of the Closing Date, EME shall assign to Parent or one of its Affiliates and Parent or one of its Affiliates shall assume from EME, sponsorship of the EME 401(k) Plan.  Parent (or its Affiliate that sponsors the EME 401(k) Plan) may amend the EME 401(k) Plan at any time following the Closing Date (which may include merging such plan into a defined contribution plan maintained by Parent or one of its Affiliates), subject to any applicable requirements under the Collective Bargaining Agreement.

(k)           To the extent MWG is required to cease participation under the Edison International Retirement Plan for Bargaining Unit Employees of Midwest Generation, LLC (the “EIX Midwest Gen Plan”) as of December 31, 2013 (or such later date that occurs prior to the Closing Date, as applicable, the “Termination Date”),  as soon as practicable following the execution of this Agreement, and notwithstanding any provision herein to the contrary, the Parties shall commence, and shall cooperate in connection with, the drafting of a separate plan document and related contracts thereto that shall be substantially similar to the EIX Midwest Gen Plan (the “Mirror Pension Plan”) to be sponsored by MWG and for which MWG shall remain responsible at and immediately after the Closing to provide certain benefits to Transferred Employees employed by Midwest Generation, LLC who are represented by Local 15 of the International Brotherhood of Electrical Workers (the “Midwest Gen Union Employees”) as required under the terms of the Collective Bargaining Agreement.  All Liabilities associated with the Mirror Pension Plan shall be Debtor Subsidiary Assumed Liabilities.  Subject to this Section 9.6(k), the Mirror Pension Plan shall be effective as of the Termination Date and provide benefits that are substantially identical to the benefits provided as of Termination Date to the Midwest Gen Union Employees under the EIX Midwest Gen Plan as required under of the Collective Bargaining Agreement, it being understood that in no event shall the Mirror Pension Plan be construed to provide any duplication of benefits with respect to any accrued benefits or other obligations otherwise required to be provided to the Midwest Gen Union Employees under the EIX Midwest Gen Plan. In furtherance of the foregoing, the benefits to be provided under the Mirror Pension Plan shall be determined based on such Midwest Gen Union Employee’s (i) total credited service (A) as determined under the EIX Midwest Gen Plan and (B) with the Purchaser Parties, less (ii) the benefit such Midwest Gen Union Employee is entitled to receive under the terms of the EIX Midwest Gen Plan then in effect  and based on such employee’s credited service under the EIX Midwest Gen Plan as of the Closing Date.

(l)            EME and Parent acknowledge and agree that all provisions contained in this Section 9.6(l) are included for the sole benefit of EME, Parent and Purchaser, and that nothing contained herein, express or implied, is intended to (i) confer upon any Person (including any Business Employee) any right to continued employment for any period or continued receipt of any specific employee benefit, (ii) constitute an amendment to or any other modification of any employee benefit plan, program or agreement of any kind or (iii) create any third party beneficiary or other rights in any other Person, including any Business Employees (or representatives thereof), former Business Employees, any participant in any benefit plan or any dependent or beneficiary thereof.  Nothing in this Agreement shall be interpreted as limiting the power of Parent, Purchaser, any Acquired Company or any of their Affiliates to amend or terminate any particular employee benefit plan, program, agreement or policy.

9.7          Directors’ and Officers’ Indemnification.  Following the Closing until the six (6) year anniversary thereof, Parent shall (a) cause the Acquired Companies not to amend, repeal or otherwise modify the Acquired Companies’ constitutive documents as in effect at the Closing, in any manner that would adversely affect the rights thereunder of individuals who are or were directors or officers of the Acquired Companies and (b) cause the Acquired Companies to honor and pay, the indemnification, advancement of expenses and exculpation provisions of each of the Acquired Companies’ constitutive documents as in effect at the Closing, in any manner; provided, that all rights to indemnification in respect of any action pending or asserted or any claim made within such period shall continue until the disposition of such action or resolution of such claim.  Parent shall not cancel or otherwise reduce coverage under any “tail” insurance policies purchased by the Acquired Companies prior to the Closing; provided that no payments shall be required of the Acquired Companies or the Purchaser Parties with respect to such policies after the Closing.

9.8          Expenses.  Except as otherwise provided herein, each of the Parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including any legal, accounting, banking, consulting and advisory fees, whether or not the transactions contemplated hereby are consummated, the performance of their respective obligations hereunder or otherwise required by applicable Law.  EME shall bear fees and expenses of its Related Persons and on behalf of the Supporting Noteholders and the UCC and otherwise in accordance with the Plan.

9.9          Support Obligations.

(a)           The Purchaser Parties recognize that EME has provided credit support to and/or on behalf of the Acquired Companies and the Business and may have to (but shall not be obligated to) provide other credit support in connection with the transactions contemplated by this Agreement (collectively, the “Support Obligations”).  Effective on the Closing Date, Purchaser shall either (i) cause EME to receive a full and unconditional release of each of the Support Obligations set forth on Schedule 9.9 or otherwise provided after the date of this Agreement (the “Closing Support Obligations”) or (ii) fully cash collateralize or provide a letter of credit for each of the Closing Support Obligations which is not released at the Closing for the benefit of EME; provided that Purchaser shall not have any obligations in respect of a Closing Support Obligation to the extent the credit support was included in the calculation of Closing Cash.  As promptly as practicable after the Closing Date, Purchaser shall use reasonable best efforts to effect the full and unconditional release of EME from all Closing Support Obligations which are cash collateralized or supported with a letter of credit instead of released at the Closing, as well as any other Support Obligations which remain outstanding (the “Remaining Support Obligations”).  EME shall, and shall cause the Acquired Subsidiaries to, cooperate as reasonably requested by the Purchaser Parties in Purchaser Parties’ efforts to obtain such releases from the Support Obligations; provided that (a) no such cooperation shall require EME or any other Person to expend any money, grant any concession or institute any Legal Proceeding, and (b) receipt of any release shall not be a condition to Closing for the Purchaser Parties and nor shall the Purchaser Parties be entitled to delay the Closing while awaiting any release.

(b)           Purchaser and EME shall use their reasonable best efforts to cause the beneficiary or beneficiaries of the Remaining Support Obligations to terminate and redeliver to EME as soon as practicable, each original copy of each original guaranty, letter of credit or other instrument constituting or evidencing such Remaining Support Obligations, as well as to redeliver to EME and its Affiliates or lenders, as applicable, any cash collateral in respect of the Remaining Support Obligations which was originally provided by EME and such Affiliates or lenders, and to take such other actions as may be required to terminate such Remaining Support Obligations.

(c)           For so long as the Remaining Support Obligations are outstanding, Purchaser shall indemnify, defend and hold harmless EME from and against any and all Losses incurred by any such indemnified Persons in connection with the Remaining Support Obligations.

(d)           It is acknowledged and agreed that, among other things, the Closing Support Obligations include the EME guarantee and Tax indemnity agreements provided in connection with the PoJo Leases and Documents and that Purchaser shall take such actions such that, at the Closing, it shall execute and deliver to the appropriate counterparties thereto, a Tax indemnity agreement and guarantee in substantially the form executed by EME, or as otherwise agreed by the PoJo Parties, and take such other actions and execute such other agreements as necessary to cause EME to be released from all Support Obligations with respect to the PoJo Leases and Documents.  At the Closing, Parent shall provide an irrevocable and unconditional guarantee of all payments and performance of all obligations of Purchaser with respect to such guarantee and Tax indemnity agreement for the benefit of the PoJo Parties.

(e)           Notwithstanding anything in this Agreement to the contrary, during the period from the date of the PSA Order until the Closing Date, Purchaser shall have the right to contact and have discussions with each beneficiary of a Support Obligation in order to satisfy its obligations under this Section 9.9; provided that (i) Purchaser shall give EME prior written notice before making any such contact, (ii) EME shall have the right to have one of its representatives present on the telephone line or in person, as applicable, during any such contact or discussion, and (iii) Purchaser shall cause such representatives to comply with all procedures and protocols regarding such contacts and discussions that may be reasonably established by EME and delivered to Purchaser in writing.

9.10        Litigation Support.

(a)           In the event and for so long as any Party or any of its Affiliates or any of its or their Related Persons actively is contesting or defending against any Legal Proceeding in connection with (i) any transaction contemplated by this Agreement or the Ancillary Agreements or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving EME, any Homer City Debtor, any Acquired Company or the Business (other than, for the avoidance of doubt, litigation between the Parties with respect to this Agreement or the Transaction), the other Parties will reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

(b)           Without limiting the generality of Section 9.10(a), the Parties agree that the EIX Litigation will be prosecuted and controlled by EME (as reorganized pursuant to the Plan).   Purchaser shall not (i) seek any term, or the implementation of any term in any manner, that requires the approval, consent or cooperation of any EIX Litigation Party, or gives any EIX Litigation Party a veto right, such that any EIX Litigation Party could demand the settlement or reduction in value of the EIX Litigation; or (ii) take any other action that would undermine the conduct of the EIX Litigation by EME.  To the extent that any Acquired Company is a necessary party for purposes of the successful pursuit of the EIX Litigation by EME, Purchaser will require such Acquired Company to reasonably cooperate with reorganized EME, as applicable, as necessary or desirable for such successful pursuit; provided, however, that reorganized EME shall reimburse such Acquired Company for the reasonable out of pocket costs it incurs in connection with such cooperation.

9.11        Cancellation of Intercompany Accounts.  EME and Purchaser agree that, as provided in the Plan, (a) EME shall be released of all obligations and Liabilities in respect of the MWG Intercompany Notes as of the Closing and (b) all intercompany payables and Liabilities between EME or any of the Homer City Debtors, on the one hand, and an Acquired Company, on the other hand (such intercompany payables and Liabilities, the “Intercompany Accounts”) shall be settled, cancelled or rendered unenforceable at or prior to the Closing in accordance with the Plan.  For the avoidance of doubt, no EIX Litigation Claims shall be impacted through cancellation of the Intercompany Accounts.

9.12        Post-Closing Record Retention and Access.  Each of Purchaser and EME shall keep and preserve in an organized and retrievable manner, at the headquarters for the Business or any other location at which a portion of the Business is conducted and any such books or records are stored (in the case of Purchaser) and at the headquarters of EME (in the case of EME) the books and records in its possession for seven (7) years from the Closing Date.  Upon expiration of such period for any specific books and records pertaining to the Business, each Party shall notify the other of its request to make copies of or take possession of such books and records and shall be provided reasonable opportunity to do so at the requesting Party’s sole cost.  While such books and records remain in existence, each Party shall allow the other Parties, their representatives, attorneys and accountants, at the requesting Party’s expense, access to the books and records upon reasonable request and advance notice and during normal business hours, subject to the Confidentiality Agreement.  Without limiting the generality of the foregoing, from and after the Closing, each Party shall provide the other Parties and their Affiliates and their authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to any books and records and other materials relating to periods prior to the Closing Date (a) in connection with general business purposes, whether or not relating to or arising out of this Agreement or the transactions contemplated hereby (including the preparation of Tax Returns, amended Tax Returns or claim for refund (and any materials necessary for the preparation of any of the foregoing), or in each case pro formas thereof) and financial statements for periods ending on or prior to the Closing Date, (b) in connection with the management and handling of any Legal Proceeding, whether such Legal Proceeding is a matter with respect to which indemnification may be sought hereunder, and (c) to comply with the rules and regulations of the Internal Revenue Service, the SEC or any other Governmental Authority; provided that nothing herein shall require any Party or their Affiliates to provide access to or disclose any information if such access or disclosure would be in violation of applicable Laws or regulations of any Governmental Authority.  The obligations of the respective Parties with respect to such records shall include maintaining, for at least the retention period specified above, computer systems permitting access (subject to applicable Laws or regulations of any Governmental Authority) to any of such records which are stored in electronic form in a fashion which is not less efficient than current access methods.

9.13        Insurance.  From and after the Closing, Purchaser shall, to the extent commercially practicable, assist EME and the Homer City Debtors in submitting all general liability and casualty loss claims or other claims against or relating to EME, the Homer City Debtors and/or any of their Affiliates that are not Acquired Companies for which insurance coverage is then available to any such Persons under any insurance policies owned by or transferred to any of the Acquired Companies prior to the Closing (collectively, the “Transferred Policies”) for coverage under the Transferred Policies to the extent such claims relate to events occurring prior to the Closing (subject to deductibles, self-insured retentions and policy limits of such Transferred Policies) (each such claim, a “Covered EME Claim”); provided that “Covered EME Claims” shall also include claims of Acquired Companies under Transferred Policies to the extent relating to Excluded Liabilities.  After the Closing, Purchaser shall, or shall cause its Affiliates to, permit EME and its Affiliates to submit such Covered EME Claims for processing in accordance with the Transferred Policies to the same extent as such Persons were entitled prior to the Closing.  It is understood and agreed that EME shall be responsible for satisfying any deductibles, self-insured retentions and other retained amounts on insurance coverage with respect to such Covered EME Claims made by EME.  Purchaser and its Subsidiaries shall provide EME and its Affiliates with reasonable cooperation regarding the processing of any Covered EME Claim.  Purchaser shall provide EME with sixty (60) days’ prior written notice of cancellation of any Transferred Policy (other than an expiration in accordance with its terms).

9.14        Use of Name and Trademarks. As soon as practicable after the Closing Date, but in no event more than sixty (60) days thereafter, the name of each Acquired Company that includes the name “Edison” shall be changed to names that do not include “Edison” or the other names, marks or logos set forth on Schedule 9.14, whether alone or in combination with any other words, phrases or designs or any derivatives, abbreviations, acronyms or other formatives based on or including any of the foregoing or any marks or logos confusingly similar thereto (collectively, the “Edison Marks”) and Purchaser shall not use the Edison Marks (including in any domain names or in any signage or rolling stock).  The Parties shall discuss in good faith mechanisms such that use of the Edison Marks will cease at or prior to Closing or, failing that, a date sooner than the prescribed above.

9.15        Certain Arrangements.  From the date hereof and until the entry of the Confirmation Order, unless EME otherwise agrees in writing and except as may be required by the terms of this Agreement and other than the Plan Sponsor Agreement and Parent’s arrangements with Barclay’s and Deutsche Bank in connection with this Transaction, neither Parent or Purchaser nor their respective Affiliates or any of their or their Affiliates’ respective Related Persons shall enter into any Contract, undertaking, commitment, agreement or obligation, whether written or oral, with any member of the management of EME, the Homer City Debtors or any of the Acquired Companies or the board or directors of EME (except as provided in Section 9.6), any holder of equity or debt securities of EME or the Acquired Companies, or any lender or creditor of EME or the Acquired Companies (a) relating in any way to the acquisition of the Target Holdings or the transactions contemplated by this Agreement or (b) that would be reasonably likely to prevent, restrict, impede or affect adversely the ability of EME to entertain, negotiate or consummate any Acquisition Proposal.

9.16        Parent Guarantee.  Parent hereby agrees to cause Purchaser to comply with and perform each and every of its covenants and agreements hereunder.  Without limiting the generality of the foregoing, Parent agrees to cause Purchaser to pay the Estimated Cash Purchase Price, the Stock Purchase Price and other amounts required to be paid by Purchaser hereunder, in each case when required hereunder.  Parent agrees that such guarantee is a guarantee of payment and performance, and not of collection, and that EME and each Homer City Debtor are entitled to enforce this Agreement and may proceed directly against Parent, whether or not it has instituted a Legal Proceeding against the Purchaser and whether or not such Legal Proceeding has been resolved.  Purchaser covenants and agrees that, from and after the Closing, it shall cause each of its post-Closing Subsidiaries and the Acquired Companies to comply with each of the terms of this Agreement or any other agreement entered into in connection with the transactions contemplated hereby to which it is party or subject.

9.17        Non-Solicitation and No-Hire.  From the date hereof until the earlier of (a) the first anniversary of the date hereof and (b) the Closing Date, each Purchaser Party will not, and will cause each of its Subsidiaries not to, directly or indirectly, solicit for employment or engagement or employ or engage any individual who is now or was during the six months prior to such proposed solicitation, hire or engagement, engaged or employed by EME, any Homer City Debtor and any Acquired Company, without obtaining the prior written consent of EME; provided that, the restrictions in this Section 9.17 shall continue to apply after the Closing Date with respect to the employees listed on Schedule 9.17. Notwithstanding the foregoing, nothing herein shall restrict or preclude any Purchaser Party’s or its Subsidiaries’ right to make generalized searches for employees by use of advertisements in any medium or to engage firms to conduct such searches, so long as such search firms do not target or focus on EME or the Acquired Companies, or to employ or engage any individual who (i) is not or was not a management-level employee or key employee of EME, any Homer City Debtor and/or any Acquired Company, and (ii) either (a) with whom neither Purchaser Party nor any of its Subsidiaries (nor any Related Persons on their behalf) had substantive contact, directly or indirectly, or who were specifically identified to such Purchaser Parties or any of their Subsidiaries or any of their respective Related Persons during the period of its investigation of EME and evaluation of the Transaction, or (b) approached the Purchaser Party or its Subsidiary.  Notwithstanding anything to the contrary contained herein, from and after the date the Disclosure Statement Order is entered, nothing in this Section 9.17 shall prohibit Parent, Purchaser or any of their respective Affiliates from taking any action permitted by Section 9.6 hereof.

ARTICLE 10
MISCELLANEOUS

10.1        Amendment and Waiver.  This Agreement may be amended or any provision of this Agreement may be waived; provided that any amendment or, except as provided in Section 7.1, waiver shall be binding only if such amendment or waiver is set forth in a writing executed by the Party against whom enforcement is sought.  No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.  Any waiver by any Party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, is not deemed to be nor construed as a furthering or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

10.2        Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of international standing (with charges prepaid), on the first Business Day following the date of delivery to such courier service, (c) if deposited in the United States mail, first-class postage prepaid, on the fifth Business Day following the date of such deposit, or (d) if delivered by facsimile, upon confirmation of successful transmission, (i) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient Party on a Business Day, on the date of such transmission, and (ii) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient Party, on the date of such transmission or is transmitted on a day that is not a Business Day.  All notices, demands and other communications hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

Notices to EME:	Edison Mission Energy 3 MacArthur Place, Suite 100 Santa Ana, California 92707 Attention: President Telephone: (714) 513-8000 Facsimile: (949) 225-7700

with a copy (which shall not constitute notice) to:	Kirkland & Ellis LLP 300 North LaSalle Street Chicago, Illinois 60654 Attention: James H.M. Sprayregen, P.C. David R. Seligman, P.C. Telephone: 312-861-2000 Facsimile: 312-861-2200

with a copy (which shall not constitute notice) to counsel for the UCC at:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attn: Ira S. Dizengoff and Arik Preis

Fax:  (212) 872-1002

and

Akin Gump Strauss Hauer & Feld LLP

1333 New Hampshire Avenue, N.W.

Washington, D.C. 20036

Attn: James R. Savin

Fax:  (202) 887-4288

with a copy (which shall not constitute notice) to counsel for the Supporting Noteholders at:	Ropes & Gray LLP 1211 Avenue of the Americas New York, New York 10036 Attn.: Keith H. Wofford Fax: 212.596.9090 and

Ropes & Gray LLP 800 Boylston Street Boston, Massachusetts 02199 Attn.: Stephen Moeller-Sally Fax: 617.951.7050

Notices to Purchaser Parties:	NRG Energy, Inc. 211 Carnegie Center Princeton, NJ 08540-6213 Attention: Brian Curci Telephone: 609.524.5171 Facsimile: 609.524.4501

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

1299 Pennsylvania Avenue, NW

Washington, DC 20004-2400

Attention: Elaine M. Walsh

Telephone: 202.639.1141

Facsimile: 202.585.1042

-and-

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, Texas 75201

Attention: C. Luckey McDowell

Telephone: 214.953.6571

Facsimile: 214.661.4571

10.3        Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of Law) by a Party without the prior written consent of the other Parties.  For all purposes hereof, a transfer, sale or disposition of a majority of the voting capital stock or other voting interests of a Party (whether by contract or otherwise) shall be deemed an assignment hereunder.  No assignment, even if consented to, of any obligations hereunder shall relieve the Purchaser Parties of any of their respective obligations under this Agreement, including their obligation to pay the Cash Purchase Price and the Stock Purchase Price and assume the Assumed Liabilities.

10.4        Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision survives to the extent it is not so declared, and all of the other provisions of this Agreement remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

10.5        Mutual Drafting.  This Agreement is the result of the joint efforts of EME and Purchaser, and each of them and their respective counsel have reviewed this Agreement and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and therefore there shall be no construction against either Party based on any presumption of that Party’s involvement in the drafting thereof.

10.6        Captions.  The captions used in this Agreement and descriptions of the Schedules are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption or description of the Schedules had been used in this Agreement.

10.7        Complete Agreement.  The Confidentiality Agreement, this Agreement and the Ancillary Agreements contain the complete agreement between the Parties with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous understandings, agreements or representations by or among the Parties, written or oral, with regard to such transactions.    No such prior understandings, agreements or representations, including any earlier drafts of this Agreement, shall affect in any way the meaning or interpretation of this Agreement.  The Schedules and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

10.8        Schedules.  The disclosures in the Schedules are qualified in their entirety by reference to specific provisions of this Agreement, and are not intended to constitute, and shall not constitute, representations or warranties.  Notwithstanding anything to the contrary contained in this Agreement or in the Schedules, each Section of the Schedules shall be deemed to qualify the corresponding Section of this Agreement and any other Section of this Agreement to which the application of such disclosure is reasonably apparent on its face (including with respect to a particular representation and warranty that may not make a reference to the Schedules).  The inclusion of information in the Schedules shall not be construed as or constitute an admission or agreement that such information is material to EME, its Subsidiaries or the Business or that such information constitutes a violation of applicable Laws or a breach of any Contract.  In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.  Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material or would or would not cause, or be expected to cause, a Material Adverse Effect, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Schedules is or is not material for purposes of this Agreement.  Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Schedules is or is not in the ordinary course of business for purposes of this Agreement.

10.9        No Additional Representations; Disclaimer.

(a)           Each Party acknowledges and agrees that none of the other Parties hereto, nor any Person acting on behalf of any Party hereto or any of their respective Affiliates or representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding such Party or any of its Subsidiaries or their respective businesses or assets, except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Schedules.  Purchaser further agrees that none of EME nor any of its Affiliates or representatives will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to

Purchaser, or Purchaser’s use of, any such information and any information, document or material made available to Purchaser or its Affiliates or representatives in connection with the Transactions.

(b)           Each Party acknowledges and agrees that except for the representations and warranties expressly set forth in Article 5 and Article 6, the Transaction is being consummated AS IS, WHERE IS AND WITH ALL FAULTS AND WITHOUT ANY WARRANTIES OF MERCHANTABILITY, QUALITY, CONDITION, USAGE, SUITABILITY OR FITNESS FOR INTENDED USE OR OTHER EXPRESSED OR IMPLIED WARRANTY.  Each Party acknowledges and agrees that it is consummating the Transaction without any representation or warranty, express or implied, by the other Parties hereto or any of their Affiliates or representatives, except for the representations and warranties expressly set forth in Article 5 and Article 6 hereof.

(c)           Purchaser acknowledges and agrees that (i) it has not relied on any representation, warranty, covenant or agreement of EME or its respective Related Persons, other than the express representations, warranties, covenants and agreements of EME set forth in Article 5, (ii) Purchaser has made its own investigation of the Target Holdings and Assumed Liabilities and, based on such investigation and its own conclusions derived from such investigation, has elected to proceed with the transactions contemplated hereby and (iii) no material or information provided by or communications made by (or on behalf of) EME or its Affiliates or their respective Related Persons will create any representation or warranty of any kind, whether express or implied, with respect to the Target Holdings and the title thereto, the operation of the Target Holdings, the Assumed Liabilities, the Business or the prospects (financial and otherwise), risks and other incidents of the Business.

10.10      Counterparts.  This Agreement may be executed in multiple counterparts (including by means of telecopied or electronically transmitted signature pages), all of which taken together shall constitute one and the same Agreement.

10.11      GOVERNING LAW; CONSENT TO JURISDICTION; ARBITRATION.  THIS AGREEMENT AND EACH ANCILLARY AGREEMENT (AND ANY CLAIMS, CAUSES OF ACTION, ACTIONS, CONTROVERSIES OR DISPUTES THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE HERETO OR THERETO, TO THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, TO THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF, OR TO THE INDUCEMENT OF ANY PARTY TO ENTER HEREIN AND THEREIN, WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE AND WHETHER PREDICATED ON COMMON LAW, STATUTE OR OTHERWISE) SHALL IN ALL RESPECTS BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE (WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, AND WITHOUT THE REQUIREMENT TO ESTABLISH COMMERCIAL NEXUS IN A DELAWARE COUNTY), EXCEPT TO THE EXTENT THAT THE LAWS OF SUCH STATE ARE SUPERSEDED BY THE BANKRUPTCY CODE.  FOR SO LONG AS EME IS OR MAY BE SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT, THE PARTIES HERETO IRREVOCABLY ELECT AS THE SOLE JUDICIAL FORUM FOR THE ADJUDICATION OF ANY MATTERS ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT AND EACH ANCILLARY AGREEMENT (AND ANY CLAIMS, CAUSES OF ACTION, ACTIONS, CONTROVERSIES OR DISPUTES THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE HERETO OR THERETO, TO THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, TO THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF, OR TO THE INDUCEMENT OF ANY PARTY TO ENTER HEREIN AND THEREIN, WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE AND WHETHER PREDICATED ON COMMON LAW, STATUTE OR OTHERWISE), AND CONSENT TO

THE EXCLUSIVE JURISDICTION OF, THE BANKRUPTCY COURT. ALL DISPUTES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS SHALL BE SUBMITTED TO THE BANKRUPTCY COURT (UNLESS THE ANCILLARY AGREEMENTS SPECIFY TO THE CONTRARY) AS LONG AS EME IS OR MAY BE SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT.  IN THAT CONTEXT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH OF EME AND PURCHASER BY THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY: (1) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION SHALL BE HEARD AND DETERMINED IN THE BANKRUPTCY COURT; (2) CONSENTS THAT ANY SUCH ACTION MAY AND SHALL BE BROUGHT IN SUCH COURT AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OR JURISDICTION OF ANY SUCH ACTION IN ANY SUCH COURT OR THAT SUCH ACTION WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME; (3) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION MAY BE EFFECTED BY MAILING A COPY OF SUCH PROCESS BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH SERVICE AGENT (AS DEFINED BELOW) ON BEHALF OF PURCHASER AT SERVICE AGENT’S ADDRESS PROVIDED BELOW; AND (4) AGREES THAT NOTHING IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY THE LAWS OF THE STATE OF NEW YORK.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY (i) TO THE EXTENT THE BANKRUPTCY COURT REFUSES TO HEAR ANY CASE, ACTION OR DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, AND/OR AFTER EME IS NO LONGER SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT OR IF THE BANKRUPTCY COURT OTHERWISE PERMITS, THEN (ii) SUCH CASE OR DISPUTE SHALL THEN BE FINALLY SETTLED BY BINDING ARBITRATION IN CHICAGO, ILLINOIS UNDER THE RULES OF ARBITRATION OF THE INTERNATIONAL CHAMBER OF COMMERCE BY ONE ARBITRATOR APPOINTED IN ACCORDANCE WITH THE SAID RULES IN CHICAGO, ILLINOIS; PROVIDED, HOWEVER, THAT THIS PARAGRAPH SHALL NOT PRECLUDE ANY CLAIM FOR SPECIFIC PERFORMANCE OR OTHER INJUNCTIVE RELIEF FROM BEING ASSERTED IN ANY COURT OF COMPETENT JURISDICTION IF THE CONDITIONS IN CLAUSE (i) OF THIS PARAGRAPH ARE OTHERWISE SATISFIED.

10.12      Payments Under Agreement.  Each Party agrees that all amounts required to be paid hereunder shall be paid in United States currency and without discount, rebate or reduction and subject to no counterclaim or offset on the dates specified herein (with time being of the essence).

10.13      Third-Party Beneficiaries and Obligations.  This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.  Each of the Supporting Noteholders, the PoJo Parties and the UCC are intended third party beneficiaries of this Agreement and have the right to enforce the terms of this Agreement against the Parties; provided that the rights under this sentence shall terminate and be of no further force or effect automatically upon termination of the Plan Support Agreement for any reason.  Except as expressly set forth herein, nothing in this Agreement is intended to or shall confer upon any Person other than the Parties hereto or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this

Agreement, other than (a) the provisions of this Agreement which are specifically for the benefit of the Related Persons of EME and the Homer City Debtors, each of which is an express third-party beneficiary of each such provision, entitled to enforce such provision in accordance with its terms and (b) current and former officers, directors and employees are express third-party beneficiaries of Section 9.7, entitled to enforce the terms thereof in accordance with their terms.

10.14      Waiver of Bulk Sales Laws.  Each of the Parties acknowledges and agrees that neither EME nor any of its Subsidiaries will comply with, and hereby waives compliance by EME and its Subsidiaries with, any “bulk sales,” “bulk transfer” or similar Law relating to the transactions contemplated hereby.

10.15      WAIVER OF JURY TRIAL.  THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO A JURY TRIAL OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.16      Relationship of Parties.  Except as specifically provided herein, none of the Parties will act or represent or hold itself out as having authority to act as an agent or partner of the other Parties or in any way bind or commit the other Parties to any obligations or agreement.  Nothing contained in this Agreement will be construed as creating a partnership, joint venture, agency, trust, fiduciary relationship or other association of any kind, each Party being individually responsible only for its obligations as set forth in this Agreement.  The Parties’ respective rights and obligations hereunder are limited to the contractual rights and obligations expressly set forth herein on the terms and conditions set forth herein.

10.17      Specific Performance.  Each Party acknowledges and agrees that irreparable damage for which damages, even if available, would not be an adequate remedy would occur in the event that any of the provisions of this Agreement (including the taking of such actions as are required of such Party hereunder to consummate and cause the consummation of the Transaction) were not performed by such Party in accordance with their specific terms or were otherwise breached by any Party.  It is accordingly agreed that each Party shall be entitled (in addition to any other remedy that may be available to it, whether at Law or in equity, including monetary damages, except as limited by this Agreement) to seek and obtain (a) an Order of specific performance or other equitable relief to enforce the observance and performance of such covenant or obligation, and (b) an injunction or other equitable relief restraining such breach or threatened breach, in each case without proof of damages or otherwise; provided that, without limiting the termination rights of each Party pursuant to Section 7.1, prior to termination of this Agreement, EME shall seek specific performance, injunctive relief or other equitable relief prior to seeking monetary damages from the Purchaser Parties.  The Parties further agree that the provisions of Section 7.2 are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and that the rights granted under this Section 10.17 are an integral part of this Agreement and that the Parties would not have executed and delivered this Agreement without the provisions of this Section 10.17 and the rights granted to such Party hereunder.  Each Party further agrees that neither party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.17.  Each Party agrees that it waives the defense that there is an adequate remedy at Law, or that any award of specific performance, injunctive relief or other equitable relief is not an appropriate remedy for any reason at Law or in equity, with respect to any claim pursued pursuant to this Section 10.17.  After valid termination of this Agreement, the right of specific performance provided for in Section 10.17 shall only be available with respect to the Surviving Provisions.

10.18      Usage.

(a)           Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)           Words denoting any gender shall include all genders.  Where a word is defined herein, references to the singular shall include references to the plural and vice versa.

(c)           A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(d)           All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

(e)           All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(f)            Any reference to any agreement or contract referenced herein or in the Schedules shall be a reference to such agreement or contract, as amended, modified, supplemented or waived.

(g)           The phrase “to the extent” means “the degree by which” and not “if.”

(h)           The definitions on Annex I are incorporated into this Agreement as if fully set forth at length herein and all references to a “Section” in such Annex I are references to such Section of this Agreement.

*  *  *  *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

EDISON MISSION ENERGY

/s/ Pedro Pizarro
By: Pedro Pizarro
Its: President

Asset Purchase Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

NRG ENERGY, INC.

/s/ Christopher S. Sotos
By: Christopher S. Sotos
Its: SVP — Strategy and M&A

NRG ENERGY HOLDINGS INC.

/s/ Christopher S. Sotos
By: Christopher S. Sotos
Its: Vice President

Asset Purchase Agreement

ANNEX 1

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

“Acceptable Appraiser” means an independent third-party appraiser mutually agreed by both Parties or, if such agreement is not reached within 10 Business Days after demand therefor by either Party, by the Bankruptcy Court upon petition of either Party.

“Accounting Principles” means (i) in the case of Closing Cash, the accounting principles, methodologies, practices, estimation techniques, assumptions, policies and other principles used in the calculation of the various components of Cash in the preparation of the consolidated balance sheet for EME and its Subsidiaries included with EME’s Form 10Q for the fiscal quarter ended March 31, 2013 and (ii) in the case of Closing Debt, the accounting principles, methodologies, practices, estimation techniques, assumptions, policies and other principles used in the calculation of the various components of Debt in the preparation of the July monthly operating report for EME and its Subsidiaries filed with the Bankruptcy Court; provided that such monthly report is, with respect to the components of Debt, prepared consistent with GAAP.

“Acquired Companies” shall have the meaning set forth in the Recitals.

“Acquired Company Employee” means any individual who is employed by an Acquired Company as of the Closing Date.

“Acquisition Proposal” means, other than with respect to any assets proposed to be included as part of any Permitted Asset Disposal, any Non-Core Assets, any Excluded Assets or any assets that EME or any Acquired Company is required to sell, transfer or convey as a result of any Order of a Governmental Authority in connection with the Chevron Litigation, any bona fide proposal or offer relating to (a) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer (including a self-tender offer), recapitalization (including a leveraged recapitalization or extraordinary dividend), reorganization, share exchange, business combination or similar transaction involving EME (or any Acquired Company or Acquired Companies), (b) the acquisition of outstanding shares of any class of capital stock of EME, (c) the acquisition, outside of the ordinary course of business, of assets of EME (or any Acquired Company or Acquired Companies),  including, for this purpose, the outstanding assets and equity interests of the Acquired Companies, or (d) any other transaction the consummation of which would reasonably be expected to interfere with or prevent the Transactions, and in each case other than the transactions contemplated by this Agreement.

“Additional Conveyance Documents” shall have the meaning set forth in Section 2.1.

“Additional Liabilities Assumption Documents” shall have the meaning set forth in Section 2.1.

“Adjusted Base Purchase Price” shall have the meaning set forth in Section 1.2(a).

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Code § 1504(a) or any similar group defined under a similar provision of state, local, or foreign Law.

“Agreed Incremental Tax Attribute Value” shall have the meaning set forth in a Tax Attributes Agreement, if any.

“Agreed PoJo Cure Amount” means (i) the sum of all amounts due under the Facility Leases, including, without limitation, all accrued and unpaid (x) Basic Lease Rent due and payable on any Rent Payment Date occurring prior to the Plan Effective Date (including interest on any overdue principal and overdue interest at the Overdue Rate) and (y) Supplemental Lease Rent minus (ii) the sum of all payments made in respect of Rent pursuant to any forbearance, extension, or other agreement with any of the PoJo Parties including the “Initial Payment” made under the Forbearance Agreement by and among the PoJo Parties dated December 16, 2012.  Capitalized terms used in this definition but not otherwise defined herein shall have the meanings set forth in the PoJo Leases and Documents.  For the avoidance of doubt, the Parties agree that the Agreed PoJo Cure-Amount is reflected on, and will be calculated as set forth on, Exhibit F.

“Agreement” shall have the meaning set forth in the Preamble.

“Allowed” means (i) a Claim or interest that is (a) listed in the bankruptcy schedules filed in the Chapter 11 Cases as of the Plan Effective Date as not disputed, not contingent, and not unliquidated, or (b) evidenced by a valid proof of claim, filed by the applicable bar date and no longer subject to EME or any Debtor Subsidiary or Purchaser Parties’ rights to file an objection to such proof of claim, or (ii) a Claim that is expressly allowed pursuant to the Plan or any stipulation approved by or as otherwise set forth in a Final Order of the Bankruptcy Court.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 4.6(a).

“Ancillary Agreements” means the Plan, the PSA Order, and the Confirmation Order, the agreements among the Parties contemplated thereby, and any other agreement to be entered into by the Parties or their Affiliates in connection with the transactions contemplated hereby or thereby on or after the date hereof.

“Antitrust Law” means, collectively, the HSR Act, title 15 of the United States Code §§ 1-7, as amended (the Sherman Act), Title 15 of the United States Code §§ 12-27 and Title 29 of the United States Code §§ 52-53, as amended (the Clayton Act), the Federal Trade

Commission Act (15 U.S.C.§ 41 et seq.), as amended, the Anti-Monopoly Law and its implementing regulations, and the rules and regulations promulgated thereunder, and any other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, as such of the foregoing are enacted and in effect as of the date hereof, including any International Competition Laws.

“Asset Sale Treatment” shall have the meaning set forth in Section 9.5(c).

“Assumed Contract” shall have the meaning set forth in Section 4.5(c).

“Assumed Contracts List” shall have the meaning set forth in Section 4.5(c).

“Assumed Liabilities” means the EME Assumed Liabilities and the Debtor Subsidiary Assumed Liabilities.

“Assumed Rejection Liabilities” shall have the meaning set forth in Section 1.6(c).

“Available Contract List” shall have the meaning set forth in Section 4.5(a).

“Available Contracts” shall have the meaning set forth in Section 4.5(a).

“Available Contracts Notice” shall have the meaning set forth in Section 4.5(b).

“Available Credit Facilities” shall have the meaning set forth in Section 6.5.

“Available Proceeds” means insurance proceeds or condemnation awards paid to EME and/or an Acquired Company in respect of a Casualty or Condemnation Loss and, after the Closing, Purchaser and/or an Acquired Company that, as of the Closing Date, has not yet been spent on repairs or restoration or otherwise reinvested in operating assets.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Illinois or such other court having jurisdiction over the Chapter 11 Cases originally administered in the United States Bankruptcy Court of the Northern District of Illinois.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

“Base Purchase Price” shall have the meaning set forth in Section 1.2(a).

“Basic Lease Rent” shall have the meaning given to such term in the PoJo Leases and Operative Documents.

“Benefit Period” shall have the meaning set forth in Section 9.6(d).

“Break-Up Fee” shall have the meaning set forth in Section 7.2(b).

“Business” means the power generation business, including wind, gas, and coal, and energy marketing and trading business of EME and its Subsidiaries.

“Business Day” means any day, other than a Saturday, Sunday, or any other date on which banks located in Chicago, Illinois are closed for business as a result of federal, state or local holiday.

“Business Employee” means any current or former employee of EME or any Acquired Company (including, for the avoidance of doubt, any individual who (i) is not actively at work by reason of illness, paid time off, short-term disability, long-term disability, workers’ compensation or other leave of absence or (ii) is, or is expected to become, an employee of EME or any Acquired Company) or who is otherwise set forth on Schedule A-1.

“Cash” means the sum, without duplication, of (i) the aggregate amount of cash and cash equivalents, restricted cash and cash equivalents, and margin and collateral deposits of EME and the Acquired Companies to the extent the same would be included on a consolidated balance sheet for EME prepared using the Accounting Principles and (ii) to the extent not included in (i), the aggregate amount of cash and cash equivalents, restricted cash and cash equivalents and margin and collateral deposits of any Partially-Owned Company multiplied by the percentage of outstanding equity interests of such Partially-Owned Company owned (before giving effect to the transactions contemplated hereby), directly or indirectly, by EME; provided that, for purposes of clause (ii) foregoing, to the extent that there is more than one class of equity, the portion that would be received by EME or any of its Subsidiaries if such aggregate amount was distributed at the time of determination in complete liquidation, dissolution or winding up of such Partially-Owned Company.

“Cash Purchase Price” shall have the meaning set forth in Section 1.2(a).

“Cash Target” means the amount equal to (a) $1,063,000,000, minus (b) the aggregate amount paid by EME or any of its Subsidiaries in respect of Basic Lease Rent due and payable on or after January 2, 2014, plus (c) the Available Proceeds received in respect of a Casualty or Condemnation Loss, plus (d) the proceeds received in the event that EME or any Acquired Company is required to sell, transfer or convey assets as a result of any Order of a Governmental Authority in connection with the Chevron Litigation.

“Casualty or Condemnation Loss” means an Event of Loss or a Taking.

“Chapter 11 Cases” shall have the meaning set forth in the Recitals.

“Chevron Litigation” means the adversary proceeding styled Chevron Kern River Co. v. Southern Sierra Energy Co., No. 12-01954 (JPC) (Bankr. N.D. Ill.), the appeal styled Chevron Kern River Co. v. Southern Sierra Energy Co., No. 13-00848 (CRN) (N.D. Ill.), together with any related appeals, and any other contested matter or dispute arising in connection with the Chapter 11 Cases (including litigation stemming from Debtors’ motion to assume gas partnership agreements) between or among:  Southern Sierra Energy Company, Western Sierra Energy Company, any of the other Debtors, or any of the Non-Debtor Subsidiaries, on one hand; and Chevron Corporation or any Affiliated thereof, on the other.

“Claims” means all claims, defenses, cross claims, counter claims, debts, suits, remedies, liabilities, demands, rights, obligations, damages, expenses, rights to refunds, reimbursement, recovery, indemnification or contribution, attorneys’ or other professionals’ fees and causes of action whatsoever, whether based on or sounding in or alleging (in whole or in part) tort, contract, negligence, gross negligence, strict liability, bad faith, contribution, subrogation, respondeat superior, violations of federal or state securities Laws, breach of fiduciary duty, any other legal theory or otherwise, whether individual, class, direct or derivative in nature, liquidated or unliquidated, fixed or contingent, whether at Law or in equity, whether based on federal, state or foreign law or right of action, foreseen or unforeseen, mature or not mature, known or unknown, disputed or undisputed, accrued or not accrued, contingent or absolute (including all causes of action arising under Sections 510, 544 through 551 and 553 of the Bankruptcy Code or under similar state Laws including fraudulent conveyance claims, and all other causes of action of a trustee and debtor-in-possession under the Bankruptcy Code) or rights of set-off.

“Closing” shall have the meaning set forth in Section 1.9.

“Closing Cash” means the excess of (i) amount of Cash as of 12:00 a.m. on the Closing Date, minus (ii) the amount of Cash specifically associated with the Non-Core Assets as of such time, but specifically excludes any Cash received by EME or any of the Acquired Companies with respect to the sale, transfer or conveyance of any such Non-Core Assets after the date hereof and prior to such time.  For the avoidance of doubt, the amount of Cash specifically associated with the Non-Core Projects at March 31, 2013 was approximately $5,100,000 and it is intended that clause (ii) of this definition would be calculated in a manner consistent therewith.

“Closing Date” shall have the meaning set forth in Section 1.9.

“Closing Debt” means the aggregate amount of Debt as of 12:00 a.m. on the Closing Date.

“Closing Support Obligations” shall have the meaning set forth in Section 9.9(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” means a collective bargaining agreement or similar agreement covering any Acquired Company Employee, as may be amended from time to time.

“Condemnation Value” means the value (as determined by an Acceptable Appraiser) of the property subject to a Taking, less any condemnation award received by EME or any of an Acquired Company.

“Confidentiality Agreement” shall mean that certain confidentiality agreement dated September 30, 2013 between EME and Purchaser.

“Confirmation Hearing” means a hearing in front of the Bankruptcy Court seeking approval of the Confirmation Order.

“Confirmation Order” shall have the meaning set forth in Section 8.1(a).

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral, other than Real Property Leases.

“Covered EME Claim” shall have the meaning set forth in Section 9.13.

“Cure Amount Objection Deadline” shall have the meaning set forth in Section 4.5(b).

“Cure Amounts” means, with respect to any Available Contract, the amount of cash necessary to pay in full and otherwise satisfy in full all amounts and other consideration that pursuant to Sections 365 and 1123 of the Bankruptcy Code shall be required to cure any defaults on the part of EME or the Acquired Companies pursuant to such Available Contract as a prerequisite to the assignment and assumption of such Available Contract pursuant to Sections 365 and 1123 of the Bankruptcy Code, as such amount is finally determined pursuant to Section 4.5.

“Days Off Accrual” shall have the meaning set forth in Section 9.6(h).

“Debt” means the aggregate principal amount of debt for borrowed money of EME’s Subsidiaries to the extent the same would be included on a consolidated balance sheet for EME prepared using the Accounting Principles; provided that “Debt” shall not include (a) any debt for borrowed money or other liability of MWG and its Subsidiaries (including any MWG Permitted Debt), (b) any “intercompany” indebtedness (including any debt for borrowed money owed by any Acquired Company to any other Acquired Company) or (c) any Excluded Liabilities.

“Debt Target” means $1,545,000,000, minus any Debt transferred or being transferred (including through the sale of a Person holding such Debt) in connection with the sale, conveyance or transfer of any Permitted Asset Disposal, or the sale, conveyance or transfer of any Non-Core Asset minus in the event that EME or any Acquired Company is required to sell, transfer or convey assets as a result of any Order of a Governmental Authority in connection with the Chevron Litigation, any Debt transferred or being transferred (including through the sale of a Person holding such Debt) in connection with the sale, transfer or conveyance of such asset, and minus the Debt amortization specifically with respect to any Non-Core Assets after the date of this Agreement and prior to 12:00 a.m. on the Closing Date.

“Debtor Subsidiaries” means Camino Energy Company, Chestnut Ridge Energy Company, Edison Mission Energy Fuel Services, LLC, Edison Mission Finance Co., Edison Mission Fuel Resources, Inc., Edison Mission Fuel Transportation, Inc., Edison Mission Holdings Co., EME Homer City Generation L.P., Edison Mission Midwest Holdings Co., Homer City Property Holdings, Inc., Mission Energy Westside, Inc., Midwest Finance Corp., Midwest Generation EME, LLC, MWG, Midwest Generation Procurement Services, LLC, Midwest Peaker Holdings, Inc., San Joaquin Energy Company, Southern Sierra Energy Company, Western Sierra Energy Company and each other Acquired Company that files as a debtor in the Chapter 11 Cases.

“Debtor Subsidiary Assumed Liabilities” shall have the meaning set forth in Section 1.6(c).

“Debtor Subsidiary Assumed Rejection Liabilities” shall have the meaning set forth in Section 1.6(c).

“Deemed Disclosed” means (i) the document or information was disclosed in a filing made by or on behalf of EME or any of its Subsidiaries in the Chapter 11 Cases prior to the date hereof or (ii) the document or information was included in an EME SEC Report.

“Disclosure Statement” shall have the meaning set forth in Section 8.1(b).

“Disclosure Statement Order” shall have the meaning set forth in Section 8.1(b).

“Edison Marks” shall have the meaning set forth in Section 9.14.

“EIX” means Edison International, Inc., a California corporation.

“EIX 401(k) Plan” shall have the meaning set forth in Section 9.6(j).

“EIX Litigation Claims” means that term as defined in the Plan Term Sheet.

“EIX Litigation Parties” means that term as defined in the Plan Term Sheet.

“EIX Midwest Gen Plan” shall have the meaning set forth in Section 9.6(j).

“Eligible Employees” means (i) current employees of EME (other than, for the avoidance of doubt, Acquired Company Employees) (including, for the avoidance of doubt, any individual who (A) is not actively at work by reason of illness, paid time off, short-term disability or other leave of absence or (B) is, or is expected to become, an employee of EME), or (ii) any employee who is otherwise listed on Schedule A-2.

“EME” shall have the meaning set forth in the Preamble.

“EME 401(k) Plan” shall have the meaning set forth in Section 9.6(j).

“EME Account” shall have the meaning set forth in Section 2.2(a).

“EME Assumed Liabilities” shall have the meaning set forth in Section 1.6(b).

“EME Assumed Rejection Liabilities” shall have the meaning set forth in Section 1.6(b).

“EME Designated Contacts” shall have the meaning set forth in Section 4.2.

“EME Material Adverse Effect” means a material adverse effect upon the business, assets, properties, results of operations or condition (financial or otherwise) of the Business, taken as a whole; provided that none of the following, either alone or taken together with other changes or effects, shall constitute or be taken into account in determining whether there has been an EME Material Adverse Effect: (i) changes in, or effects arising from or relating to, general business or economic conditions affecting the industry in which the Business is operated, (ii) changes in, or effects arising from or relating to, national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of the United States, (iii) changes in, or effects arising from or relating to, financial, banking, securities or commodities markets (including (V) any change in commodity prices (including, without limitation, the price of natural gas, coal and/or electricity), (W) any disruption of any of the foregoing markets, (X) any change in currency exchange rates, (Y) any decline or rise in the price of any security, commodity, contract or index and (Z) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated hereby, (iv) changes in, or effects arising from or relating to changes in, GAAP, (v) changes in, or effects arising from or relating to changes in, Laws, Orders, or other binding directives or determinations issued or made by or agreements with or consents of any Governmental Authority, (vi) changes in, or effects arising from or relating to, the taking of any action expressly contemplated by this Agreement, the announcement of this Agreement, or the Transaction, (vii) any existing event, occurrence, or circumstance with respect to which Purchaser has knowledge as of the date hereof (including any matter set forth in the EME SEC Reports), (viii) changes or effects that generally affect the electric power industry, electric power markets and/or electric power transmission and/or distribution, (ix) any failure, in and of itself, to achieve any projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with Purchaser or its Affiliates or representatives), (x) any adverse change in or effect on the Business that is cured by or on behalf of any member of the Acquired Companies before the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Article 7, (xi) any adverse change in or effect on the Business that is caused by any delay in consummating the Closing as a result of any violation or breach by Purchaser of any covenant, representation or warranty contained in this Agreement or Purchaser’s removal of any Available Contract from the Assumed Contract List, (xii) any changes or effects caused by or relating to the identity of Purchaser, (xiii) any changes or effects caused by or relating to the Chapter 11 Cases (including loss of credit and other third-party business relations matters), (xiv) a Major Loss, (xv) a Walnut Creek Loss, (xvi) the Chevron Litigation or an Order or determination in connection therewith, (xvii) the loss of the services of any employee(s), whether as a result of a strike, work stoppage or otherwise, (xviii) changes in or effects relating to Excluded Assets, Excluded Liabilities or Non-Core Assets, or (xix) the absence of any variances or waivers with respect to any Acquired Company from the IPCB; provided that, with respect to clauses (i), (iii) through (v) and (viii), such effects may be considered in determining whether there has been an EME Material Adverse Effect to the extent such effects have a disproportionate effect on the Business, taken as a whole, as compared to other Persons engaged in the same industry (or, in the case of clause (v), other Persons engaged in the same industry in the same jurisdiction(s) where such Laws, Orders, or other binding directives or determinations issued or made by or agreements with or consents of any Governmental Authority have effect).  For the avoidance of doubt, the condition set forth in Section 3.2(d) shall not be deemed an acknowledgment, admission or other concession on the part of (a) EME that a loss in excess of 20% of the Stipulated Transaction Value constitutes an EME Material Adverse Effect, or (b) Purchaser Parties that a loss less than or equal to 20% of the Stipulated Transaction Value does not constitute an EME Material Adverse Effect, and such provision shall have no effect on the interpretation of this definition.

“EME SEC Reports” means each report, filing and document made by EME or any of its Subsidiaries on or after December 17, 2012 and prior to the date hereof, as amended prior to the date hereof.

“EME Severance Plans” shall mean the EME Severance Pay Plan and EME Exeuctive Severance Pay Plan which shall be drafted and adopted by EME  between the date hereof and the Closing Date to mirror, respectively, the “Edison International Involuntary Severance Plan” and  “Edison International 2008 Executive Severance Plan” as in effect immediately prior to the date hereof; provided, however, for the avoidance of doubt, that in no event shall the EME Severance Plans provide cash based severance or other compensation in excess of such benefits provided under the Edison International Involuntary Severance Plan and Edison International 2008 Executive Severance Plan, respectively.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in ERISA §3(3)) and each other material employee benefit plan, program or arrangement that is sponsored or maintained or contributed to by EME or any Acquired Companies or any ERISA Affiliate as of the Closing Date on behalf of any current or former employees of EME or any Acquired Company.

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“EMRA Approval” means any necessary approval from the Republic of Turkey Energy Market Regulatory Authority or any other Governmental Authority to transfer the interests in Doga Enerji Uretim Sanayi ve Ticaret L.S., Doga Isi Satis Hizmetleri ve Ticaret L.S., and Doga Isletme ve Bakim Ticaret L.S.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the members of the Acquired Companies for purposes of Code § 414.

“Estimated Adjusted Base Purchase Price” shall have the meaning set forth in Section 1.2(b).

“Estimated Cash Purchase Price” shall have the meaning set forth in Section 1.2(b).

“Estimated Cash Target” shall have the meaning set forth in Section 1.2(b).

“Estimated Closing Cash” shall have the meaning set forth in Section 1.2(b).

“Estimated Closing Debt” shall have the meaning set forth in Section 1.2(b).

“Estimated Debt Target” shall have the meaning set forth in Section 1.2(b).

“Event of Loss” shall have the meaning set forth in Section 4.9.

“Excess Amount” shall have the meaning set forth in Section 1.3(c).

“Excess Loss Amount” means the lesser of (a) 10% of the Stipulated Transaction Value and (b) the amount by which (x) the total remaining costs (as determined by an Acceptable Appraiser) as of the Closing Date of repairing or restoring the facilities that suffered a Casualty or Condemnation Loss to a condition reasonably comparable to their condition prior to such Casualty or Condemnation Loss after giving effect to any Available Proceeds, exceeds (y) the amount equal to 10% of the Stipulated Transaction Value.

“Excluded Assets” shall have the meaning set forth in Section 1.5.

“Excluded Assets Contribution” shall have the meaning set forth in Section 1.8(a).

“Excluded Employee” shall have the meaning set forth in Section 9.6(a).

“Excluded Employee Benefit Plans” shall have the meaning set forth in Section 1.5.

“Excluded Employee Liabilities” means any Liabilities (i) of EME or any Debtor Subsidiary (x) under the Corporate Short-Term Incentive Plan and Edison Mission Energy 2013-2014 Long Term Incentive Plan, or any other post-petition bonus or incentive plans of the Debtor Entities or (y) for any change in control, retention or similar payments arising from the Transaction or severance obligations arising from a termination of employment prior to the Closing Date, in each case under applicable employment agreements or employee programs of the Debtor Entities, EME or any of their Affiliates, (ii) of EME or any Subsidiary to employees, former employees, retirees and retiree eligible employees (including any beneficiaries or dependents thereof) of EME and its Subsidiaries under any applicable pension, PBOP (post-retirement benefits other than pension), non-qualified, or any other benefit plans providing post-retirement benefits other than the EME 401(k) Plan and the Mirror Pension Plan (including claims arising under a theory of control group liability under Title IV of ERISA), and (iii) of EME or any Subsidiary thereof payable on termination to such Business Employees of EME and the Acquired Companies set forth on Schedule 9.6(f).

“Excluded Liabilities” shall have the meaning set forth in Section 1.7.

“Excluded Rejection Liabilities” shall have the meaning set forth in Section 1.7(d).

“Excluded Tax Liabilities” means (i) any and all Taxes owing to any Governmental Authority, in each case which are imposed on, or are attributable to the operations, assets, revenues, sales, payroll or income of, (a) except to the extent attributable to the Business for taxable periods, or portions of taxable periods, beginning after the Closing Date, EME or its Affiliates (other than the Acquired Companies) for any Taxable period, or (b) any

Acquired Company with respect to any Taxable period, or a portion of a Taxable period (including quarterly estimated Tax periods) ending on or prior to the Closing Date, but excluding those Taxes (other than those specified in the following clause (ii)) that are not due and payable until after the Closing Date if such Taxes may be paid after the Closing Date without interest or penalty, (ii) without limiting any rights of EME pursuant to Section 9.5(c) or  Section 9.5(d), (a) any Income Taxes payable by EME or any Acquired Company as a result of the Transaction or in respect of any cancellation of indebtedness income recognized in connection with the consummation of any of the transactions set forth in the Plan, and (b) any and all Taxes related to transactions undertaken pursuant to Section 1.8 or Section 4.8, or to the conversion of the Wholly Owned Companies to limited liability companies hereunder or (iii) any liability in respect of Taxes described in the preceding clauses (i) and (ii) as a result of the application of U.S. Treasury Regulation § 1.1502-6 or any comparable provision of state, local or foreign Law, as a transferee or successor.

“Expense Reimbursement” shall have the meaning set forth in Section 7.2(b).

“FERC” means the Federal Energy Regulatory Commission.

“FERC Filings” shall have the meaning set forth in Section 4.7(a).

“Final Cash Purchase Price” shall have the meaning set forth in Section 1.3(b).

“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter which has not been reversed, stayed, modified, or amended, as to which the time to appeal or seek certiorari has expired or been waived by the Debtors (as defined in the Plan) and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or the Local Bankruptcy Rules of the Bankruptcy Court, may be filed relating to such order shall not prevent such order from being a Final Order; provided, further, that the Debtors reserve the right to waive any appeal period related to the Purchase and Sale Agreement or the transactions contemplated thereby with the consent of Purchaser.

“Form S-1” shall have the meaning set forth in Section 4.10(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Approvals” shall have the meaning set forth in Section 3.1(c)(iii).

“Governmental Authority” means any U.S. or foreign, federal, state, regional or local government, governmental agency, committee of governmental agencies, department, bureau, office, commission, authority or instrumentality, or court of competent jurisdiction.

“Homer City Debtors” means Chestnut Ridge Energy Company, Edison Mission Energy Services, Inc., Edison Mission Finance Co., Edison Mission Holdings Co., EME Homer City Generation L.P., Homer City Property Holdings, Inc., and Mission Energy Westside, Inc.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IPCB” means the Illinois Pollution Control Board.

“Income Taxes” means all federal, state, local, and foreign income Taxes or other Taxes based on or measured by income, net worth or receipts including any franchise Taxes measured by or based upon income or receipts.

“Intercompany Accounts” shall have the meaning set forth in Section 9.11.

“Joliet Owner Lessors” means Nesbitt Asset Recovery Series J-1 and Joliet Trust II.

“Joliet Parties” means, collectively, MWG, the Joliet Owner Lessors, Wilmington Trust Company (as Owner Trustee), Nesbitt Asset Recovery LLC, Series J-1 (as Owner Participant), Joliet Generation II, LLC (as Owner Participant), The Bank of New York Mellon (as the successor Lease Indenture Trustee), and The Bank of New York Mellon, as the successor Pass Through Trustee.

“Knowledge of EME” means, and shall be limited to, the actual knowledge of the individuals set forth on Schedule A-3.

“Law” means any United States or foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement of any Governmental Authority, as each of the foregoing is enacted and in effect as of the date hereof.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, proceedings or claims (including counterclaims) by or before a Governmental Authority.

“Leverage Event” shall have the meaning set forth in Section 3.2(f).

“Liabilities” means, as to any Person, all indebtedness, claims of any kind or nature, including contingent or unliquidated claims, interests, commitments, responsibilities and obligations of any kind or nature whatsoever, direct or indirect, absolute or contingent, whether known or unknown, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not actually reflected, or required to be reflected, in such Person’s balance sheet or other books and records, including Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, or other security interest, claim, community or other marital property interest, equitable interest, option, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.  For the avoidance of doubt, “Lien” shall not be deemed to include any license of intellectual property.

“Losses” means actual direct, out-of-pocket losses, liabilities, damages or expenses (including reasonable legal fees).  “Losses” shall not include any consequential, punitive, special, incidental and indirect damages, and special or indirect losses, including business interruption, loss of future revenue, profits or income, diminution in value, loss of business reputation or opportunity or any damages based on a multiple, except to the extent in each case payable to third parties.

“Major Loss” shall have the meaning set forth in Section 4.9(b).

“Midwest Gen Union Employees” shall have the meaning set forth in Section 9.6(k).

“Mirror Pension Plan” shall have the meaning set forth in Section 9.6(k).

“MWG” means Midwest Generation, LLC, a Delaware limited liability company.

“MWG Intercompany Notes” means the intercompany notes, dated August 24, 2000, issued by EME in favor of MWG, as the same has been or may be amended or modified from time to time.

“MWG Permitted Debt” means any indebtedness under any certain postpetition intercompany loan made by EME, as lender, to MWG, as borrower, to satisfy any funding requirements of MWG through the Plan Effective Date.

“Non-Core Assets” means (i) American Bituminous, an approximately 80 MW waste coal facility in Grant Town, West Virginia, (ii) Big Sky, an approximately 240 MW wind powered-generating facility in Ohio, Illinois, (iii) Crawford Station, a 72-acre site at 3501 South Pulaski Road, Chicago, Illinois, (iv) Fisk Station, a 43-acre site at 1111 West Cermak Road, Chicago, Illinois (excluding the oil-fired generation facility and related property), and (v) Sampson’s Canal, a canal near the Fisk Station located at 2251 and 2401 South Loomis Street, Chicago, Illinois.

“Non-Debtor Subsidiaries” means each of those Subsidiaries of EME that is not a Debtor Subsidiary.

“Non-EME Subsidiaries” means the Subsidiaries of EIX (other than EME and its Subsidiaries).

“Non-Income Tax” means any Tax that is not an Income Tax.

“Non-Rejectable Contracts” means the Collective Bargaining Agreements, the PoJo Leases and Documents, the EME 401(k) Plan, and the Mirror Pension Plan.

“Notes” means (i) $500 million principal amount of 7.50% Senior Notes due June 15, 2013 issued by EME; (ii) $500 million principal amount of 7.75% Senior Notes due June 15, 2016 issued by EME; (iii) $1.2 billion principal amount of 7.00% Senior Notes due May 15, 2017 issued by EME; (iv) $800 million principal amount of 7.20% Senior Notes due May 15,

2019 issued by EME; and (v) $700 million principal amount of 7.625% Senior Notes due May 15, 2027 issued by EME.

“Notice of Disagreement” shall have the meaning set forth in Section 1.3(b).

“Notice Period” shall have the meaning set forth in Section 4.6(d).

“Offered Terms” shall have the meaning set forth in Section 9.6(f).

“Order” means any order, judgment, determination or decree of any court or Governmental Authority.

“Organizational Documents” shall have the meaning set forth in Section 5.2(b).

“Owner Lessor” means, collectively, the Powerton Owners Lessors and the Joliet Owner Lessors.

“Paid Vacation Liabilities” shall have the meaning set forth in Section 9.6(h).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Common Stock” means common stock of Parent, par value $0.01 per share.

“Partially-Owned Companies” shall have the meaning set forth in the Recitals.

“Partially-Owned Equity Interests” shall have the meaning set forth in the Recitals.

“Party and/or “Parties” shall have the meaning set forth in the Preamble.

“Permits” means permits, registrations, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Permitted Asset Disposal” means the sale, transfer or conveyance of any assets of EME or any Subsidiary thereof for which the proceeds received by EME are not in excess of $25,000,000 individually or $50,000,000 in the aggregate (other than sales, transfers or conveyances of Non-Core Assets, Excluded Assets, sales of assets in the ordinary course of business consistent with past practices and any assets that EME or any Subsidiary is required to sell, transfer or convey as a result of any Order of a Governmental Authority in connection with the Chevron Litigation).

“Permitted Asset Disposal Purchase Price” means the aggregate proceeds (net of Taxes and expenses payable and other Liabilities to be discharged by EME or any of the Acquired Companies) received by EME or any Subsidiary thereof from a Permitted Asset Disposal.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

“Petition Date” shall have the meaning set forth in the Recitals.

“Plan” shall have the meaning set forth in the Recitals.

“Plan Effective Date” shall have the meaning set forth in the Recitals.

“Plan Sponsor Agreement” shall have the meaning set forth in the Recitals.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, to be filed not later than ten days prior to the deadline to vote to accept or reject the Plan.

“Plan Term Sheet” shall have the meaning set forth in the Recitals.

“PoJo Lease Modifications” shall have the meaning set forth in Section 9.4(b).

“PoJo Leases and Documents” means the leases, agreements and documents listed on Exhibit E attached hereto.

“PoJo Parties” means the Powerton Parties, the Joliet Parties and each other Person that the Parties mutually agree are necessary in order to effectuate the transactions contemplated hereby with respect to the PoJo Leases and Documents.

“PoJo Restructuring Fees” has the meaning given to such term in the PoJo Term Sheet.

“PoJo Term Sheet” shall have the meaning set forth in Section 9.4(b).

“Powerton Parties” means, collectively, MWG, the Powerton Owner Lessors, Wilmington Trust Company (as Owner Trustee), Nesbitt Asset Recovery LLC, Series P-1 (as Owner Participant), Powerton Generation II, LLC (as Owner Participant), The Bank of New York Mellon (as the successor Lease Indenture Trustee), and The Bank of New York Mellon, as the successor Pass Through Trustee.

“Powerton Owner Lessors” means Nesbitt Asset Recovery Series P-1 and Powerton Trust II.

“Pre-Closing Reorganization” shall have the meaning set forth in Section 4.8.

“Proposed Cure Amounts” shall have the meaning set forth in Section 4.5(a).

“PSA Order” shall have the meaning set forth in Section 8.1(a).

“Purchased Interests” shall have the meaning set forth in the Recitals.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Employment Conditions” shall have the meaning set forth in Section 9.6(a).

“Purchaser Parties” shall have the meaning set forth in the Preamble.

“Purchaser Plans” shall have the meaning set forth in Section 9.6(f).

“Rejected Contracts” shall have the meaning set forth in Section 4.5(c).

“Rejected Contracts List” shall have the meaning set forth in Section 4.5(c).

“Rejection Liabilities” means collectively, the EME Assumed Rejection Liabilities and the Debtor Subsidiary Assumed Rejection Liabilities.

“Related Persons” means, with respect to any Person, all past, present and future directors, officers, members, managers, stockholders, employees, agents, professionals, financial advisors, restructuring advisors, attorneys, accountants, investment bankers, financing source, or representatives of (i) any such Person and (ii) of any Affiliate of such Person; provided that “Related Persons” of EME shall not include (w) EIX,  (x) any Non-EIX Subsidiary, (y) any EIX Litigation Party or (z) any Person that would otherwise (but for this proviso) be a Related Person of EME to the extent of its relationship with EIX, any Non-EME Subsidiary or any EIX Litigation Party.

“Remaining Support Obligations” shall have the meaning set forth in Section 9.9(a).

“Remedies Exceptions” means the application of bankruptcy, moratorium and other Laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles.

“Replicated Plans” shall have the meaning set forth in Section 4.4(c).

“Restoration Costs” means the aggregate costs (as determined by an Acceptable Appraiser) to restore, repair or replace property or assets subject to an Event of Loss to a condition reasonably comparable to their prior condition, less any insurance proceeds received by EME or any of the Acquired Companies in connection with such Event or Events of Loss; provided that any insurance proceeds received in connection with an Event or Events of Loss are either used to restore, repair or replace such property or assets subject to an Event or Events of Loss or made available to Purchaser.

“Retained Books and Records” means (a) all corporate seals, minute books, charter documents, corporate stock record books, original Tax and financial records and such other files, books and records to the extent they relate exclusively to any of the Excluded Assets or Excluded Liabilities or the organization, existence, capitalization or debt financing of EME, any Homer City Debtor or any Acquired Company not transferred, (b) all books, files and records if the disclosure thereof would (i) violate any legal constraints or obligations regarding the confidentiality thereof, (ii) waive any attorney client, work product or other legal privilege, (iii) disclose information about EME or any Homer City Debtor or that are unrelated to the Business or (iv) disclose information about pertaining to project evaluation, price curves or projections or other economic predictive models, or (c) all books and records prepared in connection with the evaluation of bids relating to any Acquisition Proposal.

“Review Period” shall have the meaning set forth in Section 1.3(a).

“SEC” shall mean the United State Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Selected Employees” shall have the meaning set forth in Section 9.6(a).

“Schedules” means the Schedules delivered by EME to Purchaser on the date hereof.

“Shortfall Amount” shall have the meaning set forth in Section 1.3(c).

“Solicitation Period End-Date” shall have the meaning set forth in Section 4.6(a).

“Stipulated Transaction Value” means $3,600,000,000.

“Stock Purchase Price” shall have the meaning set forth in Section 1.2(a).

“Stock Purchase Price Numerator” shall have the meaning set forth in Section 1.2(a).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; provided that when the term “Subsidiary” is used herein with respect to EME, it shall not include the Homer City Debtors.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

“Superior Proposal” means one or more bona fide written Acquisition Proposal(s) that is not executed in violation of Section 4.6 and that the board of directors of EME has concluded, in its good faith judgment, after consultation with its independent financial advisors and outside legal counsel, and taking into consideration all relevant factors including, among other things, all of the terms, conditions, financial, regulatory and other aspects of such

Acquisition Proposal(s) and this Agreement (in each case taking into account any changes to this Agreement or the transactions contemplated hereby (or any other proposals) made or proposed in writing by Purchaser prior to the time of determination), the assets and the liabilities proposed to be purchased and assumed or excluded (and any value proposed to be paid by a proponent of an Acquisition Proposal in respect of any assets proposed to be included as part of any Permitted Asset Disposal, any Non-Core Assets or any Excluded Assets), the identity and financial wherewithal of such third party(ies) making the Acquisition Proposal(s), and any applicable breakup fee and expense reimbursement provisions, (a) is or are reasonably likely to be consummated in accordance with its or their terms and (b) if consummated, is or are better for EME and its stakeholders than the transactions contemplated by this Agreement.

“Support Obligations” shall have the meaning set forth in Section 9.9(a).

“Supporting Noteholders” shall have the meaning set forth in the Recitals.

“Surviving Provisions” shall have the meaning set forth in Section 7.2(a).

“Taking” shall have the meaning set forth in Section 4.9.

“Target Assets” shall have the meaning set forth in Section 1.4.

“Target Equity Interests” shall have the meaning set forth in the Recitals.

“Target Holdings” shall have the meaning set forth in the Recitals.

“Tax” or “Taxes” means (a) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, property, customs duties, franchise, social security, unemployment, withholding, disability, sales, use, transfer, value added, alternative or add on minimum or other tax of any kind, including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing, (b) any liability for payment of amounts described in clause (a) payable by reason of Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof) or any analogous or similar provision under Law, as a result of successor or transferee liability, or being a member of an Affiliated Group for any period, or otherwise through operation of Law, and (c) any liability for payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement or any practice, policy or arrangement of indemnifying or to indemnify any other Person for taxes.

“Tax Attributes” shall have the meaning set forth in Section 1.5.

“Tax Attributes Agreement” means any agreement that may, in each Parties’ sole discretion, be entered into between EME and Purchaser whereby (a) EME agrees to deliver incremental tax attributes (including any Tax Attributes that are Excluded Assets) in addition to what would be available to Purchaser following the Asset Sale, and (b) Purchaser agrees to compensate EME for such incremental tax attributes.

“Tax Return” means any return, declaration, election, report, claim for refund, or information return or statement relating to Taxes.

“Termination Date” shall mean July 31, 2014; provided that if the Form S-1 has not been declared effective as of July 31, 2014, EME may by prior written notice to the Purchaser Parties elect to make the “Termination Date” be October 31, 2014.

“Transaction” shall have the meaning set forth in Section 1.1.

“Transfer Taxes” means all transfer, real property transfer, sales, use, goods and services, value added, recordation, documentary, stamp, duty, excise, and conveyance Taxes and other similar Taxes, duties, fees or charges, as levied by any Taxing authority in connection with the Transaction (in each case, after giving effect to the Confirmation Order), including any real property transfer Taxes imposed by any Governmental Authority, including all treble damages, penalties, interest, costs and fees (including attorney’s fees); provided, however, that for the avoidance of doubt, the term Transfer Taxes shall not include any Income Taxes.

“Transferred Employee” means (i) each Eligible Employee who accepts Purchaser’s offer employment as set forth in Section 9.6(a) and (ii) each Acquired Company Employee.

“Transferred Policies” shall have the meaning set forth in Section 9.13.

“True-Up Statement” shall have the meaning set forth in Section 1.3(a).

“UCC” shall have the meaning set forth in the Recitals.

“Union Employees” shall have the meaning set forth in Section 9.6(b).

“Viento Holdco Debt” shall have the meaning set forth in Section 9.5(c).

“Viento Shares” shall have the meaning set forth in Section 9.5(c).

“Walnut Creek Loss” means any of the following: (i) the actual loss of all or substantially all of the approximately 479 MW gas-fired generating facility at the Walnut Creek Station; (ii) the destruction of all or substantially all of the Walnut Creek Station such that there remains no substantial remnant thereof which a prudent owner, desiring to restore the Walnut Creek Station to its original condition, would utilize as the basis of such restoration; (iii) the destruction of all or substantially all of the Walnut Creek Station irretrievably beyond repair; (iv) the destruction of all or substantially all of the Walnut Creek Station such that the cost of repair would equal or exceed the cost of replacement; (v) the destruction of all or substantially all of the Walnut Creek Station such that the insured may claim a “total loss” under any insurance policy covering the Walnut Creek Station upon abandoning the Walnut Creek Station to the insurance underwriters therefor; or (vi) an Event of Loss or Taking of all or a substantial portion of the real property at the Walnut Creek Station, provided that such Event of Loss or Taking is material to the operation of the Walnut Creek Station.

“Walnut Creek Station” means Walnut Creek Energy Park in the City of Industry, California.

“Wholly-Owned Companies” shall have the meaning set forth in the Recitals.

“Wholly-Owned Equity Interests” shall have the meaning set forth in the Recitals.

EXECUTION VERSION

Exhibit B

Plan Term Sheet

EXHIBIT B TO PLAN SPONSOR AGREEMENT

PLAN TERM SHEET

OCTOBER 18, 2013

THIS TERM SHEET (THIS “TERM SHEET”) DESCRIBES CERTAIN MATERIAL TERMS OF A PROPOSED RESTRUCTURING (THE “RESTRUCTURING”) OF EDISON MISSION ENERGY (“EME”), INCLUDING THROUGH THE SALE OF CERTAIN OF ITS ASSETS, INCLUDING THE RESTRUCTURING AND/OR SALE OF ITS DEBTOR SUBSIDIARIES (COLLECTIVELY, THE “DEBTOR SUBSIDIARIES” AND, COLLECTIVELY WITH EME, THE “DEBTORS”)(1) AND THE SALE OF ITS NON-DEBTOR SUBSIDIARIES (COLLECTIVELY, THE “NON-DEBTOR SUBSIDIARIES”).  THE FOREGOING TRANSACTIONS WILL BE EFFECTUATED AS PART OF THE DEBTORS’ CHAPTER 11 CASES (THE “CHAPTER 11 CASES”) PENDING IN THE UNITED STATES BANKRUPTCY COURT FOR THE NORTHERN DISTRICT OF ILLINOIS (THE “BANKRUPTCY COURT”) AND THROUGH A PLAN OF REORGANIZATION (THE “PLAN”) UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE (THE “BANKRUPTCY CODE”) PROPOSED BY THE DEBTORS AND SUPPORTED BY (I) THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS IN THE DEBTORS’ CHAPTER 11 CASES (THE “COMMITTEE”), (II) CERTAIN HOLDERS OF EME’S SENIOR UNSECURED FIXED RATE NOTES (COLLECTIVELY, THE “NOTES”) HOLDING AT LEAST FORTY-FIVE PERCENT (45%) IN AGGREGATE OUTSTANDING PRINCIPAL AMOUNT OF SUCH NOTES THAT  HAVE EXECUTED THE PLAN SPONSOR AGREEMENT DATED AS OF THE DATE HEREOF (SUCH HOLDERS, COLLECTIVELY, THE “SUPPORTING NOTEHOLDERS”) AND (III) THE POJO PARTIES (AS DEFINED BELOW AND, TOGETHER WITH THE COMMITTEE AND THE SUPPORTING NOTEHOLDERS, THE “PLAN SUPPORTERS”), WHICH PLAN WILL BE SPONSORED BY NRG ENERGY, INC. AND CERTAIN RELATED PURCHASING ENTITIES (COLLECTIVELY, THE “PURCHASER”).  THE DEBTORS, THE NON-DEBTOR SUBSIDIARIES, PLAN SUPPORTERS, AND PURCHASER ARE EACH REFERRED TO AS A “PARTY” AND, COLLECTIVELY, THE “PARTIES.”

THE TERM SHEET IS PROVIDED IN ACCORDANCE WITH THE TERMS OF EXISTING CONFIDENTIALITY ARRANGEMENTS WITH EME AND MAY NOT BE DISTRIBUTED WITHOUT THE EXPRESS WRITTEN CONSENT OF EME.  THE TERM SHEET REPRESENTS A SETTLEMENT PROPOSAL IN FURTHERANCE OF SETTLEMENT DISCUSSIONS.  AS SUCH, THIS TERM SHEET IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

(1)         The term “Debtor Subsidiaries” does not include the Homer City Debtors (as defined herein).

23

THIS TERM SHEET DOES NOT CONSTITUTE AN OFFER OF SECURITIES OR A SOLICITATION OF THE ACCEPTANCE OR REJECTION OF A CHAPTER 11 PLAN FOR PURPOSES OF SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE.  ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

THE TERM SHEET DOES NOT INCLUDE A DESCRIPTION OF ALL OF THE TERMS, CONDITIONS, AND OTHER PROVISIONS THAT ARE TO BE CONTAINED IN THE PLAN AND RELATED DOCUMENTS, INCLUDING THE PURCHASE AGREEMENT (AS DEFINED BELOW), WHICH REMAIN SUBJECT TO DISCUSSION AND NEGOTIATION.  NOTWITHSTANDING THE FOREGOING SENTENCE, THE PARTIES AGREE AND ACKNOWLEDGE THAT THE PLAN SHALL NOT CONTAIN ANY PROVISIONS MATERIALLY INCONSISTENT WITH THIS TERM SHEET.

Overview

Purchase Agreement; Sale Proceeds

EME and the Purchaser are entering into an Asset Purchase Agreement (the “Purchase Agreement”) on the date hereof,(2) pursuant to which EME will sell, and the Purchaser will acquire, on the Plan Effective Date, in exchange for payment of the Sale Proceeds and other consideration (including, without limitation, the assumption of certain liabilities), certain assets of EME, including, without limitation, EME’s direct and indirect equity interests in the Debtor Subsidiaries and the Non-Debtor Subsidiaries, executory contracts, unexpired leases, and certain assets used in the operation of EME’s business, and such other assets as may be agreed by the Parties (such acquisition, the “Sale,” such assets and interests, collectively, the “Acquired Assets”), all as set forth in and pursuant to the terms of the Purchase Agreement.(3)

“Sale Proceeds” means the cash and stock proceeds of the Sale payable to EME by the Purchaser upon the Closing under the Purchase Agreement and Plan, which proceeds will be equal to $2,635,000,000 (comprised of $2,285,000,000 payable in cash and $350,000,000, payable in common stock of the Purchaser), subject to certain adjustments pursuant to the Purchase Agreement.

Restructured Indebtedness

Obligations to be restructured, settled or otherwise resolved under or in connection with the Plan include, without limitation:

•      approximately $3.7 billion in outstanding principal amount with respect to the 7.50% Senior Fixed Rate Notes due 2013 and 7.75% Senior Fixed Rate Notes due 2016 issued pursuant to that certain Indenture, dated as of June 6, 2006 (as amended,

(2)         Capitalized terms not otherwise defined in this Term Sheet shall have the meanings ascribed to them in the Purchase Agreement.

(3)         The description of the terms of the Purchase Agreement set forth in this Term Sheet is for illustrative purposes only and is qualified in all respects by the terms of the Purchase Agreement.

24

modified, waived, or supplemented through the date hereof), between EME and Wells Fargo Bank, N.A., as trustee (in such capacity, the “Indenture Trustee”), and the 7.00% Senior Fixed Rate Notes due 2017, 7.20% Senior Fixed Rate Notes due 2019, and 7.625% Senior Fixed Rate Notes due 2027 issued pursuant to that certain Indenture, dated as of May 7, 2007 (as amended, modified, waived, or supplemented through the date hereof), between EME and the Indenture Trustee;

•      approximately $1.367 billion in outstanding principal amount under the intercompany notes dated August 24, 2000, issued by EME in favor of Midwest Generation, LLC (“MWG”) (collectively, the “MWG Intercompany Notes”);

•      all obligations of MWG and EME under or arising out of the facility lease agreements (collectively, the “PoJo Leases”) and other related operative documents (collectively, the “Operative Documents”) associated with MWG’s leveraged leases of its Powerton and Joliet generating stations (collectively, the “Facilities”), including, without limitation, EME’s guarantees of the PoJo Leases, which shall be released and replaced with the NRG Guarantees and the NRG OP Guarantees on the Closing Date in accordance with the PoJo Term Sheet, and the Tax Indemnity Agreements, which shall be assumed by the Purchaser;

•      approximately $345 million in outstanding principal amount with respect to the 8.56% Series B Pass Through Certificates issued pursuant to that certain Pass Through Trust Agreement B, dated as of August 17, 2000, between MWG and The Bank of New York, as successor Pass Through Trustee (the “Trustee”); and

•      any claim (as defined under section 101(5) of the Bankruptcy Code) that arose before the commencement of the Chapter 11 Cases that is neither secured nor entitled to priority under the Bankruptcy Code or any court order (including, without limitation, any order of the Bankruptcy Court) or that is otherwise on account of an Assumed Liability.

Cancellation of Certain Intercompany Claims; MWG Bridge Loan

Pursuant to the Plan, all indebtedness and other liabilities owed by EME to any of the Debtor Subsidiaries or the Non-Debtor Subsidiaries, including, without limitation, any and all obligations under the MWG Intercompany Notes, or by any of the Debtor Subsidiaries or the Non-Debtor Subsidiaries to EME, including, without limitation, any and all obligations under the MWG Bridge Loan, or by any of the Debtor

25

Subsidiaries or the Non-Debtor Subsidiaries to any other of the Debtor Subsidiaries or the Non-Debtor Subsidiaries, will be discharged, cancelled or otherwise rendered unenforceable; provided, however, that notwithstanding the foregoing sentence, on the Plan Effective Date, (a) any and all claims of any of the Debtors or the Non-Debtor Subsidiaries (i) under that certain Secured Promissory Note, dated as of February 13, 2012, between Capistrano Wind Holdings, Inc. and Edison Mission Wind, Inc., and (ii) under that certain Security and Pledge Agreement, dated as of February 13, 2012, between Capistrano Wind II, LLC and Edison Mission Wind, Inc., shall be preserved and reinstated; and (b) any and all claims of any of the Debtors or the Non-Debtor Subsidiaries against any of the EIX Litigation Parties shall be preserved and shall vest in EME as reorganized pursuant to and under the Plan, which may be a reorganized corporation, trust, or other form of legal entity (“Reorganized EME”).

The “MWG Bridge Loan” means that certain postpetition intercompany loan made by EME, as lender, to MWG, as borrower, on the terms set forth in the attached “Summary of Terms and Conditions of MWG Bridge Loan” annexed hereto as Exhibit 1.  The Parties hereby agree to support (and not to oppose or object to) the MWG Bridge Loan

“EIX Litigation Claims” means all claims and causes of action made, or which could be made, on behalf of the Debtors and the Non-Debtor Subsidiaries against Edison International (together with its subsidiaries other than the Debtors and Non-Debtor Subsidiaries, “EIX”) and any of its predecessors, successors, assigns, and current and former affiliates, subsidiaries, representatives, agents, directors, managers, officers, and employees (including all entities and individuals named as defendants in the draft complaint attached to the Committee’s motion filed on July 31, 2013 seeking standing to prosecute claims) except for any of the Debtors, the Non-Debtor Subsidiaries, and any party that serves or has served as a director, officer, or manager of any Debtor or Non-Debtor Subsidiary since the petition date (collectively, the “EIX Litigation Parties”) in the Chapter 11 Cases or otherwise, unless such claims or causes of action are specifically resolved or released pursuant to the Plan.

26

Sources of Plan Funding

The sources of funding for the Plan shall include:

•      cash on hand (if any) that is not an Acquired Asset;

•      the Sale Proceeds;

•      new common stock or other interests in Reorganized EME;

•      any payments made directly by the Purchaser on account of the Assumed Liabilities; and

•      cure payments, if any, made by the Purchaser pursuant to section 365 of the Bankruptcy Code.

Reorganized EME

On the Plan Effective Date, except to the extent otherwise provided in the Plan, all instruments, certificates, and other documents evidencing debt in EME shall be cancelled, and the obligations of EME thereunder, or in any way related thereto, shall be discharged, and existing equity interests in EME equity will be adjusted, modified, cancelled, or otherwise discharged, and Reorganized EME will issue new interests pursuant to section 1145 of the Bankruptcy Code and pursuant to the Plan.  Thereafter, at the direction of the New Board, Reorganized EME shall conduct the Wind Down in accordance with the Wind Down Budget.

“Wind Down” means the process commencing on the Plan Effective Date to (a) liquidate, settle, compromise, or resolve any of the following, each of which shall vest in Reorganized EME on the Plan Effective Date unless otherwise provided by the Plan or the Purchase Agreement:  (i) all Excluded Assets; (ii) all Excluded Liabilities, to the extent that such liabilities are not compromised, settled or resolved, released, or discharged pursuant to the Plan; and (iii) all EIX Litigation Claims, any and all contracts with the EIX Litigation Parties (including, without limitation, any tax sharing agreements between EME and its affiliates other than the Debtor Subsidiaries and the Non-Debtor Subsidiaries), and any other obligations of, or associated with, the EIX Litigation Parties, including, without limitation, any receivables from EIX, shared services, tax sharing payments, and insurance policies and offsets related thereto; (b) unless liquidated, settled, compromised, or resolved pursuant to clause (a), prosecute the EIX Litigation Claims; and (c) take any other or further action as determined by the New Board to be necessary or appropriate.

The Debtors, the Committee, and the Supporting Noteholders shall mutually agree on a budget for the Wind Down (the “Wind Down Budget”).  The Wind Down Budget shall be filed with the Plan Supplement.

New Board	On the Plan Effective Date and pursuant to the Plan, Reorganized EME shall adopt new governing documents in form and substance

27

acceptable to the Committee and the Supporting Noteholders, the terms of which shall include, among other things, the compensation and the fiduciary obligations of the governing board of that Reorganized EME (the “New Board”).  The New Board shall consist of five (5) members:  three (3) members shall be appointed by the Supporting Noteholders and the Committee; the other two (2) members shall be EME’s existing independent directors.

Powerton-Joliet

The Plan shall provide that, on the Plan Effective Date, (a) MWG shall assume the PoJo Leases and related Operative Documents on the terms and conditions set forth in the term sheet annexed to the Plan Sponsor Agreement as Exhibit C (the “PoJo Term Sheet”), and (b) the Debtors shall pay the Agreed PoJo Cure Amount in full in cash as set forth in the PoJo Term Sheet.

The PoJo Parties (as defined in the PoJo Term Sheet) shall support any Plan that, as it relates to the PoJo Parties rights and interests in, among other things, the Plan, the PoJo Leases and related Operative Documents, and the MWG generating stations, is not materially inconsistent with this Term Sheet and the PoJo Term Sheet

The time granted to MWG to assume or reject the PoJo Leases (and the time during which the PoJo Parties shall forbear from exercising certain remedies as set fort in the Extension Order (as defined herein)) shall be extended on substantially similar terms and conditions as under the Term Sheet attached as Exhibit 1 to the Order Further Extending Time to Assume or Reject Powerton and Joliet Leases and Related Agreements [Docket No. 1255] (the “Extension Order”), through the earliest of (a) the Plan Effective Date, (b) 14 days after the date of termination of the Plan Sponsor Agreement, and (c) July 31, 2014.  For the avoidance of doubt, until the Plan Effective Date, the rights of the Parties and the PoJo Parties with respect to characterization of the PoJo Leases and related Operative Documents shall be preserved, whether or not consent and forbearance set forth in the foregoing proviso are granted, maintained, rescinded, terminated, or otherwise rendered ineffective, and the extension of MWG’s time to assume or reject the PoJo Leases shall not be a condition precedent to any of the Restructuring and any termination, expiration, or failure of the PoJo Parties to consent to such an extension shall not give rise to a breach or default under any definitive documentation with respect to the Restructuring.

28

Treatment of Claims and Interests

Unclassified Claims

Administrative Claims

Except to the extent that a holder of an allowed Administrative Claim agrees to a less favorable treatment or such allowed Administrative Claim is assumed by the Purchaser, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Administrative Claim, each such holder shall receive payment in full in cash on the later of the Plan Effective Date and the date such claim becomes an allowed Administrative Claim or as soon as reasonably practicable thereafter.

“Administrative Claim” means a claim against any of the Debtors for the costs and expenses of the administration of the Debtors’ estates pursuant to section 503(b) of the Bankruptcy Code.  For the avoidance of doubt, all Professional Fee Claims, PoJo Restructuring Fees, and Supporting Noteholder Fees shall constitute Administrative Claims.

Priority Tax Claims

Except to the extent that a holder of an allowed Priority Tax Claim agrees to a less favorable treatment or such allowed Priority Tax Claim is assumed by the Purchaser, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Priority Tax Claim, each such holder shall be treated in accordance with section 1129(a)(9)(C) of the Bankruptcy Code.

“Priority Tax Claim” means a claim against any of the Debtors asserting priority under section 507(a)(8) of the Bankruptcy Code.

Professional Fee Claims of Estate Professionals

To the extent that an allowed Professional Fee Claim has not already been paid or waived during the Chapter 11 Cases, each Professional shall be paid in full in cash on the Plan Effective Date.  The Plan shall provide for the establishment of a fee escrow for the payment of Professional Fee Claims, which escrow shall be funded exclusively from the Sale Proceeds (the “Professional Fee Escrow”).  The funds held in the Professional Fee Escrow shall be held in trust for the Professionals.  Funds held in the Professional Fee Escrow shall not be considered property of the Debtors’ estates and shall not be encumbered by any other party; provided that Reorganized EME shall have a reversionary interest in the excess, if any, of the amount of the Professional Fee Escrow over the aggregate allowed Professional Fee Claims to be paid from the Professional Fee Escrow.  Allowed Professional Fee Claims held by Professionals shall be paid in cash from funds held in the Professional Fee Escrow when such claims are allowed by an order of the Bankruptcy Court; provided that the Debtors’ obligations to pay allowed Professional Fee Claims shall not be limited to funds held in the Professional Fee Escrow.  The amount of the Professional Fee Escrow shall be mutually agreed be the Debtors, the Committee, and the Supporting Noteholders.

29

“Professional Fee Claim” means a claim against any of the Debtors incurred by the Debtors’ retained professionals and any professionals retained by the Committee (collectively, the “Professionals”).  For the avoidance of doubt, the Professional Fee Claims shall not include any claim on account of the PoJo Restructuring Fees or the supporting Noteholder Fees.

Professional Fees and Expenses of the Supporting Noteholders and PoJo Parties

On the Plan Effective Date, any then unpaid fees and out-of-pocket expenses of the attorneys and any then unpaid fees, transaction fees, and reasonable and documented out-of-pocket expenses of the financial advisors to the PoJo Parties (collectively, the “PoJo Restructuring Fees”) shall be paid by the Debtors in full and in cash.

On the Plan Effective Date, the Debtors shall pay all accrued and unpaid reasonable and documented fees and out-of-pocket expenses of the professional advisors to the Supporting Noteholders (Ropes & Gray LLP, Houlihan Lokey Capital, Inc., and Schiff Hardin LLP) (collectively, the “Supporting Noteholder Fees”)

For the avoidance of doubt, the PoJo Restructuring Fees and Supporting Noteholder Fees shall not constitute Professional Fee Claims.

Classified Claims and Interests

Other Priority Claims

Except to the extent that a holder of an allowed Other Priority Claim agrees to a less favorable treatment or such allowed Other Priority Claim is assumed by the Purchaser, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Other Priority Claim, each such holder shall receive payment in full in cash on the later of the Plan Effective Date and the date such claim becomes an allowed Other Priority Claim or as soon as reasonably practicable thereafter.

“Other Priority Claim” means a claim against any of the Debtors described in section 507(a) of the Bankruptcy Code other than a Priority Tax Claim, to the extent such claim has not already been paid during the Chapter 11 Cases.

Secured Claims

Except to the extent that a holder of an allowed Secured Claim agrees to a less favorable treatment or such allowed Secured Claim is assumed by the Purchaser, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Secured Claim, each such holder shall receive, on the earlier of the Plan Effective Date and the date such claim becomes an allowed Secured Claim or as soon as reasonably practicable thereafter:

•      payment in full in cash; or

•      other treatment rendering such Secured Claim unimpaired;

30

provided that such treatment is not inconsistent with the Purchase Agreement.

“Secured Claim” means a claim against any of the Debtors secured by a lien on or security interest in collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.  Any such claim asserted by EIX may only become allowed by final order of the Bankruptcy Court.

General Unsecured Claims Against EME

Except to the extent that a holder of an allowed General Unsecured Claim against EME agrees to a less favorable treatment or such allowed General Unsecured Claim is assumed by the Purchaser as part of the Sale, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each General Unsecured Claim against EME, each such holder shall receive the following distribution on the later of the Plan Effective Date and the date such claim becomes an allowed General Unsecured Claim against EME or as soon as reasonably practicable thereafter:

•      a pro rata distribution of the Net Sale Proceeds; and

•      a pro rata distribution of all new common stock or other interests in Reorganized EME issued as of the Plan Effective Date.

“General Unsecured Claim” means a claim against any of the Debtors that is not secured and is not:  (a) an Administrative Claim; (b) a Priority Tax Claim; (c) a Professional Fee Claim; (d) an Other Priority Claim; (e) a Subordinated Claim; and (f) an Intercompany Claim.

“Net Sale Proceeds” means the Sale Proceeds less cash in an amount equal to (a) allowed Secured Claims, (b) all allowed Administrative Claims; (c) all allowed Priority Tax Claims; (d) all allowed Professional Fee Claims; (e) all allowed Other Priority Claims; (f) all allowed General Unsecured Claims against Debtor Subsidiaries; and (g) any other amounts to be paid or reserved pursuant to and in accordance with the Plan and the Purchase Agreement to, among other things, fund the Wind Down.

General Unsecured Claims Against Debtor Subsidiaries

Except to the extent that a holder of an allowed General Unsecured Claim against a Debtor Subsidiary agrees to a less favorable treatment or such allowed General Unsecured Claim is assumed by the Purchaser as part of the Sale, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each General Unsecured Claim against a Debtor Subsidiary, each such holder shall receive payment in full in cash on the later of the Plan Effective Date and the date such claim becomes an allowed General Unsecured Claim against a Debtor Subsidiary or as soon as reasonably practicable

31

thereafter; provided, however, that any holder of an allowed General Unsecured Claim against any of Chestnut Ridge Energy Company, EME Homer City Generation L.P., Edison Mission Finance Co., Homer City Property Holdings, Inc., and Mission Energy Westside, Inc. (collectively, the “Homer City Debtors”) shall receive only a pro rata distribution of the proceeds of the assets of the applicable Homer City Debtors less the amount of any allowed Administrative Claims, Priority Tax Claims, and Other Priority Claims and any costs of administering such distributions or reconciling or determining any allowed claims against the applicable Homer City Debtors; and provided, further, that any holder of any General Unsecured Claim against a Debtor Subsidiary that is an Excluded Liability for which EME is also liable under any theory (including, without limitation, joint and several liability, joint liability, agency, control liability, and other similar theories) shall not receive any distribution on account of such claim against the Debtor Subsidiary, but instead shall only receive a distribution on account of such claim against EME, if and only to the extent such claim has been allowed against EME.  Any such claims against Debtor Subsidiaries shall be released and discharged pursuant to the NRG Release and Injunction, and any such claims against EME shall be subject to all potential objections, defenses, and counterclaims, and to estimation pursuant to section 502(c) of the Bankruptcy Code.

Intercompany Claims

Intercompany Claims shall be cancelled in accordance with the provisions of the section “Cancellation of Certain Intercompany Claims; MWG Bridge Loan” above.

“Intercompany Claims” means a claim against any of the Debtors held by another Debtor or a Non-Debtor Subsidiary including, solely with respect to EME, the MWG Intercompany Notes.

Intercompany Interests

As of the Plan Effective Date: (i) EME’s equity interest in its direct subsidiaries that are Acquired Companies shall be assigned to the Purchaser free and clear of any lien, claim or encumbrance of any kind; and (ii) equity interests directly owned by any other Debtor in any of the Acquired Companies shall be reinstated or, at the Purchaser’s option, be cancelled and new corresponding interests shall be issued, and no distribution shall be made on account of such cancelled interests.

EME Interests	EME Interests shall be adjusted, modified, cancelled, or otherwise discharged. “EME Interests” mean existing common stock and any other equity interests in EME.

Subordinated Claims against EME

No holders of a Subordinated Claim against EME will receive any distribution on account of such Subordinated Claim, and all such Subordinated Claims shall be discharged, cancelled, released and extinguished as of the Plan Effective Date.

32

“Subordinated Claim” means a claim against any of the Debtors that is subject to contractual, legal, and/or equitable subordination, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise.  The Debtors are not aware of any asserted Subordinated Claim and believe that no Subordinated Claim exists.

Subordinated Claims against Debtor Subsidiaries

A Subordinated Claim against a Debtor Subsidiary, if existing, may only become allowed by final order of the Bankruptcy Court.  Upon allowance, except to the extent that a holder of an allowed Subordinated Claim against a Debtor Subsidiary agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Subordinated Claim against a Debtor Subsidiary, each such holder shall, at Reorganized EME’s sole discretion, be treated as a claim against EME and in a manner consistent with the Bankruptcy Code.  The Debtors are not aware of any asserted Subordinated Claim and believe that no Subordinated Claim exists.

General Provisions

Estate Causes of Action

Except as otherwise set forth in the Plan Sponsor Agreement, the Plan, or any Plan supplement, to the extent not settled or resolved, released, transferred, or compromised during the pendency of the Chapter 11 Cases, all estate causes of action other than the EIX Litigation Claims, including, without limitation, all causes of action arising under chapter 5 of the Bankruptcy Code shall be released pursuant to the Plan.

Executory Contracts and Unexpired Leases

Unless assumed, assumed and assigned, or rejected during the Chapter 11 Cases, each executory contract and unexpired lease of the Debtors shall be either assumed or rejected in accordance with the terms of the Plan.  For the avoidance of doubt, the Purchaser shall be responsible for any cure costs and rejection damages (other than the Agreed PoJo Cure Amount) under executory contracts or unexpired leases assumed, assumed and assigned, or rejected, as applicable, by the Debtors after the date of the Plan Sponsor Agreement except for any rejection damages or cure costs on account of executory contracts or unexpired leases rejected or assumed after the date of the Plan Sponsor Agreement without the Purchaser’s consent, and any rejection damages arising as a result of the Debtors’ rejection of an executory contract or unexpired lease before the date of the Plan Sponsor Agreement (or after the date of the Plan Sponsor Agreement but without the Purchaser’s consent) shall be afforded treatment as a General Unsecured Claim against the applicable Debtor under the Plan.

33

EME Tax Attributes

In order to preserve the net operating losses, production tax credits, or other tax attributes of the Debtors and the Non-Debtor Subsidiaries, each of which such tax attributes shall vest in Reorganized EME on the Plan Effective Date, the Plan shall, among other things, permit the Debtors and Non-Debtor Subsidiaries to take any actions necessary to preserve such tax attributes, shall permanently prevent EIX (which shall not, for the avoidance of doubt, include EME, the Debtor Subsidiaries, or the Non-Debtor Subsidiaries) from taking any actions affecting such tax attributes (including, without limitation, making a loss reattribution election) and, if necessary, shall require EIX to make elections as necessary to preserve such tax attributes.

Allowance of Claims; Treatment of Disputed Claims

Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Plan Effective Date (including the order confirming the Plan), no claim shall become an allowed claim unless and until the Bankruptcy Court has entered a final order, including the confirmation order (when it becomes a final order), in the Chapter 11 Cases allowing such claim.

Disputed claims, including any claim against any of the Debtors for which a third party (including EIX) may also be liable, which claims shall be disputed for all purposes under the Plan, shall not receive any distributions unless and until the Bankruptcy Court has entered a final order, including the confirmation order (when it becomes a final order), in the Chapter 11 Cases allowing such claim.

Reserves

Reorganized EME shall withhold and maintain in reserve cash, common stock of the Purchaser, and new common stock or other interests in Reorganized EME to pay holders of disputed claims that become or may become allowed claims after the Plan Effective Date pursuant to the terms of the Plan and make other distributions and pay other obligations under the Plan (including pursuant to the Purchase Agreement) in a manner that does not render Reorganized EME an investment company, it being understood that, in order to avoid such result, Reorganized EME may from time to time dispose of the NRG stock for cash.  The initial reserve amounts for disputed claims shall be mutually agreed by the Debtors, the Committee, and the Supporting Noteholders.

For the avoidance of doubt, there shall be no reserve required for claims against the Debtors to the extent such claims constitute Assumed Liabilities.

There shall be no reserves, holdbacks, escrows, or indemnities arising from the Purchase Agreement or otherwise relating to the Sale.

Retention of Jurisdiction	The Plan will provide for the retention of jurisdiction by the Bankruptcy Court with respect to the EIX Litigation Claims, the

34

Purchase Agreement, the resolution of any disputed claim against any of the Debtors, and any other usual and customary matters.

Employee Obligations

On the Plan Effective Date or as soon thereafter as reasonably practicable, EME shall pay any compensation and benefit obligations to the insider and non-insider employees (collectively, the “Employees”) of the Debtors and the Non-Debtor Subsidiaries as of the Plan Effective Date under any present compensation, benefit, or incentive programs, including, without limitation, any programs approved pursuant to the Amended Final Order Approving the Debtors’ (A) Payment of Certain Prepetition Compensation and Reimbursable Employee Expenses, (B) Continued Employee Medical and Other Benefits, and (C) Continued Employee Compensation and Benefits Programs [Docket No. 401] entered by the Bankruptcy Court on February 5, 2013, Final Order Authorizing the Debtors to Implement Incentive Plans for Non-Insider Employees [Docket No. 626] entered by the Bankruptcy Court on March 20, 2013, and Final Order Authorizing Compensation of Insider Senior Executives Under Employee Incentive Programs [Docket No. 627] entered by the Bankruptcy Court on March 20, 2013 (collectively, the “Employee Obligations”); provided that the Employee Obligations shall not include any compensation, benefit, and incentive obligations assumed by the Purchaser (or any Debtor Subsidiary or Non-Debtor Subsidiary acquired by the Purchaser pursuant to the Purchase Agreement, as the case may be) in accordance with the Purchase Agreement.

Employee Exit/Closing Plan

There shall be established by the existing Compensation Committee of the board of directors of EME an Exit Closing Plan, which shall be irrevocably funded by EME with $7.5 million (the “Exit Plan”).  On or before the Plan Effective Date, the Compensation Committee shall set the awards under the Exit Plan, which awards shall be paid on the Plan Effective Date.  The Debtors shall seek Bankruptcy Court approval of the Exit Plan, and an order granting such approval shall be entered on or before November 8, 2013.

IBEW Local 15 Collective Bargaining Agreement

Pursuant to the Plan, MWG shall assume its collective bargaining agreement, in accordance with the terms of the extension distributed on October 13, 2013, with International Brotherhood of Electrical Workers Local No. 15 (the “CBA”).

Other Terms

The Plan shall provide, among other things, that:

•      unless otherwise expressly agreed to by the Purchaser, the directors and officers of the Debtors and Non-Debtor Subsidiaries shall be deemed, as of the Plan Effective Date, to have resigned from their respective positions and to have no further duty, obligation, or responsibility to the Debtors or the

35

Non-Debtor Subsidiaries; and

•      each Employee Benefit Plan or Employee Welfare Benefit Plan of the Debtors shall be terminated effective as of the Plan Effective Date to the extent that such plans are Excluded Liabilities.

Release, Exculpation, Injunction, and Indemnification

Release by Debtors

The Plan shall provide that, pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, for good and valuable consideration, on and after the Plan Effective Date, the Released Parties are deemed released and discharged by the Debtors and their estates from any and all claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including, without limitation, any derivative claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, their estates, or affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any claim or interest or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any claim or interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of claims and interests prior to or during the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan and disclosure statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date of the Plan, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud.  For the avoidance of doubt, the EIX Litigation Claims shall not be released pursuant to the Plan.

“Released Party” means each of the following in its capacity as such: (a) the Purchaser Parties; (b) the members of the Ad Hoc Noteholder Group, generally, and the Supporting Noteholders, in such capacity; (c) the Indenture Trustee; (d) the Committee and the members thereof; (e) the PoJo Parties; (f) with respect to the foregoing entities in clauses (a) through (e), their respective current and former affiliates, subsidiaries, officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals and, solely with respect to the Purchaser and Supporting Noteholders, their permitted assigns; and

36

(f) the Debtor Subsidiaries’ and Non-Debtor Subsidiaries’ respective current officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals; provided that no EIX Litigation Party shall constitute a Released Party.  For the avoidance of doubt, the Debtors’ and Non-Debtor Subsidiaries’ existing directors and officers as of the Plan Effective Date shall be Released Parties.

Release by Holders of Claims and Interests

The Plan shall provide that, as of the Plan Effective Date, the Releasing Parties are deemed to have released and discharged the Debtors and their estates and the Released Parties from any and all claims, interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including, without limitation, any derivative claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any claim or interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of claims and interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, any disclosure statement or supplement with respect the Plan, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud.  Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Plan Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including, without limitation, those set forth in any supplement to the Plan) executed to implement the Plan.

“Releasing Parties” means, collectively, (a) the Indenture Trustee, (b) the Supporting Noteholders, (c) the Committee and the members thereof, (d) the PoJo Parties, and (e) without limiting the foregoing clauses (a), (b), (c), and (d), each holder of a claim against or interest in the Debtors who does not opt out of the Plan’s release provisions pursuant to an election contained on the relevant ballot.

Releases Structured to Preserve Certain Claims

The Debtors shall use reasonable best efforts to structure, in coordination with the Committee and the Supporting Noteholders, any proposed waiver or release of claims against any Released Party under the Plan in a manner to preserve claims of the Debtors’ estates and

37

third parties against the EIX Litigation Parties under any applicable insurance policies.

Exculpation

The Plan shall provide that, except as otherwise provided therein, as of the Plan Effective Date, none of the Purchaser, the Committee or the members thereof, or the members of the Ad Hoc Noteholder Group, generally, and the Supporting Noteholders, in such capacity, the Indenture Trustee, the PoJo Parties, or their current or former officers, directors, members, employees, accountants, financial advisors, investment bankers, agents, restructuring advisors, and attorneys and representatives, in each case, solely in their capacities as such or the Debtors and their respective current officers, directors, members, employees, accountants, financial advisors, investment bankers, agents, restructuring advisors, and attorneys and representatives, in each case, solely in their capacities as such, shall have or incur any liability for any claim, cause of action, or other assertion of liability for any act taken or omitted to be taken in connection with, or arising out of, the Chapter 11 Cases or the negotiation, formulation, or preparation of the Plan or any contract, instrument, document, or other agreement entered into pursuant thereto, through the Plan Effective Date; provided that the foregoing shall not affect the liability of any person that otherwise would result from any such act or omission to the extent such act or omission is determined by a final order to have constituted actual fraud, willful misconduct, or gross negligence.

38

Injunction

The Plan shall provide that, except as otherwise expressly provided in the Plan, all entities who have held, hold, or may hold claims or interests that have been released pursuant to the Plan, compromised and settled pursuant to the Plan, or are exculpated pursuant to the Plan, are permanently enjoined, from and after the Plan Effective Date, from taking any of the following actions against, as applicable, the Debtors or the Released Parties:  (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such released, compromised, settled, or exculpated claim or interest; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such entities on account of or in connection with or with respect to any such released, compromised, settled, or exculpated claims or interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such entities or the property or the estates of such entities on account of or in connection with or with respect to any such released, compromised, settled, or exculpated claims or interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such entities or against the property of such entities on account of or in connection with or with respect to any such released, compromised, settled, or exculpated claims or interests unless such entity has timely filed a proof of claim with the Bankruptcy Court preserving such right of setoff, subrogation, or recoupment; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such released, compromised, settled, or exculpated claims or interests.

Purchaser Release and Injunction

In addition to any other injunction provided for in the Plan, the Plan shall also provide that all Excluded Liabilities that may otherwise be asserted against the Purchaser or any entity acquired by the Purchaser pursuant to the Plan (including any Debtor Subsidiary or Non-Debtor Subsidiary) shall be permanently released and enjoined pursuant to the Plan and that any such Excluded Liabilities shall be assertable, if at all, solely against EME.  The order confirming the Plan shall also include factual findings with respect to the releases, injunctions, and exculpations in favor of the Purchaser that are reasonably satisfactory to the Purchaser.

Indemnification of Postpetition Directors and Officers

The Purchaser shall indemnify and hold harmless each person who is or was a director, officer, or employee of the Acquired Companies (as defined in the Purchase Agreement) in the manner set forth in Section 9.7 of the Purchase Agreement.  Reorganized EME shall maintain or procure insurance coverage (including, without limitation, tail coverage) for directors, officers, or managers of EME and its subsidiaries serving since the Petition Date.

39

Plan Implementation

Conditions Precedent to the Plan Effective Date

The effective date of the Plan (the “Plan Effective Date”) shall be the date on which the substantial consummation (as that term is used in section 1101(2) of the Bankruptcy Code) of the Plan and the Closing under the Purchase Agreement occurs.  For distributions under the Plan, “Plan Effective Date” shall mean the Plan Effective Date or as soon as reasonably practical thereafter.

Conditions to the Plan Effective Date shall include the following:

•      the Bankruptcy Court shall have entered an order, in form and substance acceptable to the Debtors, the Committee, the Supporting Noteholders, and (solely with respect to any terms thereof that affect the rights of the PoJo Parties) the PoJo Parties, confirming the Plan that is not materially inconsistent with this Term Sheet, and such order shall not have been stayed or modified or vacated on appeal;

•      all closing conditions and other conditions precedent in the Purchase Agreement shall have been satisfied or waived in accordance with the terms thereof;

•      the PoJo Leases and related Operative Documents shall have been assumed in accordance with the terms and conditions in the PoJo Term Sheet and consistent with this Term Sheet, and the Agreed PoJo Cure Amount and PoJo Restructuring Fees shall have been paid in full in cash;

•      the governance documents for Reorganized EME, which shall be in form and substance acceptable to the Debtors, the Committee and the Supporting Noteholders, shall be effective and otherwise compliant with this Term Sheet;

•      the Professional Fee Escrow shall have been established and funded; and

•      the Exit Plan shall have been established and funded.

Documentation

Without limiting the Parties’ rights under other sections of this Term Sheet, the following documents shall each be in form and substance reasonably acceptable to NRG, the Committee, the Supporting Noteholders, and (solely with respect to any terms thereof that affect the rights of the PoJo Parties) the PoJo Parties:  (i) the motion seeking approval of the Plan Support Agreement; (ii) the Disclosure Statement; (iii) the Disclosure Statement Order; (iv) the motion seeking entry of the Disclosure Statement Order; (v) the Plan; (vi) the Plan Supplement; (vii) any other Ancillary Agreements not covered by the foregoing; and

40

(viii) any and all motions, notices, and pleadings related to the foregoing; and the list assembled by EME pursuant to Section 4.11(a) of the Purchase Agreement shall be reasonably acceptable to the Committee and the Supporting Noteholders (collectively, the “Plan Documents”).

[Remainder of page intentionally left blank.]

41

EXHIBIT 1

Summary of Terms and Conditions of MWG Bridge Loan

Summary of Terms and Conditions of MWG Bridge Loan

This Summary of Terms and Conditions (“Summary”) outlines certain terms and conditions of a loan facility (the “Loan Facility”) between Midwest Generation, LLC (“Borrower”) and Edison Mission Energy (“Lender”).

Recitals:

WHEREAS, on December 17, 2012, the Borrower and Lender filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Northern District of Illinois (“Court”). Subsequently on December 18, 2012, the Court authorized, the Borrower to continue operating in the ordinary course of business, which included generating electricity from the Borrower’s coal fired power generation facilities (the “Coal Facilities”).

WHEREAS, the Borrower and the Lender have entered into a binding Plan Support Agreement (the “Plan Support Agreement”) with NRG Energy, Inc. (“NRG”) and others providing for a consensual transaction, which, if completed, will result in NRG acquiring all of the assets of the Borrower, including the Coal Facilities (“Transaction”).

WHEREAS, the Borrower desires to obtain the Loan Facility to fund its operations during the period between the date of the Plan Support Agreement and the closing of the Transaction and to ensure that the Borrower has, if necessary, sufficient funds to implement a shutdown of some or all of the Coal Facilities if the Transaction is not consummated (the “Shutdown”).

Loan Facility:	Delayed-draw term loan facility.

Use of Proceeds:	For general corporate purposes including: (i) to fund operating expenses (including capital expenditures) prior to the closing of the Transaction; and (ii) to the Borrower to implement the Shutdown.

Commitment:

$60 million; provided, however, that the foregoing shall be subject to upward adjustments on a dollar-for-dollar basis to the extent of the Borrower’s forbearance payments in respect of its obligations associated with the leveraged leases of its Powerton and Joliet Coal Facilities (i.e., $3.75 million per month from January 2014 through June 2014, totaling $22.5 million in the aggregate (as so adjusted, the “Commitment”)).

Commitment Fee:	5% of the Commitment.

Interest Rate:	10% per annum

Conditions to Draw:	The Borrower may not draw funds under the Loan Facility prior to March 1, 2014 unless there is a Shutdown before such date without the consent of the Required Supporting Noteholders and the Committee. The Borrower may draw funds from the Loan Facility solely (i) in $10 million increments; (ii) upon the Borrower’s cash balance falling below $20 million; and (iii) to the extent necessary to restore the Borrower’s cash balance to $20 million.

Prepayment Obligations:

To the extent the Borrower’s cash balance exceeds $22 million, the Borrower shall repay such excess borrowed funds to the Lenders, provided that all amounts repaid may be reborrowed subject to the foregoing Conditions to Draw.

Maturity:	The earlier of (i) the effective date of a plan of reorganization with respect to Borrower; and (ii) July 31, 2014.

Security:

To secure the obligations of the Borrower under the Loan Facility, the Lender shall receive, pursuant to section 364(c)(2) of the Bankruptcy Code and through the order approving the Loan Facility (effective upon the date of such order, without the necessity of the execution by the Lender or the Borrower or the filing or recordation of mortgages, security agreements, lockbox or control agreements, financing statements, or any other instruments or otherwise by the Lender or the Borrower) valid, fully-perfected and enforceable first priority security interests in, and liens upon, all unencumbered assets of the Borrower, including (A) those certain intercompany notes, dated August 24, 2000, issued by Lender in favor of Borrower, as the same has been or may be amended or modified from time to time; (B) all accounts, instruments, chattel paper, payment intangibles and other accounts receivable or rights to payment arising from the sale of electricity and related products and services or otherwise arising under any electricity sale contract, all supporting obligations in respect thereof and all proceeds and products of any or all of the foregoing; and (C) any other unencumbered assets of the Borrower available to be pledged to Lender (collectively, the “Collateral”); provided, however, that to the extent any of the Collateral shall be subject to an existing security interest or lien, the Lender shall receive pursuant to section 364(c)(3) of the Bankruptcy Code, valid, fully-perfected and enforceable junior security interests in and liens upon all such Collateral, subject only to such prior encumbrances.

Superpriority Administrative Expense Claim:

The obligations of the Borrower under the Loan Facility shall constitute, in accordance with section 364(c)(1) of the Bankruptcy Code, a superpriority administrative claim having priority over all administrative expenses of the kind specified in sections 503(b) or 507(b) of the Bankruptcy Code (including, without limitation, any such claims under the Final Order Granting Motion to Authorize to (A) Continue Using Cash Management System; (B) Maintain Existing Bank Accounts and Business Forms; (C) Maintain Existing Investment Practices;

(D) Continue Intercompany Transactions; and (E) Grant Superpriority Administrative Expense Status to Postpetition Intercompany Payments (Docket #768), and over any and all administrative expenses or other claims arising under sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 726, 1113 or 1114 of the Bankruptcy Code.

Court Approval:	The Loan Facility shall be subject to entry of an order of the Bankruptcy Court on or before November 8.

Other Terms:

Usual and customary for third-party bank loans to debtors-in-possession, including, without limitation, relief from the automatic stay to exercise remedies upon the occurrence of an event of default, and estate professional carve-outs.

The foregoing is intended to summarize certain terms and conditions of the Loan Facility.  It is not intended to be a definitive list of all of the requirements of the Borrower in connection with the Loan Facility.

Exhibit C

PoJo Term Sheet

EXECUTION VERSION

EXHIBIT C

PoJo Term Sheet

This term sheet (“PoJo Term Sheet”) sets forth the terms and conditions upon which Midwest Generation, LLC (“MWG” or “Facility Lessee”) shall assume the Facility Leases and related Operative Documents in connection with the Restructuring described in the accompanying Plan Sponsor Agreement and the Plan Term Sheet by and among the Purchaser, the Debtors, the Committee, the Supporting Noteholders, and the PoJo Parties (defined below), dated as of October 18, 2013.  Capitalized terms not otherwise defined in this PoJo Term Sheet shall have the meaning ascribed to them in the Plan Term Sheet, or, if not defined therein, the Participation Agreements among certain of the Powerton Parties, MWG, and EME each dated as of August 17, 2000 (“Powerton Participation Agreements”) and the Participation Agreements among certain of the Joliet Parties, MWG, and EME each dated as of August 17, 2000 (“Joliet Participation Agreements,” and together with the Powerton Participation Agreements, the “Participation Agreements”).

The “PoJo Parties” shall mean the Powerton Parties and Joliet Parties:

The “Powerton Parties” shall mean:

•             Nesbitt Asset Recovery Series P-1, as Owner Lessor;

•             Powerton Trust II, as Owner Lessor;

•             U.S. Bank Trust National Associate, as Owner Trustee;

•             Wilmington Trust Company, as Owner Trustee;

•             Nesbitt Asset Recovery LLC, Series P-1, as Owner Participant;

•             Powerton Generation II, LLC, as Owner Participant;

•             Nesbitt Asset Recovery, LLC, as Equity Investor;

•             Associates Capital Investments, LLC, as Equity Investor;

•             The Bank of New York Mellon, as successor Lease Indenture Trustee; and

•             The Bank of New York Mellon, as successor Pass Through Trustee.

The “Joliet Parties” shall mean:

•             Nesbitt Asset Recovery Series J-1, as Owner Lessor;

•             Joliet Trust II, as Owner Lessor;

•             U.S. Bank Trust National Associate, as Owner Trustee;

•             Wilmington Trust Company, as Owner Trustee;

•             Nesbitt Asset Recovery LLC, Series J-1, as Owner Participant;

•             Joliet Generation II, LLC, as Owner Participant;

•             Nesbitt Asset Recovery, LLC, as Equity Investor;

•             Associates Capital Investments, LLC, as Equity Investor;

•             The Bank of New York Mellon, as successor Lease Indenture Trustee; and

•             The Bank of New York Mellon, as successor Pass Through Trustee.

The Parties agree as follows:

1.     Operative Document Amendments.  The Powerton Operative Documents and Joliet Operative Documents will be amended, modified, or terminated, as the case may be, as follows:

a.     Participation Agreements: On the Plan Effective Date:

i.      Each of the Powerton Participation Agreements and the Joliet Participation Agreements will be amended consistent with the changes set forth on Exhibit 1 attached hereto, together with such other mutually agreed changes as are necessary to implement the Plan;

ii.     Section VIII of each of the Powerton Participation Agreements and the Joliet Participation Agreements will be deleted in its entirety;

iii.    EME will assign to NRG Energy, Inc. (“NRG”) and NRG will assume from EME all of the rights and obligations of EME under each of the Powerton Participation Agreements and the Joliet Participation Agreements; and

iv.    Each of the Powerton Parties and the Joliet Parties will consent to such assignment and assumption and irrevocably release and forever discharge EME of its obligations under the Powerton Participation Agreements and the Joliet Participation Agreements.

In addition, on the Plan Effective Date, a new Section 7.3 will be added as follows to each of the Participation Agreements:

“(a) Notwithstanding anything to the contrary herein, and without causing any breach or default under the Operative Documents, Facility Lessee shall complete modifications to the Facility such that the Facility is capable of economic dispatch at full capacity or otherwise capable of participating as a capacity resource in the PJM Interconnection, L.L.C.’s (or its successor’s) market or other markets, in compliance in all material respects with all Environmental Laws (“Post-Modification Capability”).  Such modifications may include, but are not limited to, gas additions, oil additions or installation of emissions controls; provided that nothing herein shall be construed to require the Facility to be operated at baseload or in any particular dispatch profile.  Any shutdowns of the Facility related to making such modifications shall not cause a breach or default under the Operative Documents; provided that no shutdown shall relieve Facility Lessee of its obligations to make payment of Basic Lease Rent in accordance with Section 3.2. or Supplemental Rent in accordance with Section 3.3.

(b) Facility Lessee may temporarily shut down the Facility; provided that for voluntary shutdowns of one year or longer that are unrelated to making the modifications described in Section 7.3(a), (i) prior to implementing such shutdown, NRG shall replace the NRG Guarantee with one or more irrevocable letter(s) of credit in a form reasonably acceptable to the Owner Lessor in an aggregate amount not less than the Termination Value; and (ii) NRG shall cause the Facility Lessee to deliver, and the Facility Lessee shall deliver, the Facility with Post-Modification Capability upon any return thereof to the Owner Lessors.

(c) NRG shall make cash investments to MWG (either as equity or on an unsecured and subordinated debt basis (on terms reasonably acceptable to the Owner Lessor and Owner Participant)) to pay for any modifications as described in Section 7.3(a), as is necessary to permit the Facility Lessee to comply with the Facility Lease; provided, however, that NRG shall not be required to contribute any amounts in excess of $350,000,000 in respect of such investments, in the aggregate, for the Facility under the Powerton Participation Agreements and the Facility under the Joliet Participation Agreements; provided, further, that such contribution limitation shall have no impact upon, and shall not reduce, the amount of NRG’s obligations under the NRG Guarantees.”

b.     Tax Indemnity Agreements: On the Plan Effective Date:

i.      EME will assign to NRG and NRG will assume from EME all of the rights and obligations of EME under each of the Tax Indemnity Agreements; and

ii.     Each of the Powerton Parties and the Joliet Parties will consent to such assignment and assumption and irrevocably release and forever discharge EME of its obligations under each of the Tax Indemnity Agreements.

c.     EME Guarantees: On the Plan Effective Date:

i.      NRG will provide guarantees for the benefit of each of the Owner Lessors substantially in the form attached hereto as Exhibit 2;

ii.     The term “EME Guarantee” will be replaced by the term “NRG Guarantee” in the Operative Documents;

iii.    The EME Guarantees will terminate and each Owner Lessor will irrevocably release and forever discharge EME from its obligations under the EME Guarantees, and

iv.    NRG will become the “Guarantor” (as defined in Appendix A to the Participation Agreements) for all purposes under the Operative Documents.

d.     EME OP Guarantees: On the Plan Effective Date:

i.      NRG will provide guarantees for the benefit of each of the Owner Participants in a form to be agreed upon by NRG and the PoJo Parties, which shall be substantially similar to Exhibit 2 attached hereto;

ii.     The term “EME OP Guarantee” will be replaced by the term “NRG OP Guarantee” in the Operative Documents, and

iii.    The EME OP Guarantees will terminate and each Owner Participant will irrevocably release and forever discharge EME from its obligations under the EME OP Guarantees.

2.     Reimbursement Agreement.  On the Plan Effective Date, each Reimbursement Agreement will terminate and be of no further force or effect, and all references to the “Reimbursement Agreement” in the Operative Documents will be deleted.

3.     EME Notes.  On the Plan Effective Date, each of the EME Notes will terminate and be of no further force or effect, and all references to the EME Notes in the Operative Documents will be deleted.

4.     Payment of the Agreed PoJo Cure Amount.

a.     Payment, in full, in cash, of the Agreed PoJo Cure Amount on the Plan Effective Date shall be a condition precedent to the effectiveness of the Plan.

b.     The “Agreed PoJo Cure Amount” means (i) the sum of all amounts due under the Facility Leases, including, without limitation, all accrued and unpaid (x) Basic Lease Rent due and payable on any Rent Payment Date occurring prior to the Plan Effective Date (including interest on any overdue principal and overdue interest at the Overdue Rate) and (y) Supplemental Lease Rent minus (ii) the sum of all payments made in respect of Rent pursuant to any forbearance, extension, or other agreement with any of the PoJo Parties including the “Initial Payment” made under the Forbearance Agreement by and among the PoJo Parties dated December 16, 2012.  For the avoidance of doubt, the Parties agree that the Agreed PoJo Cure-Amount is reflected on, and will be calculated as set forth on, Exhibit 3.

c.     Upon the payment of the Agreed PoJo Cure Amount and the occurrence of the Plan Effective Date, the PoJo Parties shall waive, discharge, and release EME, Midwest, NRG, NRG Energy Holdings Inc. and its and their affiliates and its and their officers, directors, members, shareholders, partners, employees, attorneys, advisors, and agents from any claims, losses or liabilities arising under or related to the Operative Documents arising prior to the Plan Effective Date.

d.     The Plan and Confirmation Order shall provide that the Lessor Notes are deemed fully cured as of the Plan Effective Date.

e.     Nothing herein shall relieve MWG from its operational and maintenance obligations under the Facility Leases and related Operative Documents, as modified in accordance with this PoJo Term Sheet.

5.     Consent.  To the extent the PoJo Parties’ consent is necessary under the Operative Documents to effect the transactions contemplated by this PoJo Term Sheet, the Plan Support Agreement, the Plan Term Sheet, or the Asset Purchase Agreement, each of the PoJo Parties will consent to such transactions, subject to the terms of this PoJo Term Sheet, the Plan Support Agreement, the Plan Term Sheet, and the Asset Purchase Agreement.

6.     Assumption of Agreements.  For the avoidance of doubt, on the Plan Effective Date, and subject to payment of the Agreed PoJo Cure Amount by the Debtors and receipt thereof by the relevant PoJo Parties, MWG shall assume all Operative Documents, including, without limitation, the Facility Leases, the Operation Agreement, and the agreements executed pursuant to Section 5.2(e) of the Facility Lease.

7.     Professional Fees.  On the Plan Effective Date, any then unpaid fees and out-of-pocket expenses of the attorneys and any then unpaid fees, transaction fees, and reasonable and documented out-of-pocket expenses of the financial advisors to the PoJo Parties shall be paid by the Debtors in full and in cash pursuant to the Plan Term Sheet.

8.     Notice to PoJo Parties: All notices shall be deemed given if in writing and delivered, if sent by facsimile, courier or by registered or certified mail (return receipt requested) to the addresses and facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice) set forth in the Plan Sponsor Agreement.